Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

OPERATING RESULTS

The following tables present selected audited consolidated financial data for Tenet Healthcare Corporation and its wholly owned and majority-owned subsidiaries for the years ended December 31, 2004 through 2008.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In Millions, Except Per-Share Amounts)
Net operating revenues	$8,585	$8,083	$7,676	$7,557	$7,669
Operating expenses:
Salaries, wages and benefits	3,779	3,617	3,440	3,468	3,391
Supplies	1,511	1,401	1,357	1,339	1,263
Provision for doubtful accounts	628	555	487	544	938
Other operating expenses, net	1,928	1,852	1,761	1,663	1,655
Depreciation and amortization	371	336	314	303	293
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	16	36	312	29	1,208
Hurricane insurance recoveries, net of costs	—	(3)	(14)	7	—
Litigation and investigation costs	41	13	766	212	74

Operating income (loss)	311	276	(747)	(8)	(1,153)
Interest expense	(418)	(419)	(408)	(403)	(333)
Loss from early extinguishment of debt	—	—	—	(15)	(13)
Investment earnings	22	47	62	59	20
Net gains on sales of facilities, long-term investments and subsidiary common stock	139	—	5	4	7

Income (loss) from continuing operations, before income taxes	54	(96)	(1088)	(363)	(1,472)
Income tax (expense) benefit	25	61	258	82	(300)

Income (loss) from continuing operations, before discontinued operations and cumulative effect of changes in accounting principle	$79	$(35)	$(830)	$(281)	$(1,772)

Basic earnings (loss) per share attributable to Tenet Healthcare Corporation shareholders from continuing operations	$0.15	$(0.08)	$(1.76)	$(0.60)	$(3.81)

Diluted earnings (loss) per share attributable to Tenet Healthcare Corporation shareholders from continuing operations	$0.15	$(0.08)	$(1.76)	$(0.60)	$(3.81)

The operating results data presented above are not necessarily indicative of our future results of operations. Reasons for this include, but are not limited to: overall revenue and cost trends, particularly trends in patient accounts receivable collectability and associated provisions for doubtful accounts; the timing and magnitude of price changes; fluctuations in contractual allowances and cost report settlements and valuation allowances; managed care contract negotiations or terminations and payer consolidations; changes in Medicare regulations; Medicaid funding levels set by the states in which we operate; levels of malpractice insurance expense and settlement trends; impairment of long-lived assets and goodwill; restructuring charges; losses, costs and insurance recoveries related to natural disasters; litigation and investigation costs; acquisitions and dispositions of facilities and other assets; income tax rates and valuation allowances; the timing and amounts of stock option and restricted stock unit grants to employees and directors; and changes in occupancy levels and patient volumes. Factors that affect patient volumes and, thereby, our results of operations at our hospitals and related health care facilities include, but are not limited to: the business environment and demographics of local communities; the number of uninsured and underinsured individuals in local communities treated at our hospitals; seasonal cycles of illness; climate and weather conditions; physician recruitment, retention and attrition; advances in technology and treatments that reduce length of stay; local health care competitors; managed care contract negotiations or terminations; any unfavorable publicity about us, which impacts our relationships with physicians and patients; and the timing of elective procedures. These considerations apply to year-to-year comparisons as well.

BALANCE SHEET DATA

	December 31,
	2008	2007	2006	2005	2004
	(In Millions)
Working capital (current assets minus current liabilities)	$760	$512	$1,100	$1,216	$1,882
Total assets	8,174	8,393	8,539	9,812	10,081
Long-term debt, net of current portion	4,778	4,771	4,760	4,784	4,395
Total equity	147	88	298	1,086	1,771

CASH FLOW DATA

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In Millions)
Net cash provided by (used in) operating activities	$208	$326	$(462)	$763	$(82)
Net cash used in investing activities	(274)	(520)	(379)	(392)	(12)
Net cash provided by (used in) financing activities	1	(18)	252	348	129

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION TO MANAGEMENT’S DISCUSSION AND ANALYSIS

The purpose of this section, Management’s Discussion and Analysis of Financial Condition and Results of Operations, is to provide a narrative explanation of our financial statements that enables investors to better understand our business, to enhance our overall financial disclosures, to provide the context within which our financial information may be analyzed, and to provide information about the quality of, and potential variability of, our financial condition, results of operations and cash flows. Unless otherwise indicated, all financial and statistical information included herein relates to our continuing operations, with dollar amounts expressed in millions (except per-share, per admission, per patient day and per visit amounts). This information should be read in conjunction with the accompanying Consolidated Financial Statements. It includes the following sections:

•	Executive Overview

•	Sources of Revenue

•	Results of Operations

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Recently Issued Accounting Standards

•	Critical Accounting Estimates

EXECUTIVE OVERVIEW

We continue to focus on the execution of our operating strategies. While we have seen certain areas of improvement, we are still facing several industry challenges that continue to negatively affect our progress. We are dedicated to improving our patients’, shareholders’ and other stakeholders’ confidence in us. We believe we will accomplish that by providing quality care and generating positive volume growth and earnings at our hospitals.

KEY DEVELOPMENTS

Recent key developments include the following:

•

Definitive Agreement to Sell USC University Hospital and USC Kenneth Norris Jr. Cancer Hospital—On February 10, 2009, we announced that we had reached a definitive agreement with the University of Southern California for the sale of USC University Hospital and USC Kenneth Norris Jr. Cancer Hospital. An ongoing dispute between us and the University will be resolved upon consummation of the transaction, which is targeted for completion by March 31, 2009 and is subject to conditions and regulatory approvals that must be satisfied prior to closing. We recorded an impairment charge of approximately $40 million, pre-tax and after-tax, in discontinued operations in the three months ended December 31, 2008 related to the sale.

•

Exchange Offer—In early 2009, we made an offer to exchange up to $1.6 billion aggregate principal amount of our outstanding notes maturing in December 2011 and June 2012 for an equal aggregate principal amount of two new series of senior secured notes maturing in 2015 and 2018 in a private placement. As of the filing date of this report, the offer remained open. Any new notes ultimately issued as part of the exchange offer will be guaranteed by and secured by a pledge of the capital stock and other ownership interests of certain of our subsidiaries.

•

New Agreement with Blue Shield of California—In January 2009, we entered into a new, multi-year agreement with Blue Shield of California. Under the agreement, members of Blue Shield of California’s managed care plans will retain access to 12 of our acute care hospitals, our cancer hospital and three of our freestanding ambulatory surgery centers for their in-network health care services. In addition, nine of the acute care hospitals and our cancer hospital are in Blue Shield of California’s Medicare Advantage network.

•

Closures of Community Hospital of Los Gatos and Irvine Regional Hospital and Medical Center—On January 15, 2009, we closed Irvine Regional Hospital and Medical Center, including its emergency room, as announced in October 2008. Also in January 2009, we announced plans to close Community Hospital of Los Gatos, including its emergency room, on April 10, 2009. We had previously announced our intention to allow the leases for both hospitals to expire in February 2009 and May 2009, respectively; however, the lessor subsequently requested we return the Irvine property as a closed hospital and advised us that the Los Gatos property was not required to be operational at the expiration of our lease.

•

Formation of Conifer Health Solutions—In November 2008, we announced the formation of a wholly owned operating subsidiary, Conifer Health Solutions, Inc., offering a full range of revenue cycle management and patient communication services. The new company has more than 100 hospitals, including those operated by us, under contract.

•

Outsourcing of Materials Management and Procurement Functions—In October 2008, we announced we had signed a seven-year agreement to outsource our materials management and procurement functions to Broadlane, Inc., a former affiliate and provider of hospital supply chain services.

•

Divestiture of Tarzana Hospital—In September 2008, we completed the previously disclosed divestiture of the Tarzana campus of Encino-Tarzana Regional Medical Center in California. Our interest in a joint venture was also sold in connection with that divestiture as part of our previously disclosed settlement of a lease dispute. The net proceeds will be used for general corporate purposes.

•

Quality Awards—In September 2008, we announced that CIGNA HealthCare, a subsidiary of CIGNA Corporation, awarded 38 of our hospitals with 214 quality designations. In addition, 21 Tenet hospitals received 60 Center of Excellence designations for 2008 from CIGNA HealthCare.

•

Sale of Interest in Broadlane—In August 2008, we completed the previously disclosed sale of our entire interest in Broadlane, Inc. Our estimated sales proceeds are $159 million. Approximately ten percent of the proceeds are being held in escrow to be distributed to us over approximately six years.

•

Decision to Relocate Our Corporate Headquarters to Downtown Dallas—In August 2008, we announced that we will move our corporate headquarters from north Dallas, Texas to downtown Dallas. The move is expected to occur in the fourth quarter of 2009.

•

Settlement of Lease Disputes—In July 2008, we announced we had reached a settlement with HCP, Inc., a real estate investment trust that owned seven hospitals leased by our subsidiaries, to resolve pending litigation and arbitration proceedings relating to the lease agreements for those hospitals. As part of the settlement, we acquired the Tarzana campus of Encino-Tarzana Regional Medical Center from HCP and simultaneously sold it to a third party in September 2008. We also continued or extended our HCP leases for Frye Regional Medical Center, North Fulton Regional Hospital, NorthShore Regional Medical Center and Palm Beach Gardens Medical Center, and provided notice of non-renewal of the leases for Community Hospital of Los Gatos and Irvine Regional Hospital and Medical Center.

•

New General Counsel and Secretary—In July 2008, Gary Ruff, our vice president and assistant general counsel for hospital operations, was appointed senior vice president, general counsel and corporate secretary. Mr. Ruff replaced E. Peter Urbanowicz, our former general counsel and corporate secretary, who left the company in March 2008 to pursue other opportunities.

•

Amendment of Credit Agreement—In June 2008, we entered into an amendment to our credit agreement that allows us to grant liens on certain hospital facilities and inventory up to certain dollar limits set forth in the amendment. The amendment also provides us with additional flexibility over the remaining term of the credit agreement to pursue, at our option, various alternatives to refinance our existing unsecured senior debt, if market conditions and other considerations warrant. The alternatives include the issuance of secured debt, preferred stock and convertible debt, as well as other unsecured debt.

•

New Managed Care Agreements—In June 2008, we entered into a multi-year agreement with MultiPlan, Inc., which includes participation in both the MultiPlan and PHCS (formerly Private Healthcare Systems) networks. The agreement includes all of our hospitals, outpatient facilities and ambulatory care centers effective July 1, 2008. In July 2008, we entered into a three-year agreement with Blue Cross and Blue Shield of Florida, which includes all of that payer’s commercial and Medicare products and covers our 10 acute care hospitals in Florida. Also in July 2008, we announced we had reached a new contract with WellPoint, Inc.’s affiliated health plans in California, Missouri and Georgia, as well as its affiliated UniCare health plan in Texas. The agreement expands our existing pay-for-performance provisions and adds seven more of our hospitals to WellPoint’s affiliated health plans’ networks.

•

Sale of Three California Hospitals—In June 2008, we sold the Encino campus of Encino-Tarzana Regional Medical Center. Also in June, we completed the sale of two other acute care hospitals – Garden Grove Hospital and Medical Center and San Dimas Community Hospital – for pretax proceeds of approximately $41 million.

•	Opening of New Hospital—In May 2008, we opened our newly constructed Sierra Providence East Medical Center, a 110-bed acute care facility located in El Paso, Texas.

•

Beech Street and ppoNEXT Agreements Signed—In April 2008, we signed multi-year agreements to include all of our hospitals, outpatient and ambulatory centers, and employed physicians in the Beech Street and ppoNEXT managed care networks.

•	Sale of North Ridge Medical Center—On March 31, 2008, we completed the sale of North Ridge Medical Center in Ft. Lauderdale, Florida for pretax proceeds of approximately $21 million.

•

Union Organizing Activities—In 2008, the California Nurses Association and the Service Employees International Union commenced union organizing activities at several of our hospitals as contemplated by the terms of the “peace accords” we entered into with both unions in 2007, as described in Part I of this report under the caption “Business—Medical Staff and Employees.”

SIGNIFICANT CHALLENGES

As stated above, there are significant industry-wide challenges that have been impacting our operating performance. Below is a summary of these items.

Volumes—Although we have seen some improvements in recent quarters, we have experienced declines in patient volumes over the last several years. We believe the reasons for these declines include, but are not limited to, factors that have affected many hospital companies, including decreases in the demand for invasive cardiac procedures, increased competition and managed care contract negotiations or terminations. Given our geographic concentration, we are also affected by population trends, which have been a particular concern in Florida. In addition, we believe the industry-wide challenges associated with physician recruitment, retention and attrition have also been significant contributors to our past volume declines. Our operations depend on the efforts, abilities and experience of the physicians on the medical staffs of our hospitals, most of whom have no contractual relationship with us. It is essential to our ongoing business that we attract and retain an appropriate number of quality physicians in all specialties on our medical staffs. Although we had a net overall gain in physicians added to our medical staffs during 2007 and 2008, in some of our markets, physician recruitment and retention are still affected by a shortage of physicians in certain sought-after specialties and the difficulties that physicians experience in obtaining affordable malpractice insurance or finding insurers willing to provide such insurance. Other issues facing physicians, such as proposed decreases in Medicare payments, are forcing them to consider alternatives, including relocating their practices or retiring sooner than expected. In some of our markets, we have not been able to attract physicians to our medical staffs at a rate to offset the physicians relocating or retiring.

We continue to take steps to increase patient volumes; however, due to the concentration of our hospitals in California, Florida and Texas, we may not be able to mitigate some factors that contribute to volume declines. One of our initiatives is our Physician Relationship Program, which is centered around understanding the needs of physicians who admit patients both to our hospitals and to our competitors’ hospitals and responding to those needs with changes and improvements in our hospitals and operations. We have targeted capital spending in order to address specific needs or growth opportunities of our hospitals, which is expected to have a positive impact on their volumes. We have also sought to include all of our hospitals in the affected geographic area or nationally when negotiating new managed care contracts, which should result in additional volumes at facilities that were not previously a part of such managed care networks. In addition, we have been completing clinical service line market demand analyses and profitability assessments to determine which services are highly valued that can be emphasized and marketed to improve our operating results. This Targeted Growth Initiative has resulted in some reductions in unprofitable service lines in several locations, which have had a slightly negative impact on our volumes. However, the elimination of these unprofitable service lines will allow us to focus more resources on services that are more profitable.

Our Commitment to Quality initiative is further helping position us to competitively meet the volume challenge. We continue to work with physicians to implement the most current evidence-based techniques to improve the way we provide care. As a result of these efforts, our hospitals have improved substantially in quality metrics reported by the government and have been recognized by several managed care companies for their quality of care. We believe that quality of care improvements will continue to have the effect of increasing physician and patient satisfaction, potentially improving our volumes as a result.

Bad Debt—Like other organizations in the health care industry, we continue to provide services to a high volume of uninsured patients and more patients than in prior years with an increased burden of co-payments and deductibles as a result of changes in their health care plans. The discounting components of our Compact with Uninsured Patients (“Compact”) have reduced our provision for doubtful accounts recorded in our Consolidated Financial Statements, but they do not mitigate the net economic effects of treating uninsured or underinsured patients. We continue to experience a high level of uncollectible accounts. Our collection efforts have improved, and we continue to focus, where applicable, on placement of patients in various government programs such as Medicaid. However, unless our business mix shifts toward a greater number of insured patients or the trend of higher co-payments and deductibles reverses, we anticipate this high level of uncollectible accounts to continue.

Cost Pressures—Labor and supply expenses remain a significant cost pressure facing us as well as the industry in general. Controlling labor costs in an environment of fluctuating patient volumes and increased labor union activity will continue to be a challenge. Also, inflation and technology improvements are driving supply costs higher, and our efforts to control supply costs through product standardization, bulk purchases and improved utilization are constantly challenged.

General Economic Conditions—The current economic downturn, tightening in the credit markets, and instability in the banking and financial institution industries has not yet had a direct material impact on our volumes, but has affected our ability to collect outstanding receivables. In addition, a significant amount of our admissions comes through our emergency rooms and, therefore, is not usually materially impacted by broad economic factors. However, our levels of elective procedures and our ability to collect accounts receivable, due to the related effects of higher unemployment and reductions in commercial managed care enrollment, may be materially impacted if the current economic environment continues. We could also be negatively affected if California, Florida or other states reduce funding of Medicaid and other state healthcare programs.

RESULTS OF OPERATIONS—OVERVIEW

Our results of operations have been and continue to be influenced by industry-wide challenges, including fluctuating volumes, decreased demand for inpatient cardiac procedures and high levels of bad debt, that have negatively affected our revenue growth and operating expenses. We believe our future profitability will be achieved through volume growth, appropriate reimbursement levels and cost control across our portfolio of hospitals. Because we believe our results of operations for our most recent fiscal quarter best reflect the trends we are currently experiencing with respect to volumes, revenues and expenses, we have provided below detailed information about these metrics for the three months ended December 31, 2008 and 2007. In order to disclose trends using data comparable to the prior year, operating statistics in this section and throughout Management’s Discussion and Analysis are presented on a same-hospital basis, where noted, and exclude the results of Coastal Carolina Medical Center and Sierra Providence East Medical Center, for which we did not yet have a full calendar year of operating results at the beginning of the three months ended December 31, 2008.

	Same-Hospital Continuing Operations
	Three Months Ended December 31,
Admissions, Patient Days and Surgeries	2008	2007	Increase (Decrease)
Commercial managed care admissions	34,394	35,438	(2.9)%
Governmental managed care admissions	28,116	25,453	10.5%
Medicare admissions	39,168	40,096	(2.3)%
Medicaid admissions	15,801	16,192	(2.4)%
Uninsured admissions	5,932	6,288	(5.7)%
Charity care admissions	2,254	2,277	(1.0)%
Other admissions	3,291	3,272	0.6%
Total admissions	128,956	129,016	—%
Paying admissions (excludes charity and uninsured)	120,770	120,451	0.3%
Charity admissions and uninsured admissions	8,186	8,565	(4.4)%
Admissions through emergency department	72,844	71,286	2.2%
Commercial managed care admissions as a percentage of total admissions	26.7%	27.5%	(0.8	)%(1)
Emergency department admissions as a percentage of total admissions	56.5%	55.3%	1.2	%(1)
Uninsured admissions as a percentage of total admissions	4.6%	4.9%	(0.3	)%(1)
Charity admissions as a percentage of total admissions	1.7%	1.8%	(0.1	)%(1)
Surgeries – inpatient	38,265	38,261	—%
Surgeries – outpatient	51,345	49,388	4.0%
Total surgeries	89,610	87,649	2.2%
Patient days – total	629,551	635,576	(0.9)%
Adjusted patient days(2)	914,647	905,853	1.0%
Patient days – commercial managed care	136,838	142,077	(3.7)%
Average length of stay (days)	4.9	4.9	—	(1)
Adjusted patient admissions(2)	188,496	185,323	1.7%

(1)	The change is the difference between the amounts shown for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007.
(2)	Adjusted patient days/admissions represents actual patient days/admissions adjusted to include outpatient services by multiplying actual patient days/admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Our Florida and Central regions achieved the strongest admissions growth in the three months ended December 31, 2008, and our Central region achieved its second highest growth of the year in that period. Our California region experienced a decline in admissions in the three months ended December 31, 2008, which was its only negative growth of the year. Both our Southern States region and our Philadelphia market had admissions declines during the period. While total same-hospital admissions were flat in the three months ended December 31, 2008, paying admissions grew by 0.3%. There was also a 4.4% decline in uninsured and charity admissions. Commercial managed care admissions declined by 2.9% compared to the three months ended December 31, 2007, but improved relative to the 3.2% year-over-year decline in the three months ended September 30, 2008. A decline in obstetrics volumes accounted for 59% of our decline in commercial managed care admissions in the three months ended December 31, 2008 compared to the same period in 2007. Under our Targeted Growth Initiative, we have deemphasized the obstetrics service line in a significant number of hospitals. Surgery growth remained strong in the three months ended December 31, 2008, supported by growth in outpatient surgeries of 4.0%. Inpatient surgeries were flat relative to the three months ended December 31, 2007. Our Targeted Growth Initiative brought incremental focus to a number of the service lines that contributed to this growth in surgeries.

	Same-Hospital Continuing Operations
	Three Months Ended December 31,
Outpatient Visits	2008	2007	Increase (Decrease)
Total visits	916,106	919,414	(0.4)%
Paying visits (excludes charity and uninsured)	818,267	811,440	0.8%
Uninsured visits	91,792	102,777	(10.7)%
Uninsured visits as a percentage of total visits	10.0%	11.2%	(1.2	)%(1)
Charity care visits	6,047	5,197	16.4%
Charity care visits as a percentage of total visits	0.7%	0.6%	0.1	%(1)
Surgery visits	51,345	49,388	4.0%
Commercial managed care visits	351,746	352,751	(0.3)%
Commercial visits as a percentage of total visits	38.4%	38.4%	—	(1)

(1)	The change is the difference between the amounts shown for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007.

While total same-hospital outpatient visits declined by 0.4% in the three months ended December 31, 2008, paying outpatient visits (which excludes uninsured and charity outpatient visits) increased by 0.8% in the three months ended December 31, 2008 as compared to the same period in 2007. Competition from physician-owned enterprises offering outpatient services continues to restrain our growth in outpatient volumes. Our recent acquisitions of outpatient facilities added 2,053 outpatient visits in the three months ended December 31, 2008 and was more than offset by 3,928 lost visits resulting from recent divestitures and the joint venturing of some of our existing outpatient facilities where we took a minority interest. Excluding the impact of this resultant net loss of 1,875 outpatient visits from acquisitions and divestitures, outpatient visits in the three months ended December 31, 2008 would have declined by 1,433 visits, or 0.2%.

	Same-Hospital Continuing Operations
	Three Months Ended December 31,
Revenues	2008	2007	Increase (Decrease)
Net operating revenues	$2,153	$2,052	4.9%
Net patient revenue from commercial managed care	$866	$811	6.8%
Revenues from the uninsured	$147	$154	(4.5)%

Net operating revenues in the three months ended December 31, 2008 include $8 million from the partial reversal of a $17 million unfavorable adjustment recorded in the three months ended June 30, 2008 related to a graduate medical education reimbursement dispute at one of our California hospitals. Excluding this $8 million from net operating revenues for the three months ended December 31, 2008, net operating revenues would have increased by $93 million, or 4.5%, compared to the three months ended December 31, 2007. As the charge reversal was recorded in other revenue, our patient pricing statistics for the three months ended December 31, 2008 were unaffected. Prior-year cost report adjustments contributed $2 million to net operating revenues in the three months ended December 31, 2008. Prior-year cost report adjustments made no contribution to net operating revenues in the three months ended December 31, 2007.

	Same-Hospital Continuing Operations
	Three Months Ended December 31,
Revenues on a Per Patient Day, Per Admission and Per Visit Basis	2008	2007	Increase (Decrease)
Net inpatient revenue per admission	$11,081	$10,720	3.4%
Net inpatient revenue per patient day	$2,269	$2,176	4.3%
Net outpatient revenue per visit	$695	$649	7.1%
Net patient revenue per adjusted patient admission(1)	$10,960	$10,684	2.6%
Net patient revenue per adjusted patient day(1)	$2,259	$2,186	3.3%
Managed care: net inpatient revenue per admission	$11,829	$11,363	4.1%
Managed care: net outpatient revenue per visit	$813	$763	6.6%

(1)	Adjusted patient days/admissions represents actual patient days/admissions adjusted to include outpatient services by multiplying actual patient days/admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

Pricing improvement was evident across all key metrics, primarily reflecting the improved terms of our commercial managed care contracts. Outpatient pricing again outpaced the growth in inpatient pricing due to an improving mix of procedures performed in our outpatient facilities. Our investment and development of higher-end procedures in both the surgery and imaging areas of our outpatient business, as well as recent acquisitions, have contributed to this improving mix.

	Same-Hospital Continuing Operations
	Three Months Ended December 31,
Selected Operating Expenses	2008	2007	Increase (Decrease)
Salaries, wages and benefits	$948	$932	1.7%
Supplies	$380	$361	5.3%
Other operating expenses	$462	$467	(1.1)%
Total	$1,790	$1,760	1.7%
Rent/lease expense(1)	$34	$32	6.3%
Salaries, wages and benefits per adjusted patient day(2)	$1,036	$1,029	0.7%
Supplies per adjusted patient day(2)	$415	$399	4.0%
Other operating expenses per adjusted patient day(2)	$505	$516	(2.1)%
Total per adjusted patient day	$1,956	$1,944	0.6%

(1)	Included in other operating expenses.
(2)	Adjusted patient days represent actual patient days adjusted to include outpatient services by multiplying actual patient days by the sum of gross inpatient revenues and outpatient revenues and dividing the results by gross inpatient revenues.

On a per adjusted patient day basis, salaries, wages and benefits increased 0.7% in the three months ended December 31, 2008 as compared to the same period in 2007. This increase is primarily due to merit increases for our employees and increased health benefits costs, partially offset by a decline in full-time employee headcount, reduced contract labor expense, improved worker’s compensation loss experience and lower incentive compensation costs. Contract labor expense, which is included in salaries, wages and benefits, was $29 million in the three months ended December 31, 2008, a decrease of $7 million, or 19.4%, as compared to the same period in 2007.

Supplies expense per adjusted patient day increased by 4.0% in the three months ended December 31, 2008 as compared to the same period in 2007. The increase in supplies expense is primarily due to the increased number of surgeries as well as the use of certain new, higher cost drugs. A portion of the increase in supplies expense relates to revenue growth for increased reimbursements from certain payers.

Other operating expenses per adjusted patient day decreased by 2.1% in the three months ended December 31, 2008 as compared to the same period in 2007. Included in this decrease was a significant decline in malpractice expense. On a total hospital basis, malpractice expense declined to $18 million in the three months ended December 31, 2008 from $36 million in the same period in 2007, a decline of $18 million or 50%. This decrease is primarily attributable to improved claims experience and was partially offset by $4 million of incremental expenses related to a lower interest rate environment that increased the discounted present value of projected future liabilities. Other operating expenses were also impacted by higher physician fees (reflecting increases in emergency department on-call payments), increases in costs of contracted services, as well as repair and maintenance costs. Declining consulting costs also had a favorable impact on other operating expenses.

	Same-Hospital Continuing Operations
	Three Months Ended December 31,
Provision for Doubtful Accounts	2008	2007	Increase (Decrease)
Provision for doubtful accounts	$162	$131	23.7%
Provision for doubtful accounts as a percentage of net operating revenues	7.5%	6.4%	1.1	%(1)
Collection rate from self-pay	33%	35%	(2.0	)%(1)
Collection rate from managed care payers	98%	98%	—	(1)

(1)	The change is the difference between the amounts shown for the three months ended December 31, 2008 as compared to the three months ended December 31, 2007.

Provision for doubtful accounts increased by $31 million, or 23.7%, despite declines in uninsured admissions and outpatient visits of 5.7% and 10.7%, respectively. The increase in the provision for doubtful accounts resulted from the decline in our self-pay collection rate, which decreased to approximately 33% from 35% in the three months ended December 31, 2007, higher pricing, higher patient insurance deductibles, and a favorable adjustment to provision for doubtful accounts in 2007 that did not recur.

CASH FLOW DATA FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

Cash and cash equivalents were $507 million at December 31, 2008, a decrease of $5 million from $512 million at September 30, 2008.

Significant cash flow items in the three months ended December 31, 2008 included:

(1)	Capital expenditures of $134 million, consisting of $130 million in continuing operations and $4 million in discontinued operations;

(2)	Interest payments of $70 million;

(3)	$22 million in principal payments (excluding interest of $2 million) classified as operating cash outflows from continuing operations related to our 2006 civil settlement with the federal government;

(4)	A $39 million decline in the cash and cash equivalents balance related to our Medicare health maintenance organization insurance subsidiary operating in Louisiana, primarily due to the timing of monthly payments from the Centers for Medicare and Medicaid Services, which is classified as a discontinued operations cash outflow from operations;

(5)	Cash distributions of $34 million we received related to our investment in the Reserve Yield Plus Fund, which are classified as investing activity cash flows; and

(6)	Insurance recoveries of $14 million related to our December 2004 Redding Medical Center litigation settlement; based on the components of the recoveries, $5 million was classified as operating cash flows from continuing operations and $9 million was classified as operating cash flows from discontinued operations.

SOURCES OF REVENUE

We receive revenues for patient services from a variety of sources, primarily managed care payers and the federal Medicare program, as well as state Medicaid programs, indemnity-based health insurance companies and self-pay patients (i.e., patients who do not have health insurance and are not covered by some other form of third-party arrangement).

The table below shows the sources of net patient revenues on a same-hospital basis, expressed as percentages of net patient revenues from all sources:

	Years Ended December 31,
Net Patient Revenues from:	2008	2007	2006
Medicare	25.5%	25.9%	26.9%
Medicaid	8.4%	8.7%	9.4%
Managed care – governmental	13.3%	12.0%	11.0%
Managed care – commercial	41.4%	41.1%	40.4%
Indemnity, self-pay and other	11.4%	12.3%	12.3%

Our payer mix on a same-hospital admissions basis, expressed as a percentage of total admissions from all sources, is shown below:

	Years Ended December 31,
Admissions from:	2008	2007	2006
Medicare	30.8%	31.8%	32.9%
Medicaid	12.3%	12.4%	12.7%
Managed care – governmental	21.0%	18.8%	17.3%
Managed care – commercial	26.8%	28.0%	28.2%
Indemnity, self-pay and other	9.1%	9.0%	8.9%

The increase in managed care – governmental admissions is primarily due to a shift from traditional government programs to managed government programs.

GOVERNMENT PROGRAMS

The Medicare program, the nation’s largest health insurance program, is administered by the Centers for Medicare and Medicaid Services (“CMS”) of the U.S. Department of Health and Human Services (“HHS”). Medicare is a health insurance program primarily for individuals 65 years of age and older, certain younger people with disabilities, and people with end-stage renal disease, and is provided without regard to income or assets. Medicaid is a program that pays for medical assistance for certain individuals and families with low incomes and resources, and is jointly funded by the federal government and state governments. Medicaid is the largest source of funding for medical and health-related services for the nation’s poor and most vulnerable individuals.

These government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease payments from these government programs in the future, as well as affect the cost of providing services to our patients and the timing of payments to our facilities. We are unable to predict the effect of future government health care funding policy changes on our operations. If the rates paid by governmental payers are reduced, if the scope of services covered by governmental payers is limited, or if we or one or more of our subsidiaries’ hospitals are excluded from participation in the Medicare or Medicaid program or any other government health care program, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.

Medicare

Medicare offers its beneficiaries different ways to obtain their medical benefits. One option, the Original Medicare Plan, is a fee-for-service payment system. The other option, called Medicare Advantage, includes health maintenance organizations, preferred provider organizations, private fee-for-service Medicare special needs plans and Medicare medical savings account plans. The major components of our net patient revenues for services provided to patients enrolled in the Original Medicare Plan for the years ended December 31, 2008, 2007 and 2006 are set forth in the table below:

	Years Ended December 31,
Revenue Descriptions	2008	2007	2006
Diagnosis-related group – operating	$1,170	$1,132	$1,141
Diagnosis-related group – capital	109	111	114
Outlier	66	63	65
Outpatient	378	339	320
Disproportionate share	211	199	191
Direct Graduate and Indirect Medical Education	110	103	101
Other(1)	92	63	62
Adjustments for prior-year cost reports and related valuation allowances	4	43	31

Total Medicare net patient revenues	$2,140	$2,053	$2,025

(1)	The other revenue category includes one skilled nursing facility, inpatient psychiatric units, one inpatient rehabilitation hospital, inpatient rehabilitation units, one long-term acute care hospital, other revenue adjustments, and adjustments related to the estimates for current-year cost reports and related valuation allowances.

A general description of the types of payments we receive for services provided to patients enrolled in the Original Medicare Plan is provided below. Recent regulatory and legislative updates to the terms of these payment systems and their estimated effect on our revenues can be found under “—Regulatory and Legislative Changes.”

Acute Care Hospital Inpatient Prospective Payment System

Medicare Severity-Adjusted Diagnosis-Related Group Payments—Sections 1886(d) and 1886(g) of the Social Security Act (the “Act”) set forth a system of payments for the operating and capital costs of inpatient acute care hospital admissions based on a prospective payment system. Under the inpatient prospective payment system (“IPPS”), Medicare payments for hospital inpatient operating services are made at predetermined rates for each hospital discharge. Discharges are classified according to a system of Medicare severity-adjusted diagnosis-related groups (“MS-DRGs”), which categorize patients with similar clinical characteristics that are expected to require similar amounts of hospital resources. CMS assigns to each MS-DRG a relative weight that represents the average resources required to treat cases in that particular MS-DRG, relative to the average resources used to treat cases in all MS-DRGs.

The base payment amount for the operating component of the MS-DRG payment is comprised of an average standardized amount that is divided into a labor-related share and a nonlabor-related share. Both the labor-related share of operating base payments and the base payment amount for capital costs are adjusted for geographic variations in labor and capital costs, respectively. These base payments are multiplied by the relative weight of the MS-DRG assigned to each case. The MS-DRG operating and capital base rates, relative weights and geographic adjustment factors are updated annually, with consideration given to: the increased cost of goods and services purchased by hospitals; the relative costs associated with each MS-DRG; and changes in labor data by geographic area. Although these payments are adjusted for area labor and capital cost differentials, the adjustments do not take into consideration an individual hospital’s operating and capital costs.

Outlier Payments—Outlier payments are additional payments made to hospitals for treating Medicare patients who are costlier to treat than the average patient in the same MS-DRG. To qualify as a cost outlier, a hospital’s billed charges, adjusted to cost, must exceed the payment rate for the MS-DRG by a fixed threshold established annually by CMS. The Medicare fiscal intermediary calculates the cost of a claim by multiplying the billed charges by a cost-to-charge ratio that is typically based on the hospital’s most recent filed cost report. Generally, if the computed cost exceeds the sum of the MS-DRG payment plus the fixed threshold, the hospital receives 80% of the difference as an outlier payment.

Under the Act, CMS must project aggregate annual outlier payments to all prospective payment system (“PPS”) hospitals to be not less than 5% or more than 6% of total MS-DRG payments (“Outlier Percentage”). The Outlier Percentage is determined by dividing total outlier payments by the sum of MS-DRG and outlier payments. CMS annually adjusts the fixed threshold to bring projected outlier payments within the mandated limit. A change to the fixed threshold affects total outlier payments by changing: (1) the number of cases that qualify for outlier payments; and (2) the dollar amount hospitals receive for those cases that still qualify.

Disproportionate Share Hospital Payments—In addition to making payments for services provided directly to beneficiaries, Medicare makes additional payments to hospitals that treat a disproportionately high share of low-income patients. Disproportionate share hospital (“DSH”) payments are determined annually based on certain statistical information defined by CMS and are calculated as a percentage add-on to the MS-DRG payments. This percentage varies, depending on several factors that include the percentage of low-income patients served. During 2008, 41 of our hospitals in continuing operations qualified for DSH payments.

Direct Graduate and Indirect Medical Education—The Medicare program provides additional reimbursement to approved teaching hospitals for additional expenses incurred by such institutions. This additional reimbursement, which is subject to certain limits, including intern and resident full-time equivalent (“FTE”) limits established in 1996, is made in the form of Direct Graduate Medical Education (“GME”) and Indirect Medical Education (“IME”) payments. During 2008, 13 of our hospitals in continuing operations were affiliated with academic institutions and were eligible to receive such payments. Medicare rules permit hospitals to enter into Medicare GME Affiliation Agreements for the purpose of applying the FTE limits on an aggregate basis, and some of our hospitals have entered into such agreements.

We have been contacted by CMS in connection with GME FTE limits and related reimbursement at Doctors Medical Center in Modesto, California as a result of our 1997 transaction with a county-owned hospital in Modesto. We have annually collected approximately $2.5 million of GME reimbursement at the hospital. We replied to CMS that, based on our analysis of the transaction and the applicable CMS rules, we believe that the GME FTE limits and related reimbursement reported on the hospital’s cost reports were substantially correct. In January 2008, CMS preliminarily advised us that they disagree with our analysis. During the three months ended June 30, 2008, we submitted additional information to CMS regarding the original transaction. CMS subsequently contacted us and stated that: (1) they continue to disagree with our analysis; and (2) they instructed our fiscal intermediary to reopen settled cost reports to recover IME and GME payments made to the hospital. During the three months ended September 30, 2008, we submitted additional information for CMS’ consideration. Also during the three months ended September 30, 2008, we received notices from our fiscal intermediary of its intent to reopen certain cost reports in connection with this matter. We have since received settlement notices for the hospital’s 2001 through 2007 cost reporting periods that reflect a disallowance of all of the hospital’s IME and GME payments, and the hospital’s 2008 cost report was filed consistent with the fiscal intermediary’s disallowance on the prior-year cost reports. Additionally, the fiscal intermediary ceased making IME and GME interim payments to the hospital for current and future services. Although we are pursuing a reversal of CMS’ decision, the outcome is uncertain at this time. As a result, in the three months ended June 30, 2008, we recorded an unfavorable adjustment of $17 million ($16 million related to prior years and $1 million related to the current year), and we have not subsequently recorded any IME or GME revenue for this hospital. During the three months ended December 31, 2008, Stanislaus County confirmed its obligation with respect to a residency program funding grant agreement between Doctors Medical Center and the County; as a result, we recorded an $8 million receivable for that additional grant funding.

Hospital Outpatient Prospective Payment System

Under the outpatient prospective payment system, hospital outpatient services, except for certain services that are reimbursed on a separate fee schedule, are classified into groups called ambulatory payment classifications (“APCs”). Services in each APC are similar clinically and in terms of the resources they require, and a payment rate is established for each APC. Depending on the services provided, hospitals may be paid for more than one APC for an encounter. CMS periodically updates the APCs and annually adjusts the rates paid for each APC.

Inpatient Psychiatric Facility Prospective Payment System

The inpatient psychiatric facility prospective payment system (“IPF-PPS”) applies to psychiatric hospitals and psychiatric units located within acute care hospitals that have been designated as exempt from the hospital inpatient prospective payment system. The IPF-PPS includes several provisions to ease the transition to this system from the previous cost-based system. For example, CMS phased in the IPF-PPS for existing hospitals and units over a three-year period to avoid disrupting the delivery of inpatient psychiatric services. All of our hospitals’ psychiatric units transitioned to the IPF-PPS on or before June 1, 2008. The IPF-PPS, which is based on prospectively determined per-diem rates, includes a stop-loss provision to protect providers against significant losses during the transition period, and an outlier policy that authorizes additional payments for extraordinarily costly cases.

Inpatient Rehabilitation Prospective Payment System

Rehabilitation hospitals and rehabilitation units in acute care hospitals meeting certain criteria established by CMS are eligible to be paid as an inpatient rehabilitation facility (“IRF”) under the IRF prospective payment system (“IRF-PPS”). Payments under the IRF-PPS are made on a per-discharge basis. A patient classification system is used to assign patients in IRFs into case-mix groups. The IRF-PPS uses federal prospective payment rates across distinct case-mix groups.

Prior to July 1, 2004, a rehabilitation hospital or unit was eligible for classification as an IRF if it could show that, during its most recent 12-month cost reporting period, it served an inpatient population of which at least 75 percent of the patients required intensive rehabilitation services for the treatment of one or more of ten specific conditions. This became known as the “75 percent rule.”

On May 7, 2004, CMS released a final rule entitled “Medicare Program; Changes to the Criteria for Being Classified as an Inpatient Rehabilitation Facility” that revised the medical condition criteria rehabilitation hospitals and units must meet. This rule also replaced the “75 percent rule” compliance threshold with a three-year transition compliance threshold of 50%, 60% and 65% for years one, two and three, respectively, then a return to 75% in year four, commencing with cost reporting periods beginning on or after July 1, 2004. The three-year transition period was later delayed by one year, and then was permanently set at 60% in 2007. See “—Regulatory and Legislative Changes” below. As of December 31, 2008, our inpatient rehabilitation hospital and all of our rehabilitation units were in compliance with the required 60% compliance threshold.

Cost Reports

The final determination of certain Medicare payments to our hospitals, such as DSH, GME, IME and bad debt expense, are retrospectively determined based on our hospitals’ cost reports. The final determination of these payments often takes many years to resolve because of audits by the program representatives, providers’ rights of appeal, and the application of numerous technical reimbursement provisions.

For filed cost reports, we adjust the accrual for estimated cost report settlements based on those cost reports and subsequent activity, and record a valuation allowance against those cost reports based on historical settlement trends. The accrual for estimated cost report settlements for periods for which a cost report is yet to be filed is recorded based on estimates of what we expect to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must generally be filed within five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual and corresponding valuation allowance may need to be adjusted.

Medicaid

Medicaid programs are funded by both the federal government and state governments. These programs and the reimbursement methodologies are administered by the states and vary from state to state and from year to year.

Estimated payments under various state Medicaid programs, excluding state-funded managed care Medicaid programs, constituted approximately 8.4%, 8.7% and 9.4% of net patient revenues at our continuing general hospitals for the years ended December 31, 2008, 2007 and 2006, respectively. These payments are typically based on fixed rates determined by the individual states. We also receive DSH payments under various state Medicaid programs. For the years ended December 31, 2008, 2007 and 2006, our revenue attributable to DSH payments and other state-funded subsidy payments was approximately $153 million $162 million, and $157 million, respectively.

Medicaid patient revenues by state for the year ended December 31, 2008 are set forth in the table below:

Year Ended December 31, 2008
Florida	$167
California	133
Georgia	83
Missouri	73
Pennsylvania	56
Texas	52
South Carolina	49
Nebraska	25
North Carolina	25
Alabama	23
Tennessee	8

$694

Several states in which we operate have recently faced budgetary challenges that resulted in reduced Medicaid funding levels to hospitals and other providers. Further, although most states addressed projected 2008/2009 budgetary gaps in their final budgets, because of the recent economic downturn, many states are facing mid-year budget gaps that could result in additional reductions to Medicaid payments, coverage and eligibility or additional taxes on hospitals. Based on a recent report, at least 45 states are projecting budget shortfalls in their 2008 and/or 2009 budgets. For example:

•

In Florida, the legislature held a special session in January 2009 to address the state’s budget deficit and proposed several changes for consideration in the full legislative session that commenced February 1, 2009. If enacted as proposed, the changes would result in a 4% across-the-board reduction in Medicaid rates effective July 1, 2009. We estimate that the annual impact of these changes on our Florida hospitals’ revenues would be a reduction of approximately $5 million to $8 million in 2009.

•

On September 23, 2008, the Governor of California signed into law a budget containing more than $544 million in reductions to Medi-Cal, the state’s Medicaid program, for the fiscal year beginning July 1, 2008. Under the budget, a 10% reduction to certain Medi-Cal provider payments is in effect until March 1, 2009, when the 10% reduction will be reduced to 1%. At this time, we estimate that these payment reductions will reduce our revenues by approximately $9 million in 2009. The reductions also apply to capitation payments to Medi-Cal managed care plans; however, we cannot estimate at this time what impact the reductions will have on such payments. In addition to provider payment reductions, the budget includes payment deferrals and reductions in coverage. On December 31, 2008, a new budget plan for California was released to address budget deficits in the current year as well as the new fiscal year beginning July 1, 2009. The new plan includes a one-month payment deferral in 2009 in addition to the previous payment deferral already budgeted, elimination of some benefits and further reductions in coverage.

At this time, we cannot estimate the impact on our revenues from these proposed budget cuts. Further, we cannot predict the extent of the impact on our hospitals of future actions the states might take to address additional budgetary shortfalls. Although legislation has been introduced to provide additional federal funding to states facing budgetary shortfalls, we cannot predict what action Congress will take on the legislation and the impact, if any, of such legislation on our hospitals.

In May 2007, CMS issued a final rule, “Medicaid Program; Cost Limit for Providers Operated by Units of Government and Provisions to Ensure the Integrity of the Federal-State Financial Partnership,” that places limits and restrictions on Medicaid reimbursement to safety-net hospitals. A one-year moratorium on implementation of the final rule was included in the federal fiscal year (“FFY”) 2007 Supplemental Appropriations Act, which meant that the rule could not take effect before May 25, 2008. On May 21, 2008, CMS announced that it was voluntarily extending the moratorium for an additional 60 days; then in June 2008 the moratorium was extended through March 31, 2009 as part of the FFY 2008 Supplemental Appropriations Act. Congress is currently considering legislation that would extend the moratorium until June 30, 2009. We cannot predict what further action, if any, Congress or CMS may take to extend the moratorium or implement the final rule. However, the provisions of the rule could materially reduce the amount of Medicaid payments we receive in the future.

Also in May 2007, CMS issued a proposed rule clarifying that the agency would no longer provide federal Medicaid matching funds for GME purposes; however, the FFY 2007 Supplemental Appropriations Act contained language that placed a one-year moratorium on any such restriction. The moratorium was scheduled to expire on May 23, 2008. On May 21, 2008, CMS announced that it was voluntarily extending the moratorium for an additional 60 days; then in June 2008 the moratorium was extended through March 31, 2009 as part of the FFY 2008 Supplemental Appropriations Act. Congress is currently considering legislation that would extend the moratorium until June 30, 2009. Annual Medicaid GME payments to our hospitals are approximately $35 million. We cannot predict what further action, if any, Congress or CMS will take on this issue.

Regulatory and Legislative Changes

Recent regulatory and legislative updates to the Medicare and Medicaid payment systems are provided below.

Annual Update to the Medicare Inpatient Prospective Payment System

Under Medicare law, CMS is required annually to update certain rules governing the inpatient prospective payment system. The updates generally become effective October 1, the beginning of the federal fiscal year. On July 31, 2008, CMS issued the Final Changes to the Hospital Inpatient Prospective Payment Systems and FFY 2009 Rates (“Final Rule”). The Final Rule includes the following payment and policy changes:

•

A market basket increase of 3.6% for MS-DRG operating payments for hospitals reporting specified quality measure data (hospitals that do not report specified quality measure data will receive an increase of 1.6%);

•	A 0.9% increase in the capital federal MS-DRG rate;

•	An increase in the number of quality measures hospitals would need to report in FFY 2009 in order to qualify for the full market basket update from 30 in FFY 2009 to 42 in FFY 2010;

•

An across-the-board reduction of 0.9% as required by the Transitional Medical Assistance, Abstinence Education, and Qualifying Individuals Programs Extension Act of 2007 to offset the effect of changes in documentation and/or coding or the classification of discharges that do not reflect real changes in case mix;

•

Further implementation of a provision of the Deficit Reduction Act of 2005 preventing Medicare from giving hospitals higher payments for the additional costs of treating a patient that acquires a condition (including an infection) during a hospital stay by adding three hospital-acquired conditions; and

•	A decrease in the cost outlier threshold from $22,185 to $20,185 (which was later further reduced to $20,045 as described below).

As a result of recent legislation affecting wage index reclassifications, CMS did not have sufficient time between the passage of the legislation and the deadline for publication of the Final Rule to recalculate wage indices based on the new reclassification data. On September 29, 2008, CMS issued the Final FFY 2009 Rates Notice (“2009 Rate Notice”), which contains the final FFY 2009 wage indices and payment rates. In addition to revising the wage indices and standardized amounts, the cost outlier threshold was further reduced to $20,045.

CMS projects that the combined impact of the final payment and policy changes will yield an average 5.2% increase in payments for hospitals in large urban areas (populations over 1 million). This includes CMS’ estimate of a 1.8% increase in payments resulting from improved coding and documentation. Based on an analysis of the payment and policy changes in the Final Rule, including the impact of the 2009 Rate Notice, as applied to our hospitals, the estimated annual impact is an increase in our Medicare inpatient revenues of approximately $45 million. Because of the uncertainty of other factors that may influence our future IPPS payments by individual hospital, including admission volumes, length of stay and case mix, we cannot provide any assurances regarding this estimate.

In addition to the 0.9% across-the-board reduction described above, the Transitional Medical Assistance, Abstinence Education, and Qualifying Individuals Programs Extension Act of 2007 specifies that, to the extent the documentation and coding adjustments applied in FFY 2008 and FFY 2009 result in overpayments or underpayments relative to the actual amount of documentation and coding-related increases, CMS shall correct the overpayments and underpayments in fiscal years 2010-2012. A determination of overpayment will result in a reduction of Medicare inpatient payments in those years. We expect CMS to address the documentation and coding adjustments in the FFY 2010 proposed rule to be issued during 2009; however, we cannot predict at this time how CMS will conduct the final analysis or the outcome of the final determination, or estimate the potential impact on our revenues.

Payment and Policy Changes to the Medicare Inpatient Rehabilitation Facility Prospective Payment System

On July 31, 2008, CMS issued the Final Rule for the Medicare Inpatient Rehabilitation Facility Prospective Payment System for FFY 2009 (“IRF-PPS Final Rule”). The IRF-PPS Final Rule includes the following payment and policy changes:

•	An increase in the outlier threshold for high cost outlier cases from $7,362 to $10,250; and

•	An update to the case-mix group relative weights and average length of stay values using FFY 2006 data.

CMS is also implementing the following statutorily mandated provisions of the Medicare, Medicaid and SCHIP Extension Act of 2007:

•	A compliance threshold held at 60% for cost reporting periods beginning on or after July 1, 2006;

•	A continuation of counting comorbidities when determining an IRF’s compliance with the threshold; and

•	An update to the IRF PPS payment rate equal to 0% effective for discharges beginning on and after April 1, 2008 through FFY 2009.

At December 31, 2008, we operated one inpatient rehabilitation hospital, and 12 of our general hospitals in continuing operations operated inpatient rehabilitation units. CMS projects that the payment and policy changes will result in an estimated total decrease in aggregate IRF payments of $40 million or 0.7% of total IRF-PPS payments for FFY 2009. This decrease is due to the update to the outlier threshold amount to reduce estimated outlier payments from 3.7% for FFY 2008 to 3.0% for FFY 2009. We do not believe that the statutorily mandated or IRF-PPS Final Rule changes will have a material impact on our net operating revenues. Because of the uncertainty of the factors that may influence our future IRF payments, including admission volumes, length of stay and case mix, and the impact of compliance with the IRF admission criteria, we cannot provide any assurances regarding our estimate of the impact of these changes.

Payment Changes to the Medicare Inpatient Psychiatric Facility Prospective Payment System

On May 1, 2008, CMS issued a Notice of the Medicare Inpatient Psychiatric Facility (“IPF”) Prospective Payment System Update for the rate year beginning July 1, 2008 (“IPF-PPS Notice”). The IPF-PPS Notice includes the following payment changes:

•	An update to the IPF payment equal to the market basket of 3.2%; and

•	A decrease in the fixed dollar loss threshold amount for outlier payments from $6,488 to $6,113.

At December 31, 2008, 14 of our general hospitals in continuing operations operated inpatient psychiatric units. CMS projects that the combined impact of the payment changes will yield an average 2.5% increase in payments for all IPFs (including psychiatric units in acute care hospitals), and an average 0.4% increase in payments for psychiatric units of acute care hospitals located in urban areas. Using the urban unit impact percentage as applied to our Medicare IPF payments for the 12 months ended June 30, 2008, we do not believe the payment changes will have a material impact on our net operating revenues. Because of the uncertainty of the factors that may influence our future IPF payments, including admission volumes, length of stay and case mix, we cannot provide any assurances regarding our estimate of the impact of these changes.

Payment and Policy Changes to the Medicare Hospital Outpatient Prospective Payment System

On October 30, 2008, CMS issued the Final Changes to the Hospital Outpatient Prospective Payment System and Calendar Year 2009 Payment Rates (“OPPS Final Rule”). The OPPS Final Rule includes the following payment and policy changes:

•	A 3.6% inflation update in Medicare payment rates for hospital outpatient services paid under the outpatient prospective payment system (“OPPS”);

•

For purposes of the calendar year (“CY”) 2010 update, an increase in the number of measures that hospitals are required to report to receive the full CY 2010 market basket update from four measures in CY 2008 to 11 measures in CY 2009; and

•

Making a single payment for multiple services of a particular type (such as multiple ultrasound procedures) performed in a single hospital session (in addition to ultrasound, CMS will apply this policy to computed tomography and magnetic resonance imaging services).

CMS projects that the combined impact of the payment and policy changes in the OPPS Final Rule will yield an average 3.9% increase in payments for all hospitals and an average 4.1% increase in payments for hospitals in large urban areas (populations over 1 million). According to the CMS hospital-specific OPPS Final Rule impact file, the 2009 increase in our Medicare outpatient revenues is expected to be approximately $12 million. Because of the uncertainty regarding other factors that may influence our future OPPS payments, including volumes and case mix, we cannot provide any assurances regarding this estimate.

Payments for Emergency Health Services Provided to Undocumented Aliens

Section 1011 of the Medicare Modernization Act of 2003 provides $250 million each year for FFYs 2005-2008 to eligible providers for emergency services furnished to undocumented and other specified aliens. The statutory authorization for the funding of that program expired on September 30, 2008, although CMS indicated that payments to providers would continue after that date until all allocated funds are exhausted. The fiscal intermediary assigned to process the Section 1011 claims recently announced that CMS has approved payment for medical services delivered on or before March 31, 2009. Congress considered legislation to provide additional funding for the program in 2009, but ultimately took no action. We cannot predict whether Congress will provide new funding in 2009 or when currently allocated funds will be exhausted. Our hospitals received approximately $5 million in Section 1011 payments in calendar year 2008.

TRICARE Hospital Outpatient Prospective Payment System

TRICARE is the managed care component of the U.S. Department of Defense (“DOD”) Military Health System. It provides benefits to active duty members of the United States armed services, including some National Guard and Reserve members, and military retirees, as well as their dependents. TRICARE brings together the health care resources of the uniformed services and supplements them with networks of civilian health care professionals, institutions, pharmacies and suppliers.

In Section 707 of the National Defense Authorization Act for Fiscal Year 2002, Congress mandated that TRICARE payment methods and amounts for institutional care should be determined, to the extent practicable, in accordance with the same reimbursement rules used by Medicare. Medicare outpatient reimbursement amounts are generally lower than current TRICARE rates. On December 8, 2008, the DOD issued a final rule, with an effective date of January 1, 2009, to implement a prospective payment system for hospital outpatient services under TRICARE that is modeled after the Medicare outpatient prospective payment system. In that final rule, the DOD estimates that the TRICARE outpatient payment and policy changes will result in a reduction of approximately 25% from current payment levels for urban hospitals. We estimate that implementation of the new outpatient payment system could reduce annual TRICARE payments to our hospitals by approximately $10 million. On February 5, 2009, the DOD released a rule that delays the effective date of the new TRICARE outpatient payment system until May 1, 2009 and invited additional public comment on the final rule. Because of uncertainty regarding the final rule and other factors that may influence our future TRICARE outpatient payments, including volumes and case mix, we cannot provide any assurances regarding this estimate.

Long-Term Care Hospitals

On May 2, 2008, CMS issued a final rule for long-term care hospital that provides for a 2.7% increase in the payment rate and increases the fixed outlier threshold from $20,738 to $22,960. CMS estimates that the changes adopted in the final rule will increase total payments to long-term care hospitals by approximately 2.5%. We operate one long-term care hospital.

CMS’ Medicare Value-Based Purchasing Program Report

Congress, through Section 5001(b) of the Deficit Reduction Act of 2005, authorized the Secretary of HHS to develop a plan to implement value-based purchasing (“VBP”) commencing in FFY 2009 for Medicare hospital services paid under the IPPS. By statute, the plan must include consideration of: (1) the development and selection of measures of quality and efficiency in inpatient settings; (2) reporting, collection and validation of quality data; (3) the structure, size and source of value-based payment adjustments; and (4) disclosure of information on hospital performance.

On November 21, 2007, CMS issued a report to Congress with its plan to implement a VBP program. In the report, CMS proposes to transform Medicare from a passive payer of claims to an active purchaser of care. The options in the report build on the foundation of the current program of reporting hospital quality data for the annual payment update, which ties a portion of the IPPS annual payment update to a hospital meeting certain requirements, including reporting on a defined set of inpatient quality measures. Under CMS’ proposal, its VBP program would phase out those requirements and would make a portion of a hospital’s payments contingent on actual performance on specified measures, rather than simply on the hospital’s reporting data for these measures. Under VBP, payments to high-performing hospitals would be larger than those to lower performing hospitals because the IPPS would be used to provide financial incentives to drive improvements in clinical quality, patient-centeredness and efficiency. Public reporting of performance on Medicare’s Hospital Compare website, a key component of the current reporting program, would remain an essential component of VBP. On September 25, 2008, the Quality First Act was introduced in the U.S. House of Representatives that would have established a program of performance-based payment for Medicare inpatient services starting in FFY 2011; however, the 110th Congress adjourned without taking action on the bill.

We cannot predict what action the new Congress or CMS under the new Administration may take with respect to the development or implementation of a VBP program, nor can we predict at this time what impact, if any, a VBP program might have on our results of operations or cash flows.

Medicare Recovery Audit Contractor (“RAC”) Initiative

Section 306 of the Medicare Prescription Drug Improvement and Modernization Act of 2003 directed the Secretary of HHS to demonstrate the use of RACs under CMS’ Medicare Integrity Program in identifying underpayments and overpayments under the Medicare program, and recouping those overpayments. RACs are third-party organizations under contract with CMS, and the law provides that compensation paid to each RAC be based on a percentage of overpayment recoveries identified by the RAC. The RAC demonstration was slated to end in March 2008; however, Section 302 of the Tax Relief and Health Care Act of 2006 made the RAC program permanent and instructed CMS to use RACs to identify Medicare underpayments and overpayments nationwide by 2010. In November 2007, CMS released the revised RAC Statement of Work (“SOW”). The SOW included several improvements, including placing certain restrictions on the claims subject to review by the RACs, and it delayed implementation of the RAC program in some states. Several of our hospitals included in the RAC demonstration received notices of overpayments resulting from RAC reviews. The overpayment determinations are subject to reconsideration and appeal through various forums, and we will pursue the reversal of the determinations where appropriate; however, we cannot predict the outcome of the appeals. In addition to overpayments identified by the RACs that are not reversed, we will incur additional costs to respond to requests for records and pursue the reversal of payment denials. On October 6, 2008, CMS announced the names of the new national RACs and according to CMS’ timetable, the new RACs were to begin reviews in December 2008. However, two unsuccessful bidders protested the awarding of the permanent contracts, and all RAC activity was stopped pending a determination by the Government Accountability Office (“GAO”). In February 2009, the two unsuccessful bidders withdrew their protests, and CMS announced that it is taking steps to resume its rollout of the permanent RAC program beginning March 2009. We cannot predict the impact of future RAC reviews on our results of operations or cash flows.

MedPAC Recommendations

The Medicare Payment Advisory Commission (“MedPAC”) is an independent Congressional agency established by the Balanced Budget Act of 1997 to advise Congress on issues affecting the Medicare program. The Commission’s statutory mandate is quite broad; in addition to advising Congress on payments to private health plans participating in Medicare and providers in Medicare’s traditional fee-for-service program, MedPAC is also tasked with analyzing access to care, quality of care and other issues affecting Medicare.

On January 8, 2009, MedPAC voted on final recommendations for their March 2009 Report to Congress. Their final recommendations affecting hospital payments include the following:

•

Congress should increase payment rates for the acute inpatient and outpatient prospective payment systems for 2010 by the projected rate of increase in the hospital market basket index concurrent with the implementation of a quality program; and

•

Congress should reduce the IME adjustment in 2010 by 1% to 4.5% per 10% increment in the resident-to-bed ratio, and the funds obtained by reducing the IME adjustment should be used to fund a quality incentive payment program.

We cannot predict what actions, if any, Congress or CMS may take with respect to MedPAC’s recommendations or what impact those actions may have on our operations. Any actions could have a material adverse impact on our results of operations or cash flows.

Regulations Addressing Serious Medical Events

In an effort to encourage hospitals to improve quality of care, the Medicare program and certain state Medicaid programs have taken steps to reduce or withhold payments to hospitals for treatment given to patients whose conditions were caused by serious medical error. Under rules that went into effect on October 1, 2008, Medicare will no longer pay hospitals for the higher costs of care resulting from eight complications, including falls, objects left inside patients during surgery, pressure ulcers and three types of hospital-acquired infections. Certain states have established policies or proposed legislation to prohibit hospitals from charging or receiving payment from their Medicaid programs for highly preventable adverse medical events (sometimes called “serious reportable events” or “never events”), which were developed by the National Quality Forum, a non-profit organization that seeks to improve the quality of American healthcare. Also, some states impose fines and penalties on hospitals when these events occur. Serious reportable events include wrong-site surgery, serious medication mistakes and discharging a baby to the wrong mother, among others. Hospitals in some states, including California, are required to report certain adverse events to a state agency charged with publicizing the events, as well as the results of any ensuing investigation conducted by the agency. We believe that our Commitment to Quality initiative, which utilizes the most current evidence-based techniques to improve the way we provide care, reduces our exposure to serious reportable events, but we are unable to predict the future impact of this development on our business, financial condition, results of operations or cash flows.

Medicare, Medicaid and State Children’s Health Insurance Program (“SCHIP”) Extension Act of 2007

The State Children’s Health Insurance Program provides health insurance to poor children. SCHIP is jointly financed, under the provisions of the Social Security Act, by federal and state governments and administered by the states. Within broad federal guidelines, each state determines the design of its program, eligibility groups, benefit packages, payment levels for coverage, and administrative and operating procedures. SCHIP provided a capped amount of funds to states on a matching basis through September 30, 2007, when it expired. The Medicare, Medicaid and SCHIP Extension Act of 2007, which was signed into law on December 29, 2007, extended funding through March 31, 2009. On February 4, 2009, the President signed the State Children’s Health Insurance Program bill, which extends the SCHIP program by 4.5 years and expands the program to an additional 4.5 million children.

The American Recovery and Reinvestment Act of 2009

On February 17, 2009, the President signed the American Recovery and Reinvestment Act of 2009 into law. The $787 billion economic stimulus plan includes the following measures affecting medical providers:

•	$21 billion in health insurance assistance, which includes premium subsidies for COBRA continuation coverage for unemployed workers;

•	A freeze until September 30, 2009 of the final rule phasing out Medicare IME capital payments;

•

$90 billion in state fiscal relief, which includes $86.7 billion for a temporary (27-month) increase in the Federal Medical Assistance Percentage (the rate at which the federal government matches states’ Medicaid expenditures), and a 2.5% increase in the states’ fiscal year 2009 and 2010 DSH payments that would revert to 100% of the payments under current law; and

•

$31 billion in new spending on health information technology, most of which is for incentive payments to physicians and hospitals, which the Congressional Budget Office assumes will generate $12 billion in savings over time, and $2 billion for health information technology grants.

We cannot predict how or when these measures will be implemented. We also cannot predict what impact any of the measures might have on our results of operations or cash flows.

PRIVATE INSURANCE

Managed Care

We currently have thousands of managed care contracts with various health maintenance organizations (“HMOs”) and preferred provider organizations (“PPOs”). HMOs generally maintain a full-service health care delivery network comprised of physician, hospital, pharmacy and ancillary service providers that HMO members must access through an assigned “primary care” physician. The member’s care is then managed by his or her primary care physician and other network providers in accordance with the HMO’s quality assurance and utilization review guidelines so that appropriate health care can be efficiently delivered in the most cost-effective manner. HMOs typically provide no benefit or reimbursement to their members who use non-contracted health care providers for non-emergency care.

PPOs generally offer limited benefits to members who use non-contracted health care providers. PPO members who use contracted health care providers receive a preferred benefit, typically in the form of lower co-payments, co-insurance or deductibles. As employers and employees have demanded more choice, managed care plans have developed hybrid products that combine elements of both HMO and PPO plans.

The amount of our managed care net patient revenues during the years ended December 31, 2008, 2007 and 2006 was $4.5 billion, $4.1 billion and $3.8 billion, respectively. Approximately 62% of our managed care net patient revenues for the year ended December 31, 2008 was derived from our top ten managed care payers. National payers generate approximately 45% of our total net managed care revenues. The remainder comes from regional or local payers. At December 31, 2008 and 2007, approximately 55% and 53%, respectively, of our net accounts receivable related to continuing operations were due from managed care payers.

We expect managed care governmental admissions to continue to increase as a percentage of total managed care admissions over the near term. However, the managed Medicare and Medicaid insurance plans typically generate lower yields than commercial managed care plans, which have been experiencing an improved pricing trend. Although we have had fourteen consecutive quarters of improved year-over-year managed care pricing, we expect some moderation in the pricing percentage increases in the future.

Through the year ended December 31, 2008, our commercial managed care net inpatient revenue per admission from our acute care hospitals was approximately 50% higher than our aggregate yield on a per admission basis from government payers, including managed Medicare and Medicaid insurance plans.

Indemnity

An indemnity-based agreement generally requires the insurer to reimburse an insured patient for health care expenses after those expenses have been incurred by the patient, subject to an increasing number of policy conditions and exclusions. Unlike an HMO member, a patient with indemnity insurance is free to control his or her utilization of health care and selection of health care providers.

SELF-PAY PATIENTS

Self-pay patients are patients who do not qualify for government programs payments, such as Medicare and Medicaid, and who do not have some form of private insurance and, therefore, are responsible for their own medical bills. A significant portion of our self-pay patients is being admitted through our hospitals’ emergency departments and often requires high-acuity treatment. High-acuity treatment is more costly to provide and, therefore, results in higher billings, which are the least collectible of all accounts. We believe our level of self-pay patients has been higher in the last several years than previous periods due to a combination of broad economic factors, including reductions in state Medicaid budgets, increasing numbers of individuals and employers who choose not to purchase insurance, and an increased burden of co-payments and deductibles to be made by patients instead of insurers.

Self-pay accounts pose significant collectability problems. At December 31, 2008 and 2007, approximately 8% and 9%, respectively, of our net accounts receivable related to continuing operations were due from self-pay patients. Further, a significant portion of our provision for doubtful accounts relates to self-pay patients. We have performed systematic analyses to focus our attention on drivers of bad debt for each hospital. While emergency department use is the primary contributor to our provision for doubtful accounts in the aggregate, this is not the case at all hospitals. As a result, we are increasing our focus on targeted initiatives that concentrate on non-emergency department patients. These initiatives are intended to promote process efficiencies in working self-pay accounts we deem highly collectible. This is just one example of our continuous improvement efforts dedicated to modifying and refining our processes, enhancing our technology and improving staff training throughout the revenue cycle in an effort to increase collections and reduce accounts receivable.

Over the longer term, several other initiatives we have previously announced should also help address this challenge. For example, our Compact with Uninsured Patients (“Compact”) is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those charges had previously been written down in our provision for doubtful accounts. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded. The uninsured patient accounts, net of contractual allowances recorded, are further reduced to their net realizable value through provision for doubtful accounts based on historical collection trends for self-pay accounts and other factors that affect the estimation process.

The estimated costs (based on selected operating expenses, which include salaries, wages and benefits, supplies and other operating expenses) of caring for our self-pay patients for the years ended December 31, 2008, 2007 and 2006 were $359 million, $342 million and $254 million, respectively. We also provide charity care to patients who are financially unable to pay for the health care services they receive. Most patients who qualify for charity care are charged a per-diem amount for services received, subject to a cap. Except for the per-diem amounts, our policy is not to pursue collection of amounts determined to qualify as charity care; therefore, we do not report these amounts in net operating revenues or in provision for doubtful accounts. Most states include an estimate of the cost of charity care in the determination of a hospital’s eligibility for Medicaid DSH payments. The estimated costs (based on the selected operating expenses described above) of providing charity care for the years ended December 31, 2008, 2007 and 2006 were $113 million, $121 million and $110 million, respectively.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008 COMPARED TO THE YEAR ENDED DECEMBER 31, 2007

The following two tables summarize our net operating revenues, operating expenses and operating income from continuing operations, both in dollar amounts and as percentages of net operating revenues, for the years ended December 31, 2008 and 2007:

	Years Ended December 31,
	2008	2007	Increase (Decrease)
Net operating revenues:
General hospitals	$8,412	$7,926	$486
Other operations	173	157	16

Net operating revenues	8,585	8,083	502
Operating expenses:
Salaries, wages and benefits	3,779	3,617	162
Supplies	1,511	1,401	110
Provision for doubtful accounts	628	555	73
Other operating expenses, net	1,928	1,852	76
Depreciation and amortization	371	336	35
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	16	36	(20)
Hurricane insurance recoveries, net of costs	—	(3)	3
Litigation and investigation costs	41	13	28

Operating income	$311	$276	$35

	Years Ended December 31,
	2008	2007	Increase (Decrease)
Net operating revenues:
General hospitals	98.0%	98.1%	(0.1)%
Other operations	2.0%	1.9%	0.1%

Net operating revenues	100.0%	100.0%	—%
Operating expenses:
Salaries, wages and benefits	44.0%	44.7%	(0.7)%
Supplies	17.6%	17.3%	0.3%
Provision for doubtful accounts	7.3%	6.9%	0.4%
Other operating expenses, net	22.5%	22.9%	(0.4)%
Depreciation and amortization	4.3%	4.2%	0.1%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	0.2%	0.4%	(0.2)%
Hurricane insurance recoveries, net of costs	—%	—%	—%
Litigation and investigation costs	0.5%	0.2%	0.3%

Operating income	3.6%	3.4%	0.2%

Net operating revenues of our continuing general hospitals include inpatient and outpatient revenues, as well as nonpatient revenues (primarily rental income, management fee revenue and income from services such as cafeterias, gift shops and parking) and other miscellaneous revenue. Net operating revenues of other operations primarily consist of revenues from (1) physician practices, (2) rehabilitation hospitals and (3) a long-term-care facility. Only one of our individual hospitals represented more than 5% (approximately 5.2%) of our net operating revenues for the year ended December 31, 2008, and none represented more than 5% of our total assets, excluding goodwill and intercompany receivables, at December 31, 2008.

Net operating revenues from our other operations were $173 million and $157 million in the years ended December 31, 2008 and 2007, respectively. Equity earnings for unconsolidated affiliates, included in our net operating revenues from other operations, were $13 million and $20 million for the years ended December 31, 2008 and 2007, respectively.

The table below shows certain selected historical operating statistics for our continuing general hospitals on a same-hospital basis. We have excluded two hospitals from the same-hospital statistics for the years ended December 31, 2008 and 2007. The hospitals excluded are Coastal Carolina Medical Center and Sierra Providence East Medical Center, for which we did not yet have a full calendar year of operating results at the beginning of the three months ended December 31, 2008.

	Years Ended December 31,
	2008	2007	Increase (Decrease)
	(Dollars in Millions, Except Per Patient Day, Per Admission and Per Visit Amounts)
Net inpatient revenues(1)	$5,675	$5,434	4.4%
Net outpatient revenues(1)	$2,541	$2,349	8.2%
Net patient revenue from commercial managed care	$3,403	$3,200	6.3%
Revenues from the uninsured	$608	$603	0.8%
Provision for doubtful accounts	$619	$552	12.1%
Provision for doubtful accounts as a percentage of net operating revenues	7.3%	6.8%	0.5	%(2)
Collection rate from self-pay	33%	35%	(2.0	)%(2)
Collection rate from managed care payers	98%	98%	—	(2)
Number of general hospitals (at end of period)	47	47	—	(2)
Licensed beds (at end of period)	13,246	13,289	(0.3)%
Average licensed beds	13,233	13,266	(0.2)%
Utilization of licensed beds(3)	53.3%	53.0%	0.3	%(2)
Patient days	2,580,612	2,567,878	0.5%
Adjusted patient days(4)	3,717,171	3,650,471	1.8%
Net inpatient revenue per patient day	$2,199	$2,116	3.9%
Net patient revenue per adjusted patient day(4)	$2,210	$2,132	3.7%
Commercial managed care admissions	139,862	144,021	(2.9)%
Governmental managed care admissions	109,357	96,564	13.2%
Medicare admissions	160,840	163,530	(1.6)%
Medicaid admissions	64,339	63,763	0.9%
Uninsured admissions	23,901	23,429	2.0%
Charity care admissions	9,276	10,153	(8.6)%
Other admissions	13,811	13,118	5.3%
Total admissions	521,386	514,578	1.3%
Adjusted patient admissions(4)	756,253	736,720	2.7%
Paying admissions (excludes charity and uninsured)	488,209	480,996	1.5%
Charity admissions and uninsured admissions	33,177	33,582	(1.2)%
Admissions through emergency department	292,432	284,417	2.8%
Commercial managed care admissions as a percentage of total admissions	26.8%	28.0%	(1.2	)%(2)
Emergency department admissions as a percentage of total admissions	56.1%	55.3%	0.8	%(2)
Uninsured admissions as a percentage of total admissions	4.6%	4.6%	—	(2)
Charity admissions as a percentage of total admissions	1.8%	2.0%	(0.2	)%(2)
Net inpatient revenue per admission	$10,884	$10,560	3.1%
Net patient revenue per adjusted patient admission (4)	$10,864	$10,564	2.8%
Average length of stay (days)	4.9	5.0	(0.1	)(2)
Surgeries – inpatient	154,117	153,052	0.7%
Surgeries – outpatient	201,598	198,009	1.8%
Total surgeries	355,715	351,061	1.3%
Net outpatient revenue per visit	$683	$631	8.2%
Uninsured outpatient visits	390,473	413,894	(5.7)%
Uninsured outpatient visits as a percentage of total outpatient visits	10.5%	11.1%	(0.6	)%(2)
Charity care outpatient visits	21,929	25,354	(13.5)%
Charity care outpatient visits as a percentage of total outpatient visits	0.6%	0.7%	(0.1	)%(2)
Paying outpatient visits (excludes charity and uninsured)	3,305,364	3,280,990	0.7%
Commercial managed care outpatient visits	1,396,709	1,411,546	(1.1)%
Commercial outpatient visits as a percentage of total outpatient visits	37.6%	37.9%	(0.3	)%(2)
Total outpatient visits	3,717,766	3,720,238	(0.1)%
Managed care: net inpatient revenue per admission	$11,587	$11,105	4.3%
Managed care: net outpatient revenue per visit	$802	$746	7.5%
Salaries, wages and benefits	$3,748	$3,610	3.8%
Supplies	$1,504	$1,399	7.5%

	Years Ended December 31,
	2008	2007	Increase (Decrease)
	(Dollars in Millions, Except Per Patient Day, Per Admission and Per Visit Amounts)
Other operating expenses	$1,901	$1,845	3.0%
Total salaries, wages and benefits, supplies and other operating expenses	$7,153	$6,854	4.4%
Rent/lease expense(5)	$135	$130	3.8%
Salaries, wages and benefits per adjusted patient day(4)	$1,008	$989	1.9%
Supplies per adjusted patient day(4)	$405	$383	5.7%
Other operating expenses per adjusted patient day(4)	$511	$505	1.2%
Total salaries, wages and benefits, supplies and other operating expenses per adjusted patient day	$1,924	$1,877	2.5%

(1)	Net inpatient revenues and net outpatient revenues are components of net operating revenues. Net inpatient revenues include self-pay revenues of $261 million and $272 million for the years ended December 31, 2008 and 2007, respectively. Net outpatient revenues include self-pay revenues of $348 million and $331 million for the years ended December 31, 2008 and 2007, respectively.
(2)	The change is the difference between the 2008 and 2007 amounts shown.
(3)	Utilization of licensed beds represents patient days divided by number of days in the period divided by average licensed beds.
(4)	Adjusted patient admissions/days represent actual patient admissions/days adjusted to include outpatient services by multiplying actual patient admissions/days by the sum of gross inpatient revenues and outpatient revenues and dividing the result by gross inpatient revenues.
(5)	Included in other operating expenses.

REVENUES

During the year ended December 31, 2008, net operating revenues from continuing operations increased 6.2% compared to the year ended December 31, 2007.

Our same-hospital net inpatient revenues for the year ended December 31, 2008 increased by 4.4% compared to the year ended December 31, 2007. There were various positive and negative factors impacting our net inpatient revenues.

Key positive factors include:

•	Improved managed care pricing as a result of renegotiated contracts, partially offset by a reduction in stop-loss payments to $239 million in 2008 from $278 million in 2007; and

•	An increase in total admissions and patient days.

Key negative factors include:

•	A decrease in commercial managed care admissions;

•	A decrease in DSH payments under various states’ Medicaid programs to $153 million in 2008 from $162 million in 2007; and

•	Favorable adjustments for prior-year cost reports and related valuation allowances of $3 million in 2008 compared to $45 million in 2007.

Same-hospital admissions for the year ended December 31, 2008 increased by 1.3% compared to the year ended December 31, 2007 primarily due to net volume increases in many of the service lines emphasized by our Targeted Growth Initiative, psychiatric volumes at a facility we acquired in Modesto, California in November 2007, and a net growth in physicians resulting from our general focus on recruitment efforts and our targeted physician recruitment strategies at various hospitals for specific service lines, partially offset by lower invasive cardiac procedures.

Same-hospital net outpatient revenues during the year ended December 31, 2008 increased 8.2% compared to the year ended December 31, 2007, while outpatient visits declined by 0.1% for the same periods. The primary reason for the revenue increase is improved managed care pricing.

SALARIES, WAGES AND BENEFITS

Salaries, wages and benefits expense as a percentage of net operating revenues decreased 0.7% for the year ended December 31, 2008 compared to the year ended December 31, 2007. Salaries, wages and benefits per adjusted patient day increased approximately 2.1% in 2008 compared to 2007. The increase is primarily due to merit increases for our employees, an increase in the number of employed physicians, increased health benefits and retirement plans costs, increased annual incentive compensation costs, and hurricane-related labor costs, partially offset by a decline in full-time employee headcount, a decline in contract labor expenses and stock-compensation expense, and improved workers’ compensation loss experience.

At December 31, 2008, approximately 21% of the employees at our hospitals and related health care facilities in both continuing and discontinued operations were represented by labor unions. Labor relations at our facilities generally have been satisfactory. We, and the hospital industry in general, are continuing to see an increase in the amount of union activity across the country. As union activity increases, our salaries, wages and benefits expense may increase more rapidly than our net operating revenues.

We currently have labor contracts and collective bargaining agreements with the California Nurses Association (“CNA”), the Service Employees International Union (“SEIU”), the United Nurses Associations of California and the American Federation of State, County and Municipal Employees that cover registered nurses, service and maintenance workers, and other employees at 10 of our continuing general hospitals in California, three of our continuing general hospitals in Florida and one of our continuing general hospitals in Philadelphia. All of these union agreements set stable and competitive wage increases within our budgeted expectations through various dates in 2010 and early 2011.

In 2008, the CNA and the SEIU commenced union organizing activities at several of our hospitals pursuant to the terms of the separate peace accords we entered into with those unions in 2007. To date, we have granted the CNA access to Hahnemann University Hospital in Philadelphia and three of our hospitals in Houston – Cypress Fairbanks Medical Center, Park Plaza Hospital and Houston Northwest Medical Center. We are currently engaged in collective bargaining with the CNA at Cypress Fairbanks Medical Center after registered nurses at that facility voted 119-111 in favor of representation by the CNA in March 2008 and the results of that election were certified by the National Labor Relations Board (“NLRB”) in May 2008. In August 2008, two registered nurses from Cypress Fairbanks Medical Center and Park Plaza Hospital, with the help of the National Right to Work Legal Defense Foundation, filed unfair labor practice charges against us and the CNA with the NLRB. The charges allege that our peace accord with the CNA violates federal rules prohibiting employer-dominated unions and improperly restricts nurses from speaking out against the union. The filing also claims that the peace accord subverts the NLRB’s role by stipulating that an arbitrator will resolve conflicts rather than federal board representatives. In February 2009, additional charges were filed with the NLRB relating to our Hahnemann University Hospital in Philadelphia. The NLRB is considering all of the claims, and we expect a formal decision shortly; however, we presently cannot determine the ultimate resolution of this matter. Separately, we are defending our actions in connection with the SEIU’s failed attempt to organize employees at our Saint Francis Hospital in Memphis, Tennessee. A trial in that matter was expected to commence in January 2009, but has since been postponed while the parties engage in settlement discussions. In addition, in January 2009, we executed an agreement with the SEIU postponing for one year any further organizing efforts by that union as contemplated by the terms of our peace accord.

Included in salaries, wages and benefits expense in the year ended December 31, 2008 is $33 million of stock-based compensation expense compared to $40 million in 2007. The decrease is primarily due to the vesting of higher grant-date fair value awards from prior years and the issuance of new awards at lower grant-date fair values primarily due to our lower stock price.

SUPPLIES

Supplies expense as a percentage of net operating revenues increased by 0.3% for the year ended December 31, 2008 compared to the year ended December 31, 2007, while supplies expense per adjusted patient day increased approximately 5.4% in 2008 compared to 2007. This increase in supplies expense per adjusted patient day reflects higher costs for orthopedics, pharmaceuticals and implants due to increased volumes, inflation and technology improvements, and higher surgical supply costs due to an increase in surgeries, partially offset by lower cardiovascular supply costs, which resulted from a decrease in cardiovascular procedures.

We strive to control supplies expense through product standardization, bulk purchases, contract compliance, improved utilization and operational improvements that should minimize waste. The items of current cost reduction focus continue to be cardiac stents and pacemakers, orthopedics and implants, and high-cost pharmaceuticals. We also utilize the group-purchasing strategies and supplies-management services of Broadlane (a company in which we held a 48% interest until August 2008), which offers group-purchasing procurement strategy, outsourcing and e-commerce services to the health care industry.

PROVISION FOR DOUBTFUL ACCOUNTS

The provision for doubtful accounts as a percentage of net operating revenues was 7.3% for the year ended December 31, 2008 compared to 6.9% for the year ended December 31, 2007. The negative impact on bad debts as a result of the growth in self-pay accounts assigned to our collection agencies, a slight decline in self-pay collection trends since the first half of 2008, pricing increases and improved charge capture in our emergency departments were only partially mitigated by improved point-of-service collections and improved insurance balances by aging category.

The table below shows the net accounts receivable and allowance for doubtful accounts by payer at December 31, 2008 and December 31, 2007:

	December 31, 2008			December 31, 2007
	Accounts Receivable Before Allowance For Doubtful Accounts	Allowance For Doubtful Accounts	Net	Accounts Receivable Before Allowance For Doubtful Accounts	Allowance For Doubtful Accounts	Net
	(In Millions)
Medicare	$156	$—	$156	$163	$—	$163
Medicaid	121	—	121	134	—	134
Net cost report settlements payable and valuation allowances	(20)	—	(20)	(16)	—	(16)
Commercial managed care	549	71	478	525	77	448
Governmental managed care	175	—	175	167	—	167
Self-pay uninsured	190	161	29	190	150	40
Self-pay balance after	139	71	68	127	66	61
Estimated future recoveries from accounts assigned to collection agencies	40	—	40	32	—	32
Other	176	40	136	204	66	138

Total continuing operations	1,526	343	1,183	1,526	359	1,167
Total discontinued operations	207	53	154	300	82	218

	$1,733	$396	$1,337	$1,826	$441	$1,385

A significant portion of our provision for doubtful accounts relates to self-pay patients. Collection of accounts receivable has been a key area of focus, particularly over the past several years, as we have experienced adverse changes in our business mix. At December 31, 2008, our collection rate on self-pay accounts was approximately 33%, including collections from point-of-service through collections by our in-house collection agency or external collection vendors. During 2008, we experienced a downward trend in our self-pay collection rate as follows: 35% at March 31, 2008; 34% at June 30, 2008; and 33% at September 30, 2008. These self-pay collection rates include payments made by patients, including co-payments and deductibles paid by patients with insurance, prior to an account being classified and assigned to our in-house self-pay collection group. The comparable self-pay collection percentage as of December 31, 2007, adjusted for the reclassification of certain hospitals to discontinued operations, was approximately 35%. Our provision for doubtful accounts in the three months ended December 31, 2008 includes a $4 million unfavorable adjustment in the estimate of necessary bad debt reserve levels at year-end compared to a favorable adjustment of $16 million in the three months ended December 31, 2007. The change in anticipated collections as of December 31, 2008 was based on a look-back period of 18 months of collections.

We have performed systematic analyses to focus our attention on drivers of bad debt for each hospital. While emergency department use is the primary contributor to our provision for doubtful accounts in the aggregate, this is not the case at all hospitals. As a result, we are increasing our focus on targeted initiatives that concentrate on non-emergency department patients. These initiatives are intended to promote process efficiencies in working self-pay accounts we deem highly collectible. This is just one example of our continuous improvement efforts dedicated to modifying and refining our processes, enhancing our technology and improving staff training throughout the revenue cycle in an effort to increase collections and reduce accounts receivable.

Payment pressure from managed care payers also affects our provision for doubtful accounts. We typically experience ongoing managed care payment delays and disputes; however, we continue to work with these payers to obtain adequate and timely reimbursement for our services. Our estimated collection rate on managed care accounts was approximately 98% as of both December 31, 2008 and December 31, 2007, adjusted for hospitals reclassified to discontinued operations, which includes collections from point-of-service through collections by our in-house collection agency or external collection vendors.

We continue to focus on revenue cycle initiatives to improve cash flow. One specific initiative that was started during the three months ended September 30, 2006 and is expected to be completed in 2009 is the Center for Patient Access Services, which is a centralized dedicated operation that performs financial clearance, including completing insurance eligibility checks, documenting verification of benefits, providing required notifications to managed care payers, obtaining pre-authorizations when necessary and contacting the patient to offer pre-service financial counseling. Although we continue to improve our methodology for evaluating the collectability of our accounts receivable, we may incur future charges if there are unfavorable changes in the trends affecting the net realizable value of our accounts receivable.

We manage our provision for doubtful accounts using hospital-specific goals and benchmarks such as (1) total cash collections, (2) point-of-service cash collections, (3) accounts receivable days outstanding (“AR Days”), and (4) accounts receivable aging. The following tables present the approximate aging by payer of our continuing operations’ net accounts receivable of $1.203 billion and $1.183 billion, excluding cost report settlements payable and valuation allowances of $20 million and $16 million, at December 31, 2008 and December 31, 2007, respectively:

	December 31, 2008
	Medicare	Medicaid	Managed Care	Indemnity, Self-Pay and Other	Total
0-60 days	99%	64%	77%	33%	69%
61-120 days	1%	24%	14%	24%	15%
121-180 days	—%	12%	5%	11%	7%
Over 180 days	—%	—%	4%	32%	9%

Total	100%	100%	100%	100%	100%

	December 31, 2007
	Medicare	Medicaid	Managed Care	Indemnity, Self-Pay and Other	Total
0-60 days	96%	63%	76%	34%	69%
61-120 days	3%	25%	15%	25%	16%
121-180 days	1%	12%	5%	12%	7%
Over 180 days	—%	—%	4%	29%	8%

Total	100%	100%	100%	100%	100%

Our AR Days from continuing operations were 50 days at December 31, 2008 compared to 52 days at December 31, 2007. AR Days at December 31, 2008 and 2007 are within our target of less than 55 days. AR Days are calculated as our accounts receivable from continuing operations on the last date in the quarter divided by our revenue from continuing operations for the quarter ended on that date divided by the number of days in the quarter.

As of December 31, 2008, we had a cumulative total of patient account assignments dating back at least three years or older of approximately $4.4 billion related to our continuing operations being pursued by our in-house and outside collection agencies or vendors. These accounts have already been written off and are not included in our receivables or in the allowance for doubtful accounts; however, an estimate of future recoveries from all the accounts at collection agencies is determined based on our historical experience and recorded in accounts receivable.

Patient advocates from our Medical Eligibility Program (“MEP”) screen patients in the hospital to determine whether those patients meet eligibility requirements for financial assistance programs. They also expedite the process of applying for these government programs. Receivables from patients who are potentially eligible for Medicaid are classified as Medicaid pending, under our MEP, with appropriate contractual allowances recorded. Based on recent trends, approximately 86% of all accounts in our MEP are ultimately approved for benefits under a government program such as Medicaid.

The following table shows the approximate amount of net accounts receivable in our MEP, still awaiting determination of eligibility under a government program at December 31, 2008 and 2007, by aging category:

	December 31,
	2008	2007
0-60 days	$87	$58
61-120 days	25	15
121-180 days	6	6
Over 180 days(1)	—	—

Total	$118	$79

(1)	Includes accounts receivable of $10 million at both December 31, 2008 and 2007 that are fully reserved.

OTHER OPERATING EXPENSES

Other operating expenses as a percentage of net operating revenues decreased by 0.4% for the year ended December 31, 2008 compared to the year ended December 31, 2007. Other operating expenses per adjusted patient day increased by approximately 1.7% in 2008 compared to 2007 primarily due to higher physician fees, contracted services, repair and maintenance costs, utility costs and an $8 million gain on a sale of a medical office building in Florida in 2007, which reduced 2007 other operating expenses, partially offset by lower information systems implementation costs, consulting costs and malpractice expense. Malpractice expense was $126 million for the year ended December 31, 2008 compared to $162 million for the year ended December 31, 2007. The decrease in malpractice expense is primarily attributable to improved claims experience, partially offset by $15 million of incremental expense related to the lower interest rate environment, which increased the discounted present value of projected future liabilities.

IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL AND RESTRUCTURING CHARGES

During the year ended December 31, 2008, we recorded net impairment and restructuring charges of $16 million compared to $36 million, net of insurance recoveries of $5 million, for the year ended December 31, 2007. See Note 5 to the Consolidated Financial Statements for additional detail of these charges and related liabilities.

Our impairment tests presume stable or, in some cases, improving results in our hospitals. If these expectations are not met, or if in the future negative trends occur that impact our future outlook, further impairments of long-lived assets and goodwill may occur, and we will incur additional restructuring charges. Future restructuring of our regions that changes our goodwill reporting units could also result in further impairments of our goodwill.

LITIGATION AND INVESTIGATION COSTS

Litigation and investigation costs in continuing operations for the year ended December 31, 2008 were $41 million compared to $13 million for the year ended December 31, 2007. The 2008 amount includes a $47 million increase in the estimated liabilities for wage and hour actions and other unrelated employment matters further described in Note 13 to the Consolidated Financial Statements.

NET GAIN ON SALES OF INVESTMENTS

During the year ended December 31, 2008, we recorded net gains of $125 million on the sale of our entire interest in Broadlane and $14 million on the sale of our interest in a joint venture with a real estate investment trust. See Note 17 to the Consolidated Financial Statements for additional detail about these amounts.

INCOME TAX BENEFIT

Income taxes in the year ended December 31, 2008 included:

(1)	an income tax benefit of $27 million to reduce our estimated liabilities for uncertain tax positions, including related interest; and

(2)	an income tax benefit of $29 million to decrease the valuation allowance for our deferred tax assets and for other tax adjustments.

Income taxes in the year ended December 31, 2007 included:

(1)	an income tax benefit of $82 million to reduce our estimated liabilities for uncertain tax positions, including related interest; and

(2)	income tax expense of $41 million to increase the valuation allowance for our deferred tax assets and for other tax adjustments.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE YEAR ENDED DECEMBER 31, 2006

The following two tables summarize our net operating revenues, operating expenses and operating income (loss) from continuing operations, both in dollar amounts and as percentages of net operating revenues, for the years ended December 31, 2007 and 2006:

	Years Ended December 31,
	2007	2006	Increase (Decrease)
Net operating revenues:
General hospitals	$7,926	$7,536	$390
Other operations	157	140	17

Net operating revenues	8,083	7,676	407
Operating expenses:
Salaries, wages and benefits	3,617	3,440	177
Supplies	1,401	1,357	44
Provision for doubtful accounts	555	487	68
Other operating expenses, net	1,852	1,761	91
Depreciation and amortization	336	314	22
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	36	312	(276)
Hurricane insurance recoveries, net of costs	(3)	(14)	11
Litigation and investigation costs	13	766	(753)

Operating income (loss)	$276	$(747)	$1,023

	Years Ended December 31,
	2007	2006	Increase (Decrease)
Net operating revenues:
General hospitals	98.1%	98.2%	(0.1)%
Other operations	1.9%	1.8%	0.1%

Net operating revenues	100.0%	100.0%	—%
Operating expenses:
Salaries, wages and benefits	44.7%	44.8%	(0.1)%
Supplies	17.3%	17.7%	(0.4)%
Provision for doubtful accounts	6.9%	6.3%	0.6%
Other operating expenses, net	22.9%	22.9%	—%
Depreciation and amortization	4.2%	4.1%	0.1%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	0.4%	4.1%	(3.7)%
Hurricane insurance recoveries, net of costs	—%	(0.2)%	0.2%
Litigation and investigation costs	0.2%	10.0%	(9.8)%

Operating income (loss)	3.4%	(9.7)%	13.1%

Net operating revenues of our continuing general hospitals include inpatient and outpatient revenues, as well as nonpatient revenues (primarily rental income, management fee revenue and income from services such as cafeterias, gift shops and parking) and other miscellaneous revenue. Net operating revenues of other operations primarily consist of revenues from

(1) physician practices, (2) rehabilitation hospitals and a long-term-care facility, and (3) equity earnings of unconsolidated affiliates that are not directly associated with our general hospitals. Only one of our individual hospitals represented more than 5% (approximately 5.1%) of our net operating revenues for the year ended December 31, 2008, and none represented more than 5% of our total assets, excluding goodwill and intercompany receivables, at December 31, 2007 and 2006.

Net operating revenues from our other operations were $157 million and $140 million for the years ended December 31, 2007 and 2006, respectively. Equity earnings of unconsolidated affiliates, included in our net operating revenues from other operations, were $20 million and $6 million for the years ended December 31, 2007 and 2006, respectively.

The table below shows certain selected historical operating statistics for our continuing general hospitals on a same-hospital basis. The impact of our acquisition of Coastal Carolina Medical Center at the end of June 2007 is excluded from same-hospital statistics for the year ended December 31, 2007.

	Years Ended December 31,
	2007	2006	Increase (Decrease)
	(Dollars in Millions, Except Per Patient Day, Per Admission and Per Visit Amounts)
Net inpatient revenues(1)	$5,434	$5,244	3.6%
Net outpatient revenues(1)	$2,349	$2,166	8.4%
Net patient revenue from commercial managed care	$3,200	$2,995	6.8%
Revenues from the uninsured	$603	$497	21.3%
Provision for doubtful accounts	$552	$487	13.3%
Provision for doubtful accounts as a percentage of net operating revenues	6.8%	6.3%	0.5	%(2)
Collection rate from self-pay	35%	31%	4.0	%(2)
Collection rate from managed care payers	98%	97%	1.0	%(2)
Number of general hospitals (at end of period)	47	47	—	(2)
Licensed beds (at end of period)	13,289	13,239	0.4%
Average licensed beds	13,266	13,307	(0.3)%
Utilization of licensed beds(3)	53.0%	53.8%	(0.8	)%(2)
Patient days	2,567,878	2,614,832	(1.8)%
Adjusted patient days(4)	3,650,471	3,670,580	(0.5)%
Net inpatient revenue per patient day	$2,116	$2,005	5.5%
Net patient revenue per adjusted patient day(4)	$2,132	$2,019	5.6%
Commercial managed care admissions	144,021	146,215	(1.5)%
Governmental managed care admissions	96,564	89,765	7.6%
Medicare admissions	163,530	170,654	(4.2)%
Medicaid admissions	63,763	65,930	(3.3)%
Uninsured admissions	23,429	21,567	8.6%
Charity care admissions	10,153	10,799	(6.0)%
Other admissions	13,118	13,944	(5.9)%
Total admissions	514,578	518,874	(0.8)%
Adjusted patient admissions(4)	736,720	733,937	0.4%
Paying admissions (excludes charity and uninsured)	480,996	486,508	(1.1)%
Charity admissions and uninsured admissions	33,582	32,366	3.8%
Admissions through emergency department	284,417	283,259	0.4%
Commercial managed care admissions as a percentage of total admissions	28.0%	28.2%	(0.2	)%(2)
Emergency department admissions as a percentage of total admissions	55.3%	54.6%	0.7	%(2)
Uninsured admissions as a percentage of total admissions	4.6%	4.2%	0.4	%(2)
Charity admissions as a percentage of total admissions	2.0%	2.1%	(0.1	)%(2)
Net inpatient revenue per admission	$10,560	$10,106	4.5%
Net patient revenue per adjusted patient admission(4)	$10,564	$10,096	4.6%
Average length of stay (days)	5.0	5.0	—	(2)
Surgeries – inpatient	153,052	155,306	(1.5)%
Surgeries – outpatient	198,009	205,213	(3.5)%
Total surgeries	351,061	360,519	(2.6)%
Net outpatient revenue per visit	$631	$572	10.3%
Uninsured outpatient visits	413,894	400,634	3.3%
Uninsured outpatient visits as a percentage of total outpatient visits	11.1%	10.6%	0.5	%(2)
Charity care outpatient visits	25,354	19,961	27.0%

	Years Ended December 31,
	2007	2006	Increase (Decrease)
	(Dollars in Millions, Except Per Patient Day, Per Admission and Per Visit Amounts)
Charity care outpatient visits as a percentage of total outpatient visits	0.7%	0.5%	0.2	%(2)
Paying outpatient visits (excludes charity and uninsured)	3,280,990	3,363,313	(2.4)%
Commercial managed care outpatient visits	1,411,546	1,452,247	(2.8)%
Commercial outpatient visits as a percentage of total outpatient visits	37.9%	38.4%	(0.5	)%(2)
Total outpatient visits	3,720,238	3,783,908	(1.7)%
Managed care: net inpatient revenue per admission	$11,105	$10,439	6.4%
Managed care: net outpatient revenue per visit	$746	$691	8.0%
Salaries, wages and benefits	$3,610	$3,441	4.9%
Supplies	$1,399	$1,359	2.9%
Other operating expenses	$1,845	$1,775	3.9%
Total salaries, wages and benefits, supplies and other operating expenses	$6,854	$6,575	4.2%
Rent/lease expense(5)	$130	$126	3.2%
Salaries, wages and benefits per adjusted patient day(4)	$989	$937	5.5%
Supplies per adjusted patient day(4)	$383	$370	3.5%
Other operating expenses per adjusted patient day(4)	$505	$484	4.3%
Total salaries, wages and benefits, supplies and other operating expenses per adjusted patient day	$1,877	$1,791	4.8%

(1)	Net inpatient revenues and net outpatient revenues are components of net operating revenues. Net inpatient revenues include self-pay revenues of $272 million and $232 million for the years ended December 31, 2007 and 2006, respectively. Net outpatient revenues include self-pay revenues of $331 million and $266 million for the years ended December 31, 2007 and 2006, respectively.
(2)	The change is the difference between the 2007 and 2006 amounts shown.
(3)	Utilization of licensed beds represents patient days divided by number of days in the period divided by average licensed beds.
(4)	Adjusted patient admissions/days represent actual patient admissions/days adjusted to include outpatient services by multiplying actual patient admissions/days by the sum of gross inpatient revenues and outpatient revenues and dividing the result by gross inpatient revenues.
(5)	Included in other operating expenses.

REVENUES

During the year ended December 31, 2007, net operating revenues from continuing operations increased 5.3% compared to the year ended December 31, 2006.

Same-hospital outpatient visits, surgeries, patient days and admissions were lower during the year ended December 31, 2007 compared to the year ended December 31, 2006 by 1.7%, 2.6%, 1.8% and 0.8%, respectively. We believe the following factors contributed to the overall decline in our inpatient and outpatient volume levels: (1) loss of patients to competing health care providers; (2) challenges in physician recruitment, retention and attrition, specifically with respect to recruiting physicians at our Florida hospitals to replace doctors who have retired or relocated; (3) strategic reduction of services related to our Targeted Growth Initiative discussed in “Executive Overview—Significant Challenges—Company-Specific Volume Challenge” above; (4) population trends in Florida; and (5) unfavorable publicity about us, which impacts our relationships with physicians and patients.

Our same-hospital net inpatient revenues for the year ended December 31, 2007 increased by 3.6% compared to the prior year. There were various positive and negative factors impacting our net inpatient revenues.

The positive factors include:

•	Improved managed care pricing as a result of renegotiated contracts;

•	Favorable net adjustments for prior-year cost reports and related valuation allowances, primarily attributable to Medicare and Medicaid, of $45 million in 2007 compared to $34 million in 2006; and

•	An increase in DSH payments under various states Medicaid programs to $162 million in 2007 from $157 million in 2006.

The negative factors include:

•	Lower overall volumes, particularly at our Florida hospitals; and

•	A shift in volume from traditional Medicaid to managed Medicaid plans.

Same-hospital net outpatient revenues during the year ended December 31, 2007 increased 8.4% compared to the year ended December 31, 2006, although overall same-hospital outpatient visits decreased 1.7% in 2007. The primary reason for the same-hospital net outpatient revenue increase is improved managed care pricing.

SALARIES, WAGES AND BENEFITS

Salaries, wages and benefits expense as a percentage of net operating revenues decreased 0.1% for the year ended December 31, 2007 compared to the year ended December 31, 2006. Salaries, wages and benefits per adjusted patient day increased approximately 5.5% in 2007 compared to 2006. The increase is primarily due to merit increases since the prior year and a greater number of employed physicians.

Included in salaries, wages and benefits expense in the year ended December 31, 2007 is $40 million of stock-based compensation expense compared to $50 million in 2006. The decrease is due to the vesting of higher grant-date fair value awards from prior years and the issuance of new awards at lower grant-date fair values primarily due to our lower stock price.

SUPPLIES

Supplies expense as a percentage of net operating revenues decreased slightly for the year ended December 31, 2007 compared to 2006; however, supplies expense per adjusted patient day increased approximately 3.5% in 2007 compared to 2006. This increase in supplies expense reflected higher costs for implants and pacemakers due to inflation and technology improvements, partially offset by lower cardiovascular and pharmaceutical supply costs, which resulted from a decrease in cardiovascular procedures and our efforts to use more cost-effective pharmaceuticals.

PROVISION FOR DOUBTFUL ACCOUNTS

The provision for doubtful accounts as a percentage of net operating revenues increased 0.6% for the year ended December 31, 2007 compared to 2006, primarily due to higher self-pay revenues. The table below shows the net accounts receivable and allowance for doubtful accounts by payer:

	December 31, 2007			December 31, 2006
	Accounts Receivable Before Allowance For Doubtful Accounts	Allowance For Doubtful Accounts	Net	Accounts Receivable Before Allowance For Doubtful Accounts	Allowance For Doubtful Accounts	Net
	(In Millions)
Medicare	$163	$—	$163	$150	$—	$150
Medicaid	134	—	134	133	—	133
Cost report settlements payable and valuation allowances	(16)	—	(16)	(39)	—	(39)
Commercial managed care	525	77	448	518	99	419
Governmental managed care	167	—	167	146	—	146
Self-pay uninsured	190	150	40	160	141	19
Self-pay balance after	127	66	61	123	60	63
Estimated future recoveries from accounts assigned to collection agencies	32	—	32	35	—	35
Other	204	66	138	242	76	166

Total continuing operations	1,526	359	1,167	1,468	376	1,092
Total discontinued operations	300	82	218	443	122	321

	$1,826	$441	$1,385	$1,911	$498	$1,413

At December 31, 2007, our collection rate on self-pay accounts, adjusted for hospitals reclassified to discontinued operations, was approximately 35%, including collections from point-of-service through collections by our in-house collection agency or external collection vendors. The comparable self-pay collection percentage as of December 31, 2006 for these same hospitals was approximately 31%. Our provision for doubtful accounts in the three months ended December 31, 2007 includes a

$16 million favorable adjustment in the estimate of necessary bad debt reserve levels at year-end primarily related to uninsured patients’ billings in 2007 compared to a favorable adjustment of $8 million in the three months ended December 31, 2006. The change in anticipated collections as of December 31, 2007 was based on a look-back period of 18 months of collections.

At December 31, 2007, our collection rate on managed care accounts, adjusted for hospitals reclassified to discontinued operations, was approximately 98%, including collections from point-of-service through collections by our in-house collection agency or external collection vendors. The comparable managed care collection percentage as of December 31, 2006 for these same hospitals was approximately 97%.

The following tables present the approximate aging by payer of our continuing operations’ net accounts receivable of $1.183 billion and $1.131 billion, excluding cost report settlements payable and valuation allowances of $16 million and $39 million, at December 31, 2007 and 2006, respectively:

	December 31, 2007
	Medicare	Medicaid	Managed Care	Indemnity, Self-Pay and Other	Total
0-60 days	96%	63%	76%	34%	69%
61-120 days	3%	25%	15%	25%	16%
121-180 days	1%	12%	5%	12%	7%
Over 180 days	—%	—%	4%	29%	8%

Total	100%	100%	100%	100%	100%

	December 31, 2006
	Medicare	Medicaid	Managed Care	Indemnity, Self-Pay and Other	Total
0-60 days	98%	61%	74%	32%	67%
61-120 days	2%	26%	16%	25%	17%
121-180 days	—%	13%	6%	12%	8%
Over 180 days	—%	—%	4%	31%	8%

Total	100%	100%	100%	100%	100%

Our AR Days from continuing operations were 52 days at both December 31, 2007 and 2006. AR Days at December 31, 2007 and 2006 were within our target during those periods of less than 60 days.

As of December 31, 2007, we had a cumulative total of patient account assignments dating back at least three years or older of approximately $4.5 billion related to our continuing operations being pursued by our in-house and outside collection agencies or vendors. These accounts have already been written off and are not included in our receivables or in the allowance for doubtful accounts; however, an estimate of future recoveries from all the accounts at collection agencies is determined based on our historical experience and recorded in accounts receivable.

Receivables from patients who were potentially eligible for Medicaid were classified as Medicaid pending, under our MEP, with appropriate contractual allowances recorded. Based on trends as of December 31, 2007, approximately 80% of all accounts in our MEP were ultimately approved for benefits under a government program such as Medicaid.

The following table shows the approximate amount of net accounts receivable in our MEP, still awaiting determination of eligibility under a government program at December 31, 2007 and 2006, by aging category:

	December 31,
	2007	2006
0-60 days	$58	$54
61-120 days	15	19
121-180 days	6	9
Over 180 days(1)	—	—

Total	$79	$82

(1)	Includes accounts receivable of $10 million at December 31, 2007 and $12 million at December 31, 2006 that were fully reserved.

OTHER OPERATING EXPENSES

Other operating expenses as a percentage of net operating revenues were 22.9% for both the years ended December 31, 2007 and 2006. Other operating expense per adjusted patient day increased approximately 5.4% in 2007 compared to 2006 due to higher physician fees, contracted services and information technology services costs. Also included in other operating expenses is malpractice expense of $162 million for the year ended December 31, 2007 compared to $171 million for the year ended December 31, 2006. The decrease is due primarily to lower patient volume levels, tort reform in several states, and reduced claims experience and ultimate indemnity paid on claims.

Also included in other operating expenses in the year ended December 31, 2007 is $3 million in net gains compared to $3 million in net losses in the year ended December 31, 2006. The 2007 amount includes an $8 million net gain on the sale of a medical office building in Florida, offset by various immaterial losses on sales of equipment.

IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL AND RESTRUCTURING CHARGES

During the year ended December 31, 2007, we recorded net impairment and restructuring charges of $36 million, net of insurance recoveries of $5 million, compared to $312 million, net of insurance recoveries of $3 million, for the year ended December 31, 2006. The primary reason for the decrease is lower impairment charges in 2007. See Note 5 to the Consolidated Financial Statements for additional detail of these charges and related liabilities.

In the second quarter of 2006, we announced several changes to our operating structure. Because of the restructuring of our regions, our goodwill reporting units (as defined in Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”) changed in the second quarter of 2006, requiring us to perform a goodwill impairment evaluation. Based on this evaluation, we recorded a goodwill impairment charge of approximately $35 million during the three months ended June 30, 2006 based on the estimated fair value of goodwill associated with the reconfigured reporting units. In addition, as part of our annual impairment test, we recorded a goodwill impairment charge of $152 million in the quarter ended December 31, 2006 for our former Central-Northeast region due to a lower estimated fair value as a result of adverse industry and company-specific challenges that continued to affect our operating results and our anticipated future financial trends, including reduced patient volumes, high levels of bad debt expense related to uninsured and underinsured patients, and continued pressure on labor and supply costs. We estimated the fair value of the goodwill based on appraisals, established market values of comparable assets, or internal estimates of future net cash flows.

Our impairment tests presume stable or, in some cases, improving results in our hospitals. If these expectations are not met, or if in the future negative trends occur that impact our future outlook, further impairments of long-lived assets and goodwill may occur, and we will incur additional restructuring charges. Future restructuring of our regions that changes our goodwill reporting units could also result in further impairments of our goodwill.

LITIGATION AND INVESTIGATION COSTS

Litigation and investigation costs in continuing operations for the year ended December 31, 2007 were $13 million compared to $766 million for the year ended December 31, 2006. The amount for 2007 includes a $7 million increase in the estimated liabilities for wage and hour actions and other unrelated employment matters further described in Note 13 to the Consolidated Financial Statements. The 2006 expenses primarily consisted of legal settlements with the federal government and costs to defend ourselves in various lawsuits.

INCOME TAX BENEFIT

Income taxes in the year ended December 31, 2007 included:

(1)	an income tax benefit of $82 million to reduce our estimated liabilities for uncertain tax positions, including related interest; and

(2)	income tax expense of $41 million to increase the valuation allowance for our deferred tax assets and for other tax adjustments.

Income taxes in the year ended December 31, 2006 included:

(1)	a $247 million income tax benefit ($171 million recorded as a current income tax receivable and $76 million as a non-current deferred tax asset) to record the tax effects of our global civil settlement with the federal government;

(2)	the impact of the non-deductibility of goodwill impairment charges ($52 million unfavorable tax impact on the effective tax rate reconciliation as a result of this permanent difference);

(3)	income tax expense of $132 million to increase the valuation allowance for our deferred tax assets, including the impact on the valuation allowance of an IRS Revenue Agent’s Report (the “RAR”) discussed in Note 14 to the Consolidated Financial Statements; and

(4)	an income tax benefit of $40 million to reflect changes in our tax contingency reserves, including interest and including the impact of the RAR and settlement discussed in Note 14 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

CASH REQUIREMENTS

Our obligations to make future cash payments under contracts, such as debt and lease agreements, and under contingent commitments, such as standby letters of credit and minimum revenue guarantees, are summarized in the table below, all as of December 31, 2008:

	Total	Years Ending December 31,					Later Years
		2009	2010	2011	2012	2013
	(In Millions)
Long-term debt(1)	$7,301	$382	$382	$1,381	$899	$1,242	$3,015
Global civil settlement payable(1)	170	97	73	—	—	—	—
Capital lease obligations(1)	3	—	—	—	—	—	3
Long-term non-cancelable operating leases	477	114	89	74	62	56	82
Standby letters of credit	196	192	4	—	—	—	—
Guarantees(2)	129	87	24	6	3	3	6
Asset retirement obligations	154	—	—	—	—	—	154
Academic affiliation agreements(3)	319	40	37	32	19	19	172
Tax liabilities	154	36	62	—	—	—	56
Supplemental executive retirement plan obligations	496	18	18	18	18	18	406
Information technology contract services	872	102	105	108	105	108	344
Purchase orders	212	212	—	—	—	—	—

Total	$10,483	$1,280	$794	$1,619	$1,106	$1,446	$4,238

(1)	Includes interest through maturity date/lease termination.
(2)	Includes minimum revenue guarantees, primarily related to physicians under relocation agreements and physician groups that provide services at our hospitals, and operating lease guarantees.
(3)	These agreements contain various rights and termination provisions.

The standby letters of credit are required principally by our insurers and various states to collateralize our workers’ compensation programs pursuant to statutory requirements and as security to collateralize the deductible and self-insured retentions under certain of our professional and general liability insurance programs. The amount of collateral required is principally dependent upon the level of claims activity and our creditworthiness. The insurers require the collateral in case we are unable to meet our obligations to claimants within the deductible or self-insured retention layers. The standby letters of credit are issued under our revolving credit facility.

Our capital expenditures primarily relate to the expansion and renovation of existing facilities, including amounts to comply with applicable laws and regulations, equipment and information systems additions and replacements, introduction of new medical technologies, design and construction of new hospitals and buildings, and various other capital improvements.

Capital expenditures were $547 million, $743 million and $693 million in the years ended December 31, 2008, 2007 and 2006, respectively. We anticipate that our capital expenditures for the year ending December 31, 2009 will total approximately $400 million to $450 million, including $59 million that was accrued at December 31, 2008, but not paid until 2009. The anticipated capital expenditures include approximately $9 million in 2009 to meet California seismic requirements for our remaining California facilities after all planned divestitures. We currently estimate spending a total of approximately

$147 million to comply with the requirements under California’s seismic regulations. Our current estimated seismic costs are considerably lower than certain previous estimates because several of our hospitals have been evaluated as having reduced risk using a new evaluation tool. Our total estimated seismic expenditure amount has not been adjusted for inflation. Our budgeted capital expenditures for the year ending December 31, 2009 also include approximately $4 million to improve disability access at certain of our facilities, as a result of a consent decree in a class action lawsuit. We expect to spend a total of approximately $118 million on such improvements over the next seven years. We were previously required to complete the same work over the next three years, but negotiated an extension to allow for a more orderly use of cash flow.

Interest payments, net of capitalized interest, were $391 million, $395 million and $376 million in the years ended December 31, 2008, 2007 and 2006, respectively. The increase in interest payments since 2006 is primarily due to payments related to our 2006 civil settlement with the federal government, as such payments did not begin until the fourth quarter of 2007. We anticipate that our gross interest payments, including capitalized interest, for the year ending December 31, 2009 will be approximately $385 million. However, this amount could increase depending on the success of our recent offer to exchange up to $1.6 billion aggregate principal amount of our outstanding notes maturing in December 2011 and June 2012 for an equal aggregate principal amount of two new series of senior secured notes maturing in 2015 and 2018 in a private placement. Although the total amount of our long-term debt will not change as a result of the exchange offer, the interest rates on the new notes actually issued in connection with the exchange offer will be higher than the interest rates on our existing 2011 and 2012 notes, resulting in increased interest payments for us.

Income tax payments, net of tax refunds, were approximately $4 million in the year ended December 31, 2008 compared to approximately $162 million in income tax refunds during the year ended December 31, 2007. In April 2007, we received a tax refund of approximately $171 million. At December 31, 2008, our carryforwards available to offset future taxable income consisted of (1) federal net operating loss carryforwards of approximately $2.0 billion pretax expiring in 2024 to 2028, (2) approximately $27 million in alternative minimum tax credits with no expiration, and (3) general business credit carryforwards of approximately $13 million expiring in 2023 to 2028.

SOURCES AND USES OF CASH

Our liquidity for the year ended December 31, 2008 was primarily derived from operating cash flow and proceeds from the sale of investments and facilities.

Our primary source of operating cash is the collection of accounts receivable. As we experience changes in our business mix and as admissions of uninsured and underinsured patients grow, our operating cash flow is negatively impacted due to lower levels of cash collections and higher levels of bad debt.

Net cash provided by operating activities was $208 million in the year ended December 31, 2008 compared to $326 million in the year ended December 31, 2007. Key negative and positive factors contributing to the change between the 2008 and 2007 periods include the following:

•	Net income tax payments of $4 million in the year ended December 31, 2008 compared to refunds of $162 million received in 2007;

•

Payments of $97 million ($88 million in principal and $9 million in interest) in the year ended December 31, 2008 related to our 2006 civil settlement with the federal government compared to $39 million ($24 million in principal and $15 million in interest) in 2007, as these payments did not begin until the fourth quarter of 2007;

•	Additional aggregate annual 401(k) matching contributions and annual incentive compensation payments of $20 million ($116 million in year ended December 31, 2008 compared to $96 million in 2007);

•	Additional cash flows as a result of enhanced management of accounts payable ($80 million) and accounts receivable ($58 million);

•	Insurance recoveries of $60 million in the year ended December 31, 2008 related to litigation, which was settled in December 2004, involving our former Redding Medical Center;

•

Lower investment earnings in 2008 compared to 2007 of approximately $33 million, excluding $10 million of Redding insurance recoveries (part of the $60 million of Redding recoveries discussed above) classified as investment earnings;

•	A $20 million decline in the cash and cash equivalents balance related to our Medicare HMO insurance subsidiary operating in Louisiana primarily due to the timing of monthly payments from CMS; and

•	Lease termination payments of $9 million in the year ended December 31, 2008 associated with the divestiture of the Tarzana campus of Encino-Tarzana Regional Medical Center.

Excluding the simultaneous purchase and sale of the Tarzana campus of Encino-Tarzana Regional Medical Center for $89 million, during the year ended December 31, 2008, we received proceeds of $71 million from the sales of facilities and other assets related to discontinued operations, primarily from the sales of North Ridge Medical Center, the Encino campus of Encino-Tarzana Regional Medical Center, Garden Grove Hospital and Medical Center, and San Dimas Community Hospital. Proceeds from the sales of facilities and other assets related to discontinued operations during the year ended December 31, 2007 aggregated $91 million. We also received proceeds, which are classified as investing activities, during the year ended December 31, 2008 of $144 million from the sale of our investment in Broadlane, $25 million from the sale of our interest in a joint venture with a real estate investment trust and $8 million from our investment in Metrocrest Hospital Authority bonds related to previously divested hospitals in the Dallas, Texas area. In 2007, we received proceeds of $31 million from our investment in Metrocrest Hospital Authority bonds (essentially, the source of these proceeds was our final payment of $31 million under our lease agreement with the Authority to operate two hospitals in the Dallas, Texas area) and $82 million from the cash surrender value or basis reduction of certain life insurance policies. In addition, in 2007 we received $6 million of insurance recoveries for hurricane-related property damage.

Further initiatives to increase the efficiency of our balance sheet during 2009 could generate incremental cash. These initiatives include the sale of our medical office buildings and excess land, buildings or other underutilized or inefficient assets. We are currently working to reach definitive agreements in connection with our previously announced intention to sell up to 31 of our 47 owned medical office buildings. These types of transactions are subject to significant negotiation and due diligence efforts and likely will be delayed as a result of the effects of the current credit environment. The remaining 16 owned medical office buildings are less likely to be sold as we are either a substantial or the primary occupant, or because the buildings are strategically located for our purposes. The realization of any incremental cash as a result of balance sheet initiatives cannot be assured.

Capital expenditures were $547 million and $743 million for the years ended December 31, 2008 and 2007, respectively, including $75 million and $67 million, respectively, for construction of a new hospital in El Paso, Texas, which was completed in May 2008, and a replacement hospital in Mt. Pleasant, South Carolina, which we expect to complete in 2010.

We use the fair market value to record our investments that are held-for-sale. As shown in Note 16 to the Consolidated Financial Statements, the majority of our investments are valued based on quoted market prices or other observable inputs. However, at December 31, 2008, one of our captive insurance subsidiaries held $2 million (principal value) of auction rate securities, classified as investments, whose auctions have failed due to sell orders exceeding buy orders. Due to the illiquidity of these securities for over a year, we recorded an other-than-temporary impairment of approximately $1 million in the year ended December 31, 2008. In addition, we recorded a loss of approximately $1 million related to $49 million of investments in the Reserve Yield Plus Fund and reclassified the balance from cash equivalents as the fund has experienced liquidity issues and temporarily suspended distributions. The fund is currently in the process of liquidating its investments and distributing cash to its investors and, in the three months ended December 31, 2008, we received $34 million of cash distributions from the fund. We expect the fund to liquidate all of its investments; however, the ultimate timing is uncertain. We will continue to closely monitor our investments, but do not anticipate any future decrease in value of either the auction rate securities or the Reserve Yield Plus Fund to have a material impact on our financial condition, results of operations or cash flows. We have no other investments that we expect will be negatively affected by the current economic crisis that will materially impact our financial condition, results of operations or cash flows.

DEBT INSTRUMENTS, GUARANTEES AND RELATED COVENANTS

We have a five-year, $800 million senior secured revolving credit facility that is collateralized by patient accounts receivable of our acute care and specialty hospitals, and bears interest at our option based on the London Interbank Offered Rate plus 175 basis points or Citigroup’s base rate, as defined in the credit agreement, plus 75 basis points. The revolving credit agreement includes a provision, which we believe is customary in receivables-backed credit facilities, that gives our banks the right to require that proceeds of collections of substantially all of our consolidated accounts receivable be applied directly to repay outstanding loans and other amounts that are due and payable under the revolving credit facility at any time that unused borrowing availability under the revolving credit facility is less than $100 million or if an event of default has occurred and is continuing thereunder. In that event, we would seek to re-borrow under the revolving credit facility to satisfy our operating cash requirements. Our ability to borrow under the revolving credit facility is subject to conditions that we believe are customary in such facilities, including that no events of default then exist.

In June 2008, we entered into an amendment to our credit agreement that allows us to grant liens on certain hospital facilities and inventory up to certain dollar limits set forth in the amendment. The amendment also provides us with additional flexibility over the remaining term of the credit agreement to pursue, at our option, various alternatives to refinance our existing unsecured senior debt, if market conditions and other considerations warrant. The alternatives include the issuance of secured debt, preferred stock and convertible debt, as well as other unsecured debt.

The indentures governing our senior notes contain covenants and conditions that have, among other requirements, limitations on (1) liens on principal properties and (2) sale and lease-back transactions with respect to principal properties. A principal property is defined in the indentures as a hospital that has an asset value on our books in excess of 5% of our consolidated net tangible assets, as defined. The above limitations do not apply, however, to (1) debt that is secured by assets other than principal properties or (2) debt that is secured by principal properties if the aggregate of such secured debt does not exceed 15% of our consolidated net tangible assets, as further described in the indentures. The indentures also prohibit the consolidation, merger or sale of all or substantially all assets unless no event of default would result after giving effect to such transaction.

All of our senior notes are general unsecured senior debt obligations that rank equally in right of payment with all of our other unsecured senior indebtedness, but are effectively subordinated to the obligations of our subsidiaries and any obligations under our revolving credit facility to the extent of the collateral.

In early 2009, we made an offer to exchange up to $1.6 billion aggregate principal amount of our outstanding notes maturing in December 2011 and June 2012 for an equal aggregate principal amount of two new series of senior secured notes maturing in 2015 and 2018 in a private placement. As of the filing date of this report, the offer remained open. Any new notes ultimately issued as part of the exchange offer will be guaranteed by and secured by a pledge of the capital stock and other ownership interests of certain of our subsidiaries. Although the total amount of our long-term debt will not change as a result of the exchange offer, the interest rates on the new notes actually issued in connection with the exchange offer will be higher than the interest rates on our existing 2011 and 2012 notes, resulting in increased interest expense for us. We may also be required to record a significant net gain in connection with the exchange offer, primarily based on the anticipated fair value of the new notes. From time to time, we expect to engage in additional capital markets, bank credit and other financing activities depending on our needs and financing alternatives available at that time. We believe our existing indentures provide significant flexibility for future collateralized borrowings.

Although we are currently in compliance with all covenants and conditions in our revolving credit agreement and the indentures governing our senior notes, our borrowing capacity under the revolving credit facility was limited to $444 million at December 31, 2008, based on our eligible receivables and limitations related to our fixed charge coverage ratio under the agreement.

At December 31, 2008, there were no cash borrowings outstanding under the revolving credit facility, and we had approximately $196 million of letters of credit outstanding. We also had approximately $507 million of cash and cash equivalents on hand at December 31, 2008 to fund our operations and capital expenditures.

We generally indemnify our current and former officers and directors from claims and lawsuits related to their actions taken on our behalf during their employment.

LIQUIDITY

We believe that existing cash and cash equivalents on hand, our investments in the Reserve Yield Plus Fund, marketable securities of our captive insurance companies classified as noncurrent investments on our balance sheet, availability under our revolving credit facility, future cash provided by operating activities and anticipated proceeds from the sales of hospitals and other assets held for sale should be adequate to meet our current cash needs. These sources of liquidity should also be adequate to finance planned capital expenditures, payments on the current portion of our long-term debt and other presently known operating needs. Long-term liquidity for debt service will be dependent on improved cash provided by operating activities, results of balance sheet initiatives previously discussed and, given favorable market conditions, future borrowings or refinancings. However, our cash requirements could be materially affected by the deterioration in our results of operations, as well as the various uncertainties discussed in this and other sections, which could require us to pursue any number of financing options, including, but not limited to, additional borrowings, debt refinancing, asset sales or other financing alternatives. With the current tightening in the credit markets, the level, if any, of these financing sources cannot be assured, and the ability of our counterparties to close asset sales as previously anticipated could also be affected.

We are aggressively identifying and implementing further actions to control costs and enhance our operating performance, including cash flow. Among the areas being addressed are volume growth, managed care payer contracting, procurement efficiencies, cost standardization, bad debt expense reduction initiatives, underperforming hospitals, and certain hospital and overhead costs not related to patient care. Although these initiatives may result in improved performance, that performance may remain somewhat below our hospital management peers because of geographic and other differences in hospital portfolios.

OFF-BALANCE SHEET ARRANGEMENTS

Excluding the hospitals whose operating results are included in discontinued operations, our consolidated operating results for the years ended December 31, 2008, 2007 and 2006 include $923 million, $888 million and $840 million, respectively, of net operating revenues and $89 million, $101 million and $89 million, respectively, of income from continuing operations generated from four general hospitals operated by us under lease arrangements. In accordance with generally accepted accounting principles, the respective buildings and the future lease obligations under three of these arrangements are not recorded on our consolidated balance sheet as they are considered operating leases. The current terms of these leases expire between 2010 and 2027, not including lease extensions that we have options to exercise. If these leases expire, we would no longer generate revenue or expenses from these hospitals.

We have no other off-balance sheet arrangements that may have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, except for $325 million of standby letters of credit outstanding and guarantees as of December 31, 2008.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 18 to our Consolidated Financial Statements included in this report for a discussion of recently issued accounting standards.

CRITICAL ACCOUNTING ESTIMATES

In preparing our Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States, we must use estimates and assumptions that affect the amounts reported in our Consolidated Financial Statements and accompanying notes. We regularly evaluate the accounting policies and estimates we use. In general, we base the estimates on historical experience and on assumptions that we believe to be reasonable, given the particular circumstances in which we operate. Actual results may vary from those estimates.

We consider our critical accounting estimates to be those that (1) involve significant judgments and uncertainties, (2) require estimates that are more difficult for management to determine, and (3) may produce materially different outcomes under different conditions or when using different assumptions.

Our critical accounting estimates cover the following areas:

•	Recognition of net operating revenues, including contractual allowances;

•	Provisions for doubtful accounts;

•	Accruals for general and professional liability risks;

•	Accruals for supplemental executive retirement plans;

•	Accruals for litigation losses;

•	Impairment of long-lived assets and goodwill;

•	Asset retirement obligations;

•	Accounting for income taxes; and

•	Accounting for stock-based compensation.

REVENUE RECOGNITION

We recognize net operating revenues in the period in which services are performed. Net operating revenues primarily consist of net patient service revenues that are recorded based on established billing rates (i.e., gross charges), less estimated discounts for contractual and other allowances, principally for patients covered by Medicare, Medicaid, and managed care and other health plans, as well as uninsured patients under the Compact.

Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more prevalent in earlier periods, and certain other payments, such as DSH, GME, IME and bad debt expense, which are based on our hospitals’ cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, and it can take several years until final settlement of such matters is determined and completely resolved. Because the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by us could change by material amounts.

We have a system and estimation process for recording Medicare net patient revenue and estimated cost report settlements. This results in us recording accruals to reflect the expected final settlements on our cost reports. For filed cost reports, we record the accrual based on those cost reports and subsequent activity, and record a valuation allowance against those cost reports based on historical settlement trends. The accrual for periods for which a cost report is yet to be filed is recorded based on estimates of what we expect to report on the filed cost reports, and a corresponding valuation allowance is recorded as previously described. Cost reports must generally be filed within five months after the end of the annual cost report reporting period. After the cost report is filed, the accrual and corresponding valuation allowance may need to be adjusted.

Revenues under managed care plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues are also subject to review and possible audit by the payers. The payers are billed for patient services on an individual patient basis. An individual patient’s bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review and adjudication of each particular bill. We estimate the discounts for contractual allowances at the individual hospital level utilizing billing data on an individual patient basis. At the end of each month, on an individual hospital basis, we estimate our expected reimbursement for patients of managed care plans based on the applicable contract terms. These estimates are periodically reviewed for accuracy by taking into consideration known contract terms as well as payment history. Although we do not separately accumulate and disclose the aggregate amount of adjustments to the estimated reimbursement for every patient bill, we believe our estimation and review process enables us to identify instances on a timely basis where such estimates need to be revised. We do not believe there were any adjustments to estimates of individual patient bills that were material to our revenues. In addition, on a corporate-wide basis, we do not record any general provision for adjustments to estimated contractual allowances for managed care plans.

Revenues related to self-pay patients may qualify for a discount under the Compact, whereby the gross charges based on established billing rates would be reduced by an estimated discount for contractual allowance.

We believe that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. We know of no material claims, disputes or unsettled matters with any payers that would affect our revenues for which we have not adequately provided for in our Consolidated Financial Statements.

PROVISIONS FOR DOUBTFUL ACCOUNTS

Although outcomes vary, our policy is to attempt to collect amounts due from patients, including co-payments and deductibles due from patients with insurance, at the time of service while complying with all federal and state laws and regulations, including, but not limited to, the Emergency Medical Treatment and Active Labor Act (“EMTALA”). Generally, as required by EMTALA, patients may not be denied emergency treatment due to inability to pay. Therefore, services, including the legally required medical screening examination and stabilization of the patient, are performed without delaying to obtain insurance information. In non-emergency circumstances or for elective procedures and services, it is our policy to verify insurance prior to a patient being treated.

We provide for an allowance against accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable by hospital, our historical collection experience by hospital and for each type of payer over an 18-month look-back period, and other relevant factors.

Our practice is to reduce the net carrying value of self-pay accounts receivable, including accounts related to the co-payments and deductibles due from patients with insurance, to their estimated net realizable value at the time of billing. Generally, uncollected balances are assigned to our in-house collection agency between 90 to 180 days, once patient responsibility has been identified. When accounts are assigned to the collection agency by the hospital, the accounts are completely written off the hospital’s books through the provision for doubtful accounts, and an estimated future recovery amount is calculated and recorded as a receivable on the hospital’s books at the same time. The estimated future recovery amount is adjusted based on the aging of the accounts and changes to actual recovery rates. The estimated future recovery amount for self-pay accounts is gradually written down whereby it is fully reserved if the amount is not paid within two years after the account is assigned to our in-house collection agency.

Managed care accounts are collected through our hospital-based business offices or regional business offices, whereby the account balances remain in the hospital’s patient accounting system and on the hospital’s books, and are adjusted based on an analysis of the net realizable value as they age. Managed care accounts collected through our hospital-based business offices or regional business offices are gradually written down whereby they are fully reserved if the accounts are not paid within two years.

Changes in the collectability of aged managed care accounts receivable are ongoing and impact our provision for doubtful accounts. We continue to experience payment pressure from managed care companies concerning amounts of past billings. We aggressively pursue collection of these accounts receivable using all means at our disposal, including arbitration and litigation, but we may not be successful.

ACCRUALS FOR GENERAL AND PROFESSIONAL LIABILITY RISKS

We accrue for estimated professional and general liability claims, to the extent not covered by insurance, when they are probable and can be reasonably estimated. We maintain reserves, which are based on actuarial estimates for the portion of our professional liability risks, including incurred but not reported claims to the extent we do not have insurance coverage. Our liability consists of estimates established based upon discounted actuarial calculations using several factors, including the number of asserted claims and reported incidents, estimates of losses for these claims based on recent and historical settlement amounts, estimates of incurred but not reported claims based on historical experience, the timing of historical payments, and risk free discount rates used to determine the present value of projected payments. The liability is adjusted for new claims information in the period such information becomes known. Malpractice expense is recorded within other operating expenses in the accompanying Consolidated Statement of Operations.

Our estimated reserve for professional and general liability claims will change significantly if future claims differ from historical trends. In addition, because of the complexity of the claims, the extended period of time to settle the claims and the wide range of potential outcomes, our ultimate liability for professional and general liability claims could change materially from our current estimates.

ACCRUALS FOR SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

Our supplemental executive retirement plan benefit obligations and related costs are calculated using actuarial concepts, within the framework of SFAS No. 87, “Employer’s Accounting for Pensions.” The discount rate is a critical assumption in determining the elements of expense and liability measurement. We evaluate this critical assumption annually. Other assumptions include employee demographic factors such as retirement patterns, mortality, turnover, and rate of compensation increase.

The discount rate enables us to state expected future cash payments for benefits as a present value on the measurement date. The guideline for setting this rate is a high-quality long-term corporate bond rate. A lower discount rate increases the present value of benefit obligations and increases pension expense. We decreased our discount rate to 5.75% in 2008 from 6.25% in 2007 to reflect market interest rate conditions at our December 31, 2008 measurement date. The assumed discount rate for pension plans reflects the market rates for high-quality corporate bonds currently available. A one percentage point decrease in the assumed discount rate would increase total net periodic pension expense for 2009 by $0.5 million and would increase the projected benefit obligation at December 31, 2008 by $26.2 million. A one percentage point increase in the assumed discount rate would increase net periodic pension expense for 2009 by $0.4 million and decrease the projected benefit obligation at December 31, 2008 by $22.1 million.

ACCRUALS FOR LITIGATION LOSSES

We record reserves for litigation losses in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). Under SFAS 5, a loss contingency is recorded if a loss is probable and can be reasonably estimated. We record probable loss contingencies based on the best estimate of the loss. If a range of loss can be reasonably estimated, but no single amount within the range appears to be a better estimate than any other amount within the range, the minimum amount in the range is accrued. These estimates are often initially developed earlier than when the ultimate loss is known, and the estimates are adjusted if additional information becomes known.

IMPAIRMENT OF LONG-LIVED ASSETS

We evaluate our long-lived assets for possible impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future undiscounted cash flows. We calculate the amount of an impairment if the carrying value of the long-lived assets exceeds the fair value of the assets. The fair value of the assets is estimated based on appraisals, established market values of comparable assets or internal estimates of future net cash flows expected to result from the use and ultimate disposition of the asset. The estimates of these future cash flows are based on assumptions and projections we believe to be reasonable and supportable. They require our subjective judgments and take into account assumptions about revenue and expense growth rates. These assumptions may vary by type of facility and presume stable or improving results at our hospitals, depending on their circumstances. If the presumed level of performance does not occur as expected, impairment may result.

We report long-lived assets to be disposed of at the lower of their carrying amounts or fair values less costs to sell. In such circumstances, our estimates of fair value are based on appraisals, established market prices for comparable assets or internal estimates of future net cash flows.

These fair value estimates can change by material amounts in subsequent periods. Many factors and assumptions can impact the estimates, including the future financial results of our hospitals, how the hospitals are operated in the future, changes in health care industry trends and regulations, and the nature of the ultimate disposition of the assets. In certain cases, these fair value estimates assume the highest and best use of the assets in the future to a market place participant is other than as a hospital. In these cases, the estimates are based on the fair value of the real property and equipment if utilized other than as a hospital. The impairment recognized does not include the costs of closing the hospital or other future operating costs, which could be substantial. Accordingly, the ultimate net cash realized from the hospital, should we choose to sell it, could be significantly less than its impaired value.

IMPAIRMENT OF GOODWILL

Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Goodwill and other intangible assets acquired in purchase business combinations and determined to have indefinite useful lives are not amortized, but instead are subject to impairment tests performed at least annually. For goodwill, we perform the test at the reporting unit level, as defined by appropriate accounting standards, when events occur that require an evaluation to be performed or at least annually. If we determine the carrying value of goodwill is impaired, or if the carrying value of a business that is to be sold or otherwise disposed of exceeds its fair value, then we reduce the carrying value, including any allocated goodwill, to fair value. Estimates of fair value are based on appraisals, established market prices for comparative assets or internal estimates of future net cash flows and presume stable or improving results at our hospitals, depending on their circumstances. If the presumed level of performance does not occur as expected, impairment may result.

ASSET RETIREMENT OBLIGATIONS

We recognize the fair value of a liability for legal obligations associated with asset retirements in the period in which it is incurred, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” if a reasonable estimate of the fair value of the obligation can be made. When the liability is initially recorded, we capitalize the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost associated with the retirement obligation is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to settle the asset retirement obligation and the liability recorded is recognized as a gain or loss in the Consolidated Statement of Operations.

The calculation of the asset retirement obligation is a critical accounting estimate because factors used in calculating the obligation can change, which could result in larger or smaller estimated obligations that could have a significant impact on our results of operations and financial condition. The significant assumptions and estimates used in the calculation include the following:

•

Estimated settlement date of the obligation—The year when the asset is no longer deemed to have any future useful life, and the facility or asset is closed, or otherwise disposed of, is when final settlement of the obligation is estimated to occur, and is generally based on the remaining years of useful life of our facilities or the expiration of a lease. Changes in demand, competing facilities, economic conditions, technology advancements, state regulations and availability of physicians, nurses and staff can affect the estimated settlement date.

•

Retirement obligation costs—These costs are estimated based on our knowledge of the applicable laws and regulations, known facts and circumstances of specific obligations, and cost estimates obtained from our knowledge and past experience.

•

Asbestos presence—The estimated amount of asbestos in our facilities was determined by our construction staff based on their knowledge of the architectural state of the facility, the age of the facility and whether any renovation had recently occurred. Due to facilities changing ownership several times and our experience during renovations of inconsistent use of building materials, it cannot be known with certainty the exact amount of asbestos present or the exact location of all asbestos that may need to be remediated.

•

Inflation rate—The inflation rate applied to current remediation costs is used to estimate the future value of the remediation costs at the time the retirement obligation is estimated to be settled. We have assumed an inflation rate of 5% based on the nature of the retirement obligations.

•

Discount rate—The estimated costs at the anticipated settlement date are discounted back to the year the asset was built or acquired to determine the amount of the obligation when it was incurred. The estimate of the initial obligation has been accreted to the current date in accordance with SFAS 143. The discount rate represents our credit-adjusted, risk-free rate of interest, at the time the obligation was originally recorded, which was estimated to be 9.5%.

Using these estimates and assumptions, the cumulative effect of the change in accounting principle, fixed asset cost, accumulated depreciation and the asset retirement obligation were calculated for each of our facilities that have known asset retirement obligations. Subsequent changes to these assumptions will affect future depreciation and accretion expense.

ACCOUNTING FOR INCOME TAXES

We account for income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” as amended by FASB Staff Position No. 48-1 (“FIN 48”). This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Income tax receivables and liabilities and deferred tax assets and liabilities are recognized based on the amounts that more likely than not will be sustained upon ultimate settlement with taxing authorities.

Developing our provision for income taxes and analysis of uncertain tax positions items requires significant judgment and knowledge of federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets.

We assess the realization of our deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The main factors that we consider include:

•	Cumulative losses in recent years;

•	Income/losses expected in future years;

•	Unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels;

•	The availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits;

•	The carryforward period associated with the deferred tax assets and liabilities; and

•	Prudent and feasible tax-planning strategies.

We consider many factors when evaluating our uncertain tax positions, and such judgments are subject to periodic review. Tax benefits associated with uncertain tax positions are recognized in the period in which one of the following conditions is satisfied: (1) the more likely than not recognition threshold is satisfied; (2) the position is ultimately settled through negotiation or litigation; or (3) the statute of limitations for the taxing authority to examine and challenge the position has expired. Tax benefits associated with an uncertain tax position are derecognized in the period in which the more likely than not recognition threshold is no longer satisfied.

While we believe we have adequately provided for our income tax receivables or liabilities and our deferred tax assets or liabilities in accordance with SFAS 109 and FIN 48, adverse determinations by taxing authorities or changes in tax laws and regulations could have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We account for the cost of stock-based compensation using the fair-value method required by SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), under which the cost of stock option grants and other incentive awards to employees, directors, advisors and consultants generally is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. Under SFAS 123(R), we estimate the fair value of stock option grants as of the date of each grant, using a binomial lattice model. The key assumptions of the binomial lattice model include:

•	Expected volatility;

•	Expected dividend yield;

•	Expected life;

•	Expected forfeiture rate;

•	Risk-free interest rate range;

•	Early exercise threshold; and

•	Early exercise rate.

The expected volatility used in the binomial lattice model incorporates historical and implied share-price volatility and is based on an analysis of historical prices of our stock and open market exchanged options. The expected volatility reflects the historical volatility for a duration consistent with the contractual life of the options, and the volatility implied by the trading of options to purchase our stock on open-market exchanges. The historical share-price volatility excludes the movements in our stock price during the period October 1, 2002 through December 31, 2002 due to unique events occurring during that time, which caused the extreme volatility of our stock price. The expected life of options granted is derived from the output of the binomial lattice model and represents the period of time that the options are expected to be outstanding. This model incorporates an early exercise assumption in the event of a significant increase in stock price. The risk-free interest rates are based on zero-coupon United States Treasury yields in effect at the date of grant consistent with the expected exercise timeframes.

The most critical of the above assumptions in our calculations of fair value is the expected life of an option, because it, in turn, is a principal part of our calculations of expected volatility and interest rates. Accordingly, we reevaluate our estimate of expected life at each major grant date. Our reevaluation is based on recent exercise patterns.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The table below presents information about certain of our market-sensitive financial instruments as of December 31, 2008. The fair values were determined based on quoted market prices for the same or similar instruments. At December 31, 2008, we had no borrowings subject to or with variable interest rates.

	Maturity Date, Year Ending December 31,
	2009	2010	2011	2012	2013	Thereafter	Total	Fair Value
	(Dollars in millions)
Fixed-rate long-term debt	$2	$2	$1,002	$602	$1,001	$2,251	$4,860	$3,563
Average interest rates	8.7%	8.7%	6.7%	6.7%	7.7%	9.4%	8.2%

We do not hold or issue derivative instruments for trading purposes and are not a party to any instruments with leverage or prepayment features.

At December 31, 2008, we had long-term, market-sensitive investments held by our captive insurance subsidiaries. Our market risk associated with our investments in debt securities classified as non-current assets is substantially mitigated by the long-term nature and type of the investments in the portfolio. At December 31, 2008, the net accumulated unrealized losses related to our captive insurance companies’ investment portfolios were approximately $4 million.

We have no affiliation with partnerships, trusts or other entities (sometimes referred to as “special-purpose” or “variable-interest” entities) whose purpose is to facilitate off-balance sheet financial transactions or similar arrangements by us. Thus, we have no exposure to the financing, liquidity, market or credit risks associated with such entities.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To Our Shareholders:

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. Management assessed the effectiveness of Tenet’s internal control over financial reporting as of December 31, 2008. This assessment was performed under the supervision of and with the participation of management, including the chief executive officer and chief financial officer.

In making this assessment, management used criteria based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on the assessment using the COSO framework, management concluded that Tenet’s internal control over financial reporting was effective as of December 31, 2008.

Tenet’s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Deloitte & Touche LLP has also audited Tenet’s Consolidated Financial Statements as of and for the year ended December 31, 2008, and that firm’s audit report on such Consolidated Financial Statements is also included herein.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Trevor Fetter	Biggs C. Porter
President and Chief Executive Officer	Chief Financial Officer
February 23, 2009	February 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Tenet Healthcare Corporation

Dallas, Texas

We have audited the internal control over financial reporting of Tenet Healthcare Corporation and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated February 23, 2009, except for Note 1, as to which the date is May 12, 2009, and Note 4, as to which the date is August 3, 2009, expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s retrospective adjustment for the adoption of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Tenet Healthcare Corporation

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the years then ended. Our audits also included the financial statement schedule for the years ended December 31, 2008 and 2007 listed in the Index of the Company’s Form 10-K at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2008 and 2007 consolidated financial statements present fairly, in all material respects, the financial position of Tenet Healthcare Corporation and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Note 14 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” effective January 1, 2007.

As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 23, 2009, except for Note 1, as to which the date is May 12, 2009,

and Note 4, as to which the date is August 3, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Tenet Healthcare Corporation:

We have audited the accompanying consolidated statements of operations, other comprehensive income (loss), changes in equity and cash flows of Tenet Healthcare Corporation and subsidiaries for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Tenet Healthcare Corporation and subsidiaries for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As described in note 1 to the consolidated financial statements, effective January 1, 2009, the Company has changed its method of accounting for noncontrolling interests in 2009 retrospective to all years presented due to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS 160).

/s/ KPMG LLP

Dallas, Texas

February 26, 2007, except for notes 1 and 3, which are as of December 15, 2008, notes 7, 10 and 13,

which are as of February 23, 2009, notes 4, 5, 6, 12, 14, and 15, which are as of July 31, 2009, and adoption of SFAS 160, which is as of May 12, 2009.

CONSOLIDATED BALANCE SHEETS

Dollars in Millions

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$507	$572
Investments in Reserve Yield Plus Fund	14	—
Investments in marketable debt securities	2	20
Accounts receivable, less allowance for doubtful accounts ($396 at December 31, 2008 and $441 at December 31, 2007)	1,337	1,385
Inventories of supplies, at cost	161	183
Income tax receivable	6	7
Deferred income taxes	82	87
Assets held for sale	310	51
Other current assets	290	255

Total current assets	2,709	2,560
Investments and other assets	242	288
Property and equipment, at cost, less accumulated depreciation and amortization ($2,795 at December 31, 2008 and $2,779 at December 31, 2007)	4,291	4,645
Goodwill	609	607
Other intangible assets, at cost, less accumulated amortization ($216 at December 31, 2008 and $183 at December 31, 2007)	323	293

Total assets	$8,174	$8,393

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2	$1
Accounts payable	686	780
Accrued compensation and benefits	414	393
Professional and general liability reserves	127	161
Accrued interest payable	125	126
Accrued legal settlement costs	168	119
Other current liabilities	427	468

Total current liabilities	1,949	2,048
Long-term debt, net of current portion	4,778	4,771
Professional and general liability reserves	536	555
Accrued legal settlement costs	72	163
Other long-term liabilities	591	649
Deferred income taxes	101	119

Total liabilities	8,027	8,305
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock, $0.05 par value; authorized 1,050,000,000 shares; 532,890,116 shares issued at December 31, 2008 and 530,689,733 shares issued at December 31, 2007	26	26
Additional paid-in capital	4,445	4,412
Accumulated other comprehensive loss	(37)	(28)
Accumulated deficit	(2,852)	(2,877)
Less common stock in treasury, at cost, 55,716,859 shares at December 31, 2008 and 56,310,604 shares at December 31, 2007	(1,479)	(1,479)

Total shareholders’ equity	103	54
Noncontrolling interests	44	34

Total equity	147	88

Total liabilities and equity	$8,174	$8,393

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in Millions,

Except Per-Share Amounts

	Years Ended December 31,
	2008	2007	2006
Net operating revenues	$8,585	$8,083	$7,676
Operating expenses:
Salaries, wages and benefits	3,779	3,617	3,440
Supplies	1,511	1,401	1,357
Provision for doubtful accounts	628	555	487
Other operating expenses, net	1,928	1,852	1,761
Depreciation and amortization	371	336	314
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	16	36	312
Hurricane insurance recoveries, net of costs	—	(3)	(14)
Litigation and investigation costs, net of insurance recoveries	41	13	766

Operating income (loss)	311	276	(747)
Interest expense	(418)	(419)	(408)
Investment earnings	22	47	62
Net gains on sales of investments	139	—	5

Income (loss) from continuing operations, before income taxes	54	(96)	(1,088)
Income tax benefit	25	61	258

Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	79	(35)	(830)
Discontinued operations:
Loss from operations	(2)	(5)	(29)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(95)	(53)	(166)
Hurricane insurance recoveries, net of costs	—	—	186
Litigation settlements, net of insurance recoveries	39	—	35
Net gains (losses) on sales of facilities	6	(8)	15
Income tax (expense) benefit	5	17	(9)

Income (loss) from discontinued operations	(47)	(49)	32

Income (loss) before cumulative effect of change in accounting principle	32	(84)	(798)
Cumulative effect of change in accounting principle, net of tax	—	—	2

Net income (loss)	32	(84)	(796)
Less: Net income attributable to noncontrolling interests	7	5	7

Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$25	$(89)	$(803)

Amounts attributable to Tenet Healthcare Corporation shareholders
Income (loss) from continuing operations, net of tax	$73	(38)	$(833)
Income (loss) from discontinued operations, net of tax	(48)	(51)	28
Cumulative effect of change in accounting principle, net of tax	—	—	2

Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$25	$(89)	$(803)

Earnings (loss) per share attributable to Tenet Healthcare Corporation shareholders
Basic and diluted
Continuing operations	$0.15	$(0.08)	$(1.76)
Discontinued operations	(0.10)	(0.11)	0.05
Cumulative effect of change in accounting principle, net of tax	—	—	—

	$0.05	$(0.19)	$(1.71)

Weighted average shares and dilutive securities outstanding (in thousands):
Basic	476,349	473,405	470,847
Diluted	478,606	473,405	470,847

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

Dollars in Millions

	Years Ended December 31,
	2008	2007	2006
Net income (loss)	$32	$(84)	$(796)
Other comprehensive income (loss):
Adjustments for supplemental executive retirement plans	(9)	17	5
Foreign currency translation adjustments	—	(2)	—
Unrealized losses on securities held as available-for-sale	(3)	—	(1)
Reclassification adjustments for realized losses included in net income (loss)	3	2	1

Other comprehensive income (loss) before income taxes	(9)	17	5
Income tax (expense) benefit related to items of other comprehensive income (loss)	—	—	—

Total other comprehensive income (loss)	(9)	17	5

Comprehensive income (loss)	23	(67)	(791)
Comprehensive income attributable to noncontrolling interests	(7)	(5)	(7)

Comprehensive income (loss) attributable to Tenet Healthcare Corporation shareholders	$16	$(72)	$(798)

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Dollars in Millions,

Share Amounts in Thousands

	Tenet Healthcare Corporation Shareholders’ Equity
	Shares Outstanding	Issued Par Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock	Noncontrolling Interests	Total Equity
Balances at December 31, 2005	469,710	$26	$4,320	$(39)	$(1,807)	$(1,479)	$65	$1,086
Net income (loss)	—	—	—	—	(803)	—	7	(796)
Distributions paid to noncontrolling interests	—	—	—	—	—	—	(3)	(3)
Sale of ownership interest in subsidiary to noncontrolling interest	—	—	—	—	—	—	(35)	(35)
Other comprehensive income	—	—	—	5	—	—	—	5
Issuance of common stock	1,875	—	2	—	—	—	—	2
Equity investee stock transactions	—	—	2	—	—	—	—	2
Stock-based compensation expense	—	—	48	—	—	—	—	48
Adjustment to apply SFAS 158	—	—	—	(11)	—	—	—	(11)

Balances at December 31, 2006	471,585	26	4,372	(45)	(2,610)	(1,479)	34	298
Cumulative effect of adopting FIN 48	—	—	—	—	(178)	—	—	(178)
Net income (loss)	—	—	—	—	(89)	—	5	(84)
Distributions paid to noncontrolling interests	—	—	—	—	—	—	(5)	(5)
Other comprehensive income	—	—	—	17	—	—	—	17
Issuance of common stock	2,794	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	40	—	—	—	—	40

Balances at December 31, 2007	474,379	26	4,412	(28)	(2,877)	(1,479)	34	88
Net income	—	—	—	—	25	—	7	32
Distributions paid to noncontrolling interests	—	—	—	—	—	—	(3)	(3)
Contributions from noncontrolling interests	—	—	—	—	—	—	6	6
Other comprehensive loss	—	—	—	(9)	—	—	—	(9)
Issuance of common stock	2,794	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	33	—	—	—	—	33

Balances at December 31, 2008	477,173	$26	$4,445	$(37)	$(2,852)	$(1,479)	$44	$147

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in Millions

	Years Ended December 31,
	2008	2007	2006
Net income (loss)	$32	$(84)	$(796)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	371	336	314
Provision for doubtful accounts	628	555	487
Net gains on sales of investments	(139)	—	(5)
Deferred income tax expense (benefit)	(14)	2	(68)
Stock-based compensation expense	33	40	50
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	16	36	312
Litigation and investigation costs, net of insurance recoveries	41	13	766
Pretax (income) loss from discontinued operations	52	66	(41)
Cumulative effect of change in accounting principle	—	—	(2)
Other items, net	4	(15)	(24)
Changes in cash from operating assets and liabilities:
Accounts receivable	(647)	(623)	(438)
Inventories and other current assets	(1)	(28)	(43)
Income taxes	(20)	83	(396)
Accounts payable, accrued expenses and other current liabilities	(29)	(99)	(112)
Other long-term liabilities	(37)	39	29
Insurance recoveries for business interruption and other costs	—	—	161
Payments against reserves for restructuring charges and litigation costs and settlements	(100)	(70)	(698)
Net cash provided by operating activities from discontinued operations, excluding income taxes and insurance recoveries for business interruption and other costs	18	75	42

Net cash provided by (used in) operating activities	208	326	(462)
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(452)	(608)	(558)
Construction of new and replacement hospitals	(75)	(67)	(12)
Purchases of property and equipment — discontinued operations	(20)	(68)	(123)
Purchase of business or joint venture interest	(92)	(36)	(28)
Proceeds from sales of facilities and other assets — discontinued operations	160	91	230
Proceeds from sales of marketable securities, long-term investments and other assets	224	706	30
Purchases of marketable securities	(26)	(652)	(43)
Reclassification of investments in Reserve Yield Plus Fund out of cash equivalents	(14)	—	—
Proceeds from hospital authority bonds	8	31	4
Proceeds from cash surrender value or basis reduction of insurance policies	11	82	—
Insurance recoveries for property damage	1	6	115
Other items, net	1	(5)	6

Net cash used in investing activities	(274)	(520)	(379)
Cash flows from financing activities:
Repayments of borrowings	(1)	(22)	(20)
Release of restricted cash related to letter of credit facility	—	—	263
Contributions from noncontrolling interests	6	—	—
Distributions paid to noncontrolling interests	(3)	(5)	(3)
Other items, net	(1)	9	12

Net cash provided by (used in) financing activities	1	(18)	252

Net decrease in cash and cash equivalents	(65)	(212)	(589)
Cash and cash equivalents at beginning of period	572	784	1,373

Cash and cash equivalents at end of period	$507	$572	$784

Supplemental disclosures:
Interest paid, net of capitalized interest	$(391)	$(395)	$(376)
Income tax (payments) refunds, net	$(4)	$162	$(215)

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Tenet Healthcare Corporation (together with our subsidiaries, referred to as “Tenet,” the “Company,” “we” or “us”) is an investor-owned health care services company whose subsidiaries and affiliates principally operate general hospitals and related health care facilities. At December 31, 2008, our subsidiaries operated 53 general hospitals (including four hospitals not yet divested at that date that are classified in discontinued operations), a cancer hospital (which is also being divested and is classified in discontinued operations) and a critical access hospital, with a combined total of 14,352 licensed beds, serving urban and rural communities in 12 states. We also own interests in two health maintenance organizations (“HMOs”) and operate: various related health care facilities, including a rehabilitation hospital, a long-term acute care hospital, a skilled nursing facility and a number of medical office buildings—all of which are located on, or nearby, one of our general hospital campuses; physician practices; captive insurance companies; and other ancillary health care businesses (including outpatient surgery centers, diagnostic imaging centers, and occupational and rural health care clinics).

Basis of Presentation

Our Consolidated Financial Statements include the accounts of Tenet and its wholly owned and majority-owned subsidiaries. We eliminate intercompany accounts and transactions in consolidation, and we include the results of operations of businesses that are newly acquired in purchase transactions from their dates of acquisition. We account for significant investments in other affiliated companies using the equity method. Unless otherwise indicated, all financial and statistical data included in these notes to the Consolidated Financial Statements relate to our continuing operations, with dollar amounts expressed in millions (except per-share amounts). Certain balances in the accompanying Consolidated Financial Statements and these notes have been reclassified to give retrospective presentation to the discontinued operations described in Note 4. In addition, certain prior-year balances have been reclassified to conform to current-year presentation.

Certain balances in the accompanying Consolidated Financial Statements and these notes have been reclassified to give retrospective presentation for the effect of adopting Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”).

Changes in Accounting Principle

Effective January 1, 2009, we adopted SFAS 160. The adoption of SFAS 160 had no impact on our financial condition, results of operations or cash flows. However, we now reflect noncontrolling interests in subsidiaries as a separate component of equity in our Consolidated Financial Statements. We have reclassified certain prior-year amounts to conform with the presentation required by SFAS 160.

Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). There was no impact on our Consolidated Financial Statements as a result of adopting SFAS 157. See Note 16 for the disclosure of the fair value of investments required by SFAS 157.

Effective January 1, 2008, we also adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). The adoption of SFAS 159 had no impact on our Consolidated Financial Statements.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” as amended by FASB Staff Position No. 48-1 (“FIN 48”), and recorded a cumulative effect adjustment that increased the 2007 beginning of year accumulated deficit by $178 million. See Note 14 for additional information.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires us to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and these accompanying notes. We regularly evaluate the accounting policies and estimates we use. In general, we base the estimates on historical experience and on assumptions that we believe to be reasonable given the particular circumstances in which we operate. Although we believe all adjustments considered necessary for fair presentation have been included, actual results may vary from those estimates. Financial and statistical information we report to other regulatory agencies may be prepared on a basis other than GAAP or using different assumptions or reporting periods and, therefore, may vary from amounts presented herein. Although we make every effort to ensure that the information we report to those agencies is accurate, complete and consistent with applicable reporting guidelines, we cannot be responsible for the accuracy of the information they make available to the public.

Change in Estimate

Based on updated historical cost report settlement trends and refinements to our method to estimate such trends, our net operating revenues for the year ended December 31, 2006 include a favorable adjustment of $13 million ($0.03 per share) as a result of a change in estimate of the valuation allowances necessary for prior-year cost report periods not yet audited and settled by our fiscal intermediary. For further information on the estimation of valuation allowances for prior-year cost report periods, see “Net Operating Revenues” below.

Net Operating Revenues

We recognize net operating revenues in the period in which services are performed. Net operating revenues primarily consist of net patient service revenues that are recorded based on established billing rates (i.e., gross charges), less estimated discounts for contractual and other allowances, principally for patients covered by Medicare, Medicaid, managed care and other health plans, as well as uninsured patients under our Compact with Uninsured Patients (“Compact”).

Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and, therefore, are not displayed in our Consolidated Statements of Operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payer category), gross charges are also what hospitals charge all other patients prior to the application of discounts and allowances.

Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospective cost-based revenues, which were more prevalent in earlier periods, and certain other payments, such as Indirect Medical Education, Direct Graduate Medical Education, disproportionate share hospital and bad debt expense, which are based on our hospitals’ cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, and it can take several years until final settlement of such matters is determined and completely resolved. Because the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by us could change by material amounts.

We have a system and estimation process for recording Medicare net patient revenue and estimated cost report settlements. This results in us recording accruals to reflect the expected final settlements on our cost reports. For filed cost reports, we record the accrual based on those cost reports and subsequent activity, and record a valuation allowance against those cost reports based on historical settlement trends. The accrual for periods for which a cost report is yet to be filed is recorded based on estimates of what we expect to report on the filed cost reports, and a corresponding valuation allowance is recorded as previously described. Cost reports must generally be filed within five months after the end of the annual cost reporting period. After the cost report is filed, the accrual and corresponding valuation allowance may need to be adjusted. Adjustments for prior-year cost reports and related valuation allowances principally related to Medicare and Medicaid, including the change in estimate of $13 million in 2006 discussed above, increased revenues in each of the years ended December 31, 2008, 2007 and 2006 by $3 million, $45 million and $34 million, respectively. Estimated cost report settlements and valuation allowances are deducted from accounts receivable in the accompanying Consolidated Balance Sheets (see Note 3). We believe that we have made adequate provision for any adjustments that may result from final determination of amounts earned under all the above arrangements with Medicare and Medicaid.

Revenues under managed care plans are based primarily on payment terms involving predetermined rates per diagnosis, per-diem rates, discounted fee-for-service rates and/or other similar contractual arrangements. These revenues are also subject to review and possible audit by the payers. The payers are billed for patient services on an individual patient basis. An individual patient’s bill is subject to adjustment on a patient-by-patient basis in the ordinary course of business by the payers following their review and adjudication of each particular bill. We estimate the discounts for contractual allowances at the individual hospital level utilizing billing data on an individual patient basis. At the end of each month, on an individual hospital basis, we estimate our expected reimbursement for patients of managed care plans based on the applicable contract terms. These estimates are periodically reviewed for accuracy by taking into consideration known contract terms as well as payment history. Although we do not separately accumulate and disclose the aggregate amount of adjustments to the estimated reimbursement for every patient bill, we believe our estimation and review process enables us to identify instances on a timely basis where such estimates need to be revised. We do not believe there were any adjustments to estimates of individual patient bills that were material to our revenues. In addition, on a corporate-wide basis, we do not record any general provision for adjustments to estimated contractual allowances for managed care plans.

We know of no material claims, disputes or unsettled matters with any payers that would affect our revenues for which we have not adequately provided for in the accompanying Consolidated Financial Statements.

Under our Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded. The uninsured patient accounts, net of contractual allowances recorded, are further reduced to their net realizable value through provision for doubtful accounts based on historical collection trends for self-pay accounts and other factors that affect the estimation process.

We also provide charity care to patients who are financially unable to pay for the health care services they receive. Most patients who qualify for charity care are charged a per-diem amount for services received, subject to a cap. Except for the per-diem amounts, our policy is not to pursue collection of amounts determined to qualify as charity care; therefore, we do not report these amounts in net operating revenues or in provision for doubtful accounts. Patient advocates from our Medical Eligibility Program screen patients in the hospital to determine whether those patients meet eligibility requirements for financial assistance programs. They also expedite the process of applying for these government programs.

Cash Equivalents

We treat highly liquid investments with original maturities of three months or less as cash equivalents. Cash and cash equivalents were approximately $507 million and $572 million at December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, our book overdrafts were approximately $187 million and $161 million, respectively, which were classified as accounts payable.

We operate a wholly owned Medicare Advantage HMO insurance subsidiary in Louisiana, and we also own a 50% interest in the company that administers the insurance subsidiary’s operations. The total cash and cash equivalents on our balance sheet at December 31, 2008 related to the HMO insurance subsidiary was $53 million as compared to $73 million at December 31, 2007. These balances will fluctuate based on operational performance of the subsidiaries, the payment of medical claims outstanding and the timing of monthly payments from the Centers for Medicare and Medicaid Services. The cash is intended for the operations of the HMO insurance subsidiary, and a portion may be repatriated back to us for general corporate purposes based on the financial performance of that subsidiary.

In addition, see Note 16 for disclosure of our investments in the Reserve Yield Plus Fund that were reclassified out of cash and cash equivalents due to liquidity issues.

Investments in Debt and Equity Securities

We classify investments in debt and equity securities as either available-for-sale, held-to-maturity or as part of a trading portfolio. At December 31, 2008 and 2007, we had no significant investments in securities classified as either held-to-maturity or trading. We carry securities classified as available-for-sale at fair value if unrestricted. We report their unrealized gains and losses, net of taxes, as accumulated other comprehensive income (loss) unless we determine that a loss is other-than-temporary, at which point we would record a loss in the Consolidated Statement of Operations. We include realized gains or losses in the Consolidated Statement of Operations based on the specific identification method.

Provision for Doubtful Accounts

We provide for an allowance against accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable by hospital, our historical collection experience by hospital and for each type of payer over an 18-month look-back period, and other relevant factors. There are various factors that can impact collection trends, such as changes in the economy, which in turn have an impact on unemployment rates and the number of uninsured and underinsured patients, the volume of patients through the emergency department, the increased burden of co-payments and deductibles to be made by patients with insurance, and business practices related to collection efforts. These factors continuously change and can have an impact on collection trends and our estimation process.

Although outcomes vary, our policy is to attempt to collect amounts due from patients, including co-payments and deductibles due from patients with insurance, at the time of service while complying with all federal and state laws and regulations, including, but not limited to, the Emergency Medical Treatment and Active Labor Act (“EMTALA”). Generally, as required by EMTALA, patients may not be denied emergency treatment due to inability to pay. Therefore, services, including the legally required medical screening examination and stabilization of the patient, are performed without delaying to obtain insurance information. In non-emergency circumstances or for elective procedures and services, it is our policy to verify insurance prior to a patient being treated; however, there are various exceptions that can occur. Such exceptions can include, for example, instances where (1) we are unable to obtain verification because the patient’s insurance company was unable to be reached or contacted, (2) a determination is made that a patient may be eligible for benefits under various government programs, such as Medicaid or Victims of Crime, and it takes several days or weeks before qualification for such benefits is confirmed or denied, and (3) under physician orders we provide services to patients that require immediate treatment.

Property and Equipment

Additions and improvements to property and equipment costing five hundred dollars or more with a useful life greater than one year are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. We use the straight-line method of depreciation for buildings, building improvements and equipment. The estimated useful life for buildings and improvements is primarily 25 to 40 years and, for equipment, three to 15 years. We record capital leases at the beginning of the lease term as assets and liabilities. The value recorded is the lower of either the present value of the minimum lease payments or the fair value of the asset. Such assets, including improvements, are amortized over the shorter of either the lease term or their estimated useful life. Interest costs related to construction projects are capitalized. In the years ended December 31, 2008, 2007 and 2006, capitalized interest was $10 million, $11 million and $15 million, respectively.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), we evaluate our long-lived assets for possible impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable from estimated future undiscounted cash flows. We calculate the amount of an impairment if the carrying value of the long-lived assets exceeds the fair value of the assets. The fair value of the assets is estimated based on appraisals, established market values of comparable assets or internal estimates of future net cash flows expected to result from the use and ultimate disposition of the asset. The estimates of these future cash flows are based on assumptions and projections we believe to be reasonable and supportable. They require our subjective judgments and take into account assumptions about revenue and expense growth rates. These assumptions may vary by type of facility and presume stable or improving results at our hospitals, depending on their circumstances.

We report long-lived assets to be disposed of at the lower of their carrying amounts or fair values less costs to sell. In such circumstances, our estimates of fair value are based on appraisals, established market prices for comparable assets or internal estimates of future net cash flows.

Asset Retirement Obligations

We recognize the fair value of a liability for legal obligations associated with asset retirements in the period in which it is incurred, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, if a reasonable estimate of the fair value of the obligation can be made. When the liability is initially recorded, we capitalize the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost associated with the retirement obligation is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to settle the asset retirement obligation and the liability recorded is recognized as a gain or loss in the Consolidated Statement of Operations.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over the fair value of assets of businesses acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill and other intangible assets acquired in purchase business combinations and determined to have indefinite useful lives are not amortized, but instead are subject to impairment tests performed at least annually. For goodwill, we perform the test at the reporting unit level, as defined by SFAS 142, when events occur that require an evaluation to be performed or at least annually. If we determine the carrying value of goodwill is impaired, or if the carrying value of a business that is to be sold or otherwise disposed of exceeds its fair value, then we reduce the carrying value, including any allocated goodwill, to fair value. Estimates of fair value are based on appraisals, established market prices for comparative assets or internal estimates of future net cash flows and presume stable or improving results at our hospitals, depending on their circumstances.

Other intangible assets primarily consist of capitalized software costs, which are amortized on a straight-line basis over the estimated useful life of the software, which ranges from three to 15 years. Also included in intangible assets are costs associated with the issuance of our long-term debt, which are being amortized under the straight-line method based on the terms of the specific notes, which is not materially different from the effective interest method.

Accruals for General and Professional Liability Risks

We accrue for estimated professional and general liability claims, to the extent not covered by insurance, when they are probable and can be reasonably estimated. The accrual, which includes an estimate for incurred but not reported claims, is updated each quarter based on an actuarial calculation of projected payments using case-specific facts and circumstances and our historical loss reporting, development and settlement patterns and is discounted to its net present value using a weighted average risk-free discount rate (3.32% at December 31, 2008 and 4.50% at December 31, 2007). To the extent that subsequent claims information varies from our estimates, the liability is adjusted in the period such information becomes available. Malpractice liability expense is presented within other operating expenses in the accompanying Consolidated Statement of Operations.

Income Taxes

We account for income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) and FIN 48. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Income tax receivables and liabilities and deferred tax assets and liabilities are recognized based on the amounts that more likely than not will be sustained upon ultimate settlement with taxing authorities.

Developing our provision for income taxes and analysis of uncertain tax positions items requires significant judgment and knowledge of federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets.

We assess the realization of our deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The main factors that we consider include:

•	Cumulative losses in recent years;

•	Income/losses expected in future years;

•	Unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels;

•	The availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits;

•	The carryforward period associated with the deferred tax assets and liabilities; and

•	Prudent and feasible tax-planning strategies.

We consider many factors when evaluating our uncertain tax positions, and such judgments are subject to periodic review. Tax benefits associated with uncertain tax positions are recognized in the period in which one of the following conditions is satisfied: (1) the more likely than not recognition threshold is satisfied; (2) the position is ultimately settled through negotiation or litigation; or (3) the statute of limitations for the taxing authority to examine and challenge the position has expired. Tax benefits associated with an uncertain tax position are derecognized in the period in which the more likely than not recognition threshold is no longer satisfied.

While we believe we have adequately provided for our income tax receivables or liabilities and our deferred tax assets or liabilities in accordance with SFAS 109 and FIN 48, adverse determinations by taxing authorities or changes in tax laws and regulations could have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

Stock Options

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), which requires a fair-value method of accounting for stock-based compensation plans (i.e., compensation costs are based on the fair value of stock options granted).

Segment Reporting

We operate in one line of business—the provision of health care services through the operation of general hospitals and related health care facilities. Our general hospitals generated 98.0%, 98.1% and 98.2% of our net operating revenues in the years ended December 31, 2008, 2007 and 2006, respectively. Each of our operating regions and our Philadelphia market report directly to our chief operating officer. Major decisions, including capital resource allocations, are made at the consolidated level, not at the region level.

Costs Associated With Exit or Disposal Activities

We account for costs associated with exit (including restructuring) or disposal activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). We recognize these costs when they are incurred and can be measured at fair value, rather than at the date of a commitment to an exit or disposal plan.

NOTE 2. CHANGES IN ACCOUNTING PRINCIPLE

Effective January 1, 2006, we adopted SFAS 123(R), using the modified prospective application transition method. Prior to 2006, we used the Black-Scholes option-pricing model to estimate the grant date fair value of stock option awards. For grants subsequent to the adoption of SFAS 123(R), we estimate the fair value of awards on the date of grant using a binomial lattice model. We believe that the binomial lattice model is a more appropriate model for valuing employee stock awards because it better reflects the impact of stock price changes on option exercise behavior. As a result of adopting SFAS 123(R) during the three months ended March 31, 2006, we recorded a $2 million credit as a cumulative effect of a change in accounting principle, net of tax expense and related valuation allowance. This adjustment related to the requirement under SFAS 123(R) to estimate the amount of stock-based awards expected to be forfeited rather than recognizing the effect of forfeitures only as they occur.

NOTE 3. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The principal components of accounts receivable are shown in the table below:

	December 31,
	2008	2007
Continuing operations:
Patient accounts receivable	$1,506	$1,510
Allowance for doubtful accounts	(343)	(359)
Estimated future recoveries from accounts assigned to collection agencies	40	32
Net cost report settlements payable and valuation allowances	(20)	(16)

	1,183	1,167

Discontinued operations:
Patient accounts receivable	205	287
Allowance for doubtful accounts	(53)	(82)
Estimated future recoveries from accounts assigned to collection agencies	3	12
Net cost report settlements payable and valuation allowances	(1)	1

	154	218

Accounts receivable, net	$1,337	$1,385

As of December 31, 2008, our estimated collection rates on managed care accounts and self-pay accounts were approximately 98% and 33%, respectively, which included collections from point-of-service through collections by our in-house collection agency or external collection vendors. The comparable managed care and self-pay collection rates for the same continuing hospitals as of December 31, 2007 were approximately 98% and 35%, respectively.

Accounts that are pursued for collection through our regional or hospital-based business offices are maintained on our hospitals’ books and reflected in patient accounts receivable with an allowance for doubtful accounts established to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable by hospital, our historical collection experience by hospital and for each type of payer over an 18-month look-back period, and other relevant factors. Changes in these factors could have a significant impact on our estimates.

Accounts assigned to collection agencies (both in-house and external) are written off and excluded from patient accounts receivable and allowance for doubtful accounts; however, an estimate of future recoveries from all accounts at collection agencies is determined based on historical experience and recorded on our hospitals’ books as a component of accounts receivable in the Consolidated Balance Sheets.

NOTE 4. DISCONTINUED OPERATIONS

In May 2009, as a result of our intention to divest our owned assets associated with the hospital and no longer operate it, we announced that we would not renew the lease for NorthShore Regional Medical Center, located in Slidell, Louisiana, which we lease pursuant to an operating lease agreement that expires in May 2010. Accordingly, the hospital was reclassified into discontinued operations in the three months ended June 30, 2009, and we have classified the hospital’s results of operations as discontinued operations for all periods presented based on the guidance in SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”).

In the three months ended September 30, 2008, our Community Hospital of Los Gatos and Irvine Regional Hospital and Medical Center, both in California, were reclassified into discontinued operations based on the guidance in SFAS 144. In the three months ended June 30, 2008, we reclassified three general hospitals and our cancer hospital, all in California, into discontinued operations. We sold two of the general hospitals, San Dimas Community Hospital and Garden Grove Hospital and Medical Center, on June 30, 2008. The other two facilities, USC University Hospital and USC Kenneth Norris Jr. Cancer Hospital, were not yet divested as of December 31, 2008. In February 2009, we announced that we had reached a definitive sales agreement for these two facilities and, as a result, recorded an impairment charge in discontinued operations of $40 million in the three months ended December 31, 2008.

Of the three hospitals classified as “held for sale” at December 31, 2007, we completed the sales of North Ridge Medical Center in Fort Lauderdale, Florida and the Encino campus of Encino-Tarzana Regional Medical Center in California in the first half of 2008. The remaining hospital, the Tarzana campus of Encino-Tarzana Regional Medical Center, which we leased, was divested in September 2008. The divestiture involved our acquisition of the Tarzana campus building and property from the real estate investment trust that owned the campus and simultaneous sale of the Tarzana campus to a third party. In connection with the termination of our lease and divestiture of the Tarzana campus, we incurred approximately $9 million in restructuring costs in discontinued operations. In accordance with SFAS 144, we have classified the results of operations of the three hospitals held for sale at the end of 2007, the five general hospitals and cancer hospital discussed above, as well as the wind-down operations of hospitals previously divested, in discontinued operations for all periods presented.

We classified $300 million and $39 million of assets of the hospitals included in discontinued operations as “assets held for sale” in current assets in the accompanying Consolidated Balance Sheets at December 31, 2008 and 2007, respectively. These assets primarily consist of property and equipment and were recorded at the lower of the assets’ carrying amount or their fair value less estimated costs to sell. The fair value estimates were derived from appraisals, established market values of comparable assets, or internal estimates of future net cash flows. These fair value estimates can change by material amounts in subsequent periods. Many factors and assumptions can impact the estimates, including the future financial results of these hospitals and how they are operated by us until they are divested, changes in health care industry trends and regulations until the hospitals are divested, and whether we ultimately divest the hospital assets to buyers who will continue to operate the assets as general hospitals or utilize the assets for other purposes. In certain cases, these fair value estimates assume the highest and best use of the assets in the future, to a market place participant, is other than as a hospital. In these cases, the estimates are based on the fair value of the real property and equipment if utilized other than as a hospital. These fair value estimates do not include the costs of closing these hospitals or other future operating costs, which could be substantial. Accordingly, the ultimate net cash realized from the sale of the hospital assets could be significantly less than the fair value estimates. Because we do not intend to sell the accounts receivable of these hospitals, the receivables, less the related allowance for doubtful accounts, estimated future recoveries from accounts assigned to collection agencies, and net cost report settlements payable and valuation allowances, are included in our consolidated net accounts receivable in the accompanying Consolidated Balance Sheets.

During the three months ended December 31, 2007, we transferred two medical office buildings, having a net book value of $8 million, from assets held for sale to assets held and used because we are no longer actively marketing these properties for sale. In accordance with SFAS 144, we have classified the results of operations of these medical office buildings as continuing operations for all periods presented.

Net operating revenues and income (loss) before income taxes reported in discontinued operations are as follows:

	Years Ended December 31,
	2008	2007	2006
Net operating revenues	$909	$1,278	$1,946
Income (loss) before income taxes	(52)	(66)	41

We recorded $95 million of net impairment and restructuring charges in discontinued operations during the year ended December 31, 2008, consisting of $79 million for the write-down of long-lived assets to their estimated fair values, less estimated costs to sell, and $7 million in severance costs and $9 million in lease terminations costs as discussed above.

We recorded $53 million of net impairment and restructuring charges in discontinued operations during the year ended December 31, 2007, consisting of $37 million for the write-down of long-lived assets to their estimated fair values, less estimated costs to sell, $10 million of employee severance and retention costs, $4 million for exit costs of a residency program, and $4 million for impairment of other assets, offset by a $2 million credit to reduce an estimated asset retirement obligation related to asbestos.

We recorded $166 million of impairment and restructuring charges in discontinued operations during the year ended December 31, 2006 primarily consisting of $218 million for the write-down of long-lived assets to their estimated fair values, less estimated costs to sell, $13 million in goodwill impairment, $1 million for employee severance and retention costs, and $2 million in lease termination and other costs, offset by a $3 million reduction in restructuring reserve recorded in prior periods and $65 million in insurance recoveries related to Hurricane Katrina property claims.

In addition to the $65 million in insurance recoveries recorded as a reduction to the impairment charges in discontinued operations, we also recorded $193 million of insurance recoveries in the three months ended June 30, 2006 related to the disruption of our discontinued operations by Hurricane Katrina.

As we move forward with our previously announced divestiture plans, or should we dispose of additional hospitals in the future, we may incur additional asset impairment and restructuring charges in future periods.

We have sought recovery under our excess professional and general liability insurance policies in connection with our $395 million settlement, in December 2004, of the patient litigation related to our former Redding Medical Center. Certain of our insurance carriers raised objections to coverage under our policies and, in January 2005, we filed for arbitration against each of the three carriers to resolve the dispute. In September 2008, we entered into an agreement to settle our claims against one of the excess carriers for approximately $9 million, which we received in the three months ended December 31, 2008, and which was recorded as a recovery in litigation settlements, net of insurance recoveries, in discontinued operations. In August 2008, we were awarded $36 million in insurance recoveries from another excess carrier by an independent arbitration panel. With interest, we received approximately $46 million from the excess carrier in August 2008, of which $30 million was recorded as a recovery in litigation settlements, net of insurance recoveries, in discontinued operations, $6 million was recorded as a recovery of litigation and investigation costs in continuing operations for litigation costs we previously incurred and $10 million of interest income was recorded in continuing operations. In connection with this arbitration matter, we also received approximately $5 million of insurance recoveries in December 2008, which were recorded as recoveries in litigation and investigation costs in continuing operations, for costs incurred to arbitrate our claim. We previously reached a settlement with the third excess carrier for $45 million in March 2006.

In addition to the $45 million insurance recovery related to Redding Medical Center, we recorded a $21 million charge during the three months ended June 30, 2006 related to the civil settlement of a matter involving Alvarado Hospital Medical Center. This charge is reflected in litigation settlements, net of the $45 million insurance recovery and other Redding insurance recoveries of $11 million, in discontinued operations in the accompanying Consolidated Statements of Operations.

Income from discontinued operations for the year ended December 31, 2006 includes a $21 million charge related to a managed Medicare risk pool contractual arrangement associated with our current or former New Orleans hospitals classified as discontinued operations.

In November 2006, we sold accounts receivable related to discontinued hospitals, which had previously been written down to approximately $1 million, to a third party and received proceeds of $16 million. Effective December 2007, the sale agreement was amended and now qualifies as a sale under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Accordingly, the proceeds of approximately $15 million in excess of the carrying value of the accounts receivable were recognized as a gain in discontinued operations in the three months ended

December 31, 2007. Also in the three months ended December 31, 2007, we reserved approximately $4 million in escrowed funds related to our discontinued operations in Spain, as related bankruptcy proceedings were not likely to be resolved in the required time for us to recover these funds. In 2008, we subsequently received approximately $9 million of escrowed funds related to our previously divested hospital in Spain, which were recognized as a gain in discontinued operations.

NOTE 5. IMPAIRMENT AND RESTRUCTURING CHARGES

We recognized impairment charges on long-lived assets in 2008, 2007 and 2006 because the fair values of those assets or groups of assets indicated that the carrying amount was not recoverable. The fair value estimates were derived from appraisals, established market values of comparable assets, or internal estimates of future net cash flows. These fair value estimates can change by material amounts in subsequent periods. Many factors and assumptions can impact the estimates, including the future financial results of the hospitals, how the hospitals are operated in the future, changes in health care industry trends and regulations, and the nature of the ultimate disposition of the assets. In certain cases, these fair value estimates assume the highest and best use of hospital assets in the future to a market place participant is other than as a hospital. In these cases, the estimates are based on the fair value of the real property and equipment if utilized other than as a hospital. The impairment recognized does not include the costs of closing the hospitals or other future operating costs, which could be substantial. Accordingly, the ultimate net cash realized from the hospitals, should we choose to sell them, could be significantly less than their impaired value. Also, the impairment tests presume stable or, in some cases, improving operating results of the hospitals. If these expectations are not met, or if in the future negative trends occur that impact our future outlook, further impairments of long-lived assets and goodwill may occur. In addition, if future capital expenditures of hospitals that have recorded impairments do not result in an appropriate increase in the hospital’s fair value, they will likely be written off in subsequent periods.

YEAR ENDED DECEMBER 31, 2008

During the year ended December 31, 2008, we recorded net impairment and restructuring charges of $16 million. The majority of these charges relate to the write-down of long-lived assets. We recorded a $14 million net impairment charge for the write-down of long-lived assets, including $7 million of intangible assets, to their estimated fair values in accordance with SFAS 144, primarily due to the adverse current and anticipated future financial trends at four of our hospitals. The remaining charges include $6 million of employee severance and other related costs and $1 million for the acceleration of stock-based compensation expense, offset by a $5 million change in estimate for reserves recorded in prior periods. The employee severance costs and accelerated stock-based compensation expense include approximately $3 million of estimated costs related to the departure of our former general counsel.

YEAR ENDED DECEMBER 31, 2007

During the year ended December 31, 2007, we recorded net impairment and restructuring charges of $36 million, consisting of a $17 million net impairment charge for the write-down of long-lived assets, including $2 million of intangible assets, to their estimated fair values in accordance with SFAS 144, primarily due to the adverse current and anticipated future financial trends at two of our hospitals, $18 million of employee severance and other related costs, $7 million in lease costs, and $1 million for the acceleration of stock-based compensation expense, partially offset by $5 million of insurance proceeds for property damage from Hurricane Wilma and a reduction of $2 million in reserves recorded in prior periods.

YEAR ENDED DECEMBER 31, 2006

During the year ended December 31, 2006, we recorded net impairment and restructuring charges of $312 million. Prior to our decision to divest five of our six hospitals in Louisiana, we recorded a $35 million goodwill impairment related to the formation of our NOLA Regional Health Network, which consisted of those six hospitals that were previously part of our now former Texas-Gulf Coast Region, primarily due to their then-adverse current and anticipated future financial trends. In December 2006, as part of our annual impairment test, we recognized a goodwill impairment charge of $152 million for our now former Central-Northeast region due to a lower estimated fair value as a result of adverse industry and company-specific challenges that continued to affect our operating results and our anticipated future financial trends, including reduced patient volumes, high levels of bad debt expense related to uninsured and underinsured patients, and continued pressure on labor and supply costs. In addition, we had a $124 million write-down of long-lived assets to their estimated fair values, in accordance with SFAS 144, primarily due to the then-adverse current and anticipated future financial trends at two of our hospitals, including associated medical office buildings, offset by $3 million of insurance recoveries for property damage caused by Hurricane Katrina in 2005. In addition, approximately $4 million in employee severance and related costs and $6 million in lease termination costs were recorded as restructuring charges during the year ended December 31, 2006, offset by a $6 million reduction in restructuring reserves recorded in prior periods.

ACCRUED RESTRUCTURING CHARGES

The tables below are reconciliations of beginning and ending liability balances in connection with restructuring charges recorded during the years ended December 31, 2008, 2007 and 2006 in continuing and discontinued operations:

	Balances at Beginning of Period	Restructuring Charges, Net	Cash Payments	Other	Balances at End of Period
Year Ended December 31, 2008
Continuing operations:
Lease and other costs, and employee severance-related costs in connection with hospital cost-control programs and general overhead-reduction plans	$24	$2	$(15)	$1	$12
Discontinued operations:
Employee severance-related costs, and other estimated costs associated with the sale or closure of hospitals and other facilities	20	16	(21)	—	15

	$44	$18	$(36)	$1	$27

Year Ended December 31, 2007
Continuing operations:
Lease and other costs, and employee severance-related costs in connection with hospital cost-control programs and general overhead-reduction plans	$23	$24	$(18)	$(5)	$24
Discontinued operations:
Employee severance-related costs, and other estimated costs associated with the sale or closure of hospitals and other facilities	16	14	(10)	—	20

	$39	$38	$(28)	$(5)	$44

Year Ended December 31, 2006
Continuing operations:
Lease and other costs, and employee severance-related costs in connection with hospital cost-control programs and general overhead-reduction plans	$37	$4	$(19)	$1	$23
Discontinued operations:
Employee severance-related costs, and other estimated costs associated with the sale or closure of hospitals and other facilities	28	—	(11)	(1)	16

	$65	$4	$(30)	$—	$39

The above liability balances at December 31, 2008 and 2007 are included in other current liabilities and other long-term liabilities in the accompanying Consolidated Balance Sheets. Cash payments to be applied against these accruals at December 31, 2008 are expected to be approximately $14 million in 2009 and $13 million thereafter. The column labeled “Other” above represents charges recorded in restructuring expense, such as the acceleration of stock-based compensation expense related to severance agreements that are not recorded in the liability account.

NOTE 6. LONG-TERM DEBT, LEASE OBLIGATIONS AND GUARANTEES

The table below shows our long-term debt as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Senior notes:
6 3/8%, due 2011	$1,000	$1,000
6 1/2%, due 2012	600	600
7 3/8%, due 2013	1,000	1,000
9 7/8%, due 2014	1,000	1,000
9 1/4%, due 2015	800	800
6 7/8%, due 2031	450	450
Capital leases and mortgage notes	10	11
Unamortized note discounts	(80)	(89)

Total long-term debt	4,780	4,772
Less current portion	2	1

Long-term debt, net of current portion	$4,778	$4,771

Credit Agreement

We have a five-year, $800 million senior secured revolving credit facility that is collateralized by patient accounts receivable of our acute care and specialty hospitals, and bears interest at our option based on the London Interbank Offered Rate (“LIBOR”) plus 175 basis points or Citigroup’s base rate, as defined in the credit agreement, plus 75 basis points. At December 31, 2008, there were no cash borrowings outstanding under the revolving credit facility, and we had approximately $196 million of letters of credit outstanding. Based on our eligible receivables and limitations related to our fixed charge coverage ratio, the borrowing capacity under the revolving credit facility was $444 million at December 31, 2008.

On June 30, 2008, we entered into an amendment to the credit agreement that allows us to: (1) grant liens on one or more hospital facilities having an appraised value not in excess of $75 million to collateralize obligations of certain employee retirement trusts presently collateralized by certain medical office buildings we own; and (2) grant liens on inventory having a book value not in excess of $30 million. The amendment also provides us with additional flexibility over the remaining term of the credit agreement to pursue, at our option, various alternatives to refinance our existing unsecured senior debt, if market conditions and other considerations warrant. The alternatives include the issuance of secured debt, preferred stock and convertible debt, as well as other unsecured debt. Secured refinancing debt is limited under the amendment to the greater of $1 billion or two times the secured leverage ratio set forth in the amendment.

Senior Notes

All of our senior notes are general unsecured senior debt obligations that rank equally in right of payment with all of our other unsecured senior indebtedness, but are effectively subordinated to the obligations of our subsidiaries and any obligations under our revolving credit facility to the extent of the collateral.

Covenants

Our revolving credit agreement contains customary covenants for an asset-backed facility, including a minimum fixed charge coverage ratio to be met when the available credit under the facility falls below $100 million, as well as limits on debt, asset sales and prepayments of senior debt. The revolving credit agreement also includes a provision, which we believe is customary in receivables-backed credit facilities, that gives our banks the right to require that proceeds of collections of substantially all of our consolidated accounts receivable be applied directly to repay outstanding loans and other amounts that are due and payable under the revolving credit facility at any time that unused borrowing availability under the revolving credit facility is less than $100 million or if an event of default has occurred and is continuing thereunder. In that event, we would seek to re-borrow under the revolving credit facility to satisfy our operating cash requirements. Our ability to borrow under the revolving credit facility is subject to conditions that we believe are customary in such facilities, including that no events of default then exist.

The indentures governing our senior notes contain covenants and conditions that have, among other requirements, limitations on (1) liens on principal properties and (2) sale and lease-back transactions with respect to principal properties. A principal property is defined in the indentures as a hospital that has an asset value on our books in excess of 5% of our consolidated net tangible assets, as defined. The above limitations do not apply, however, to (1) debt that is secured by assets other than principal properties or (2) debt that is secured by principal properties if the aggregate of such secured debt does not exceed 15% of our consolidated net tangible assets, as further described in the indentures. The indentures also prohibit the consolidation, merger or sale of all or substantially all assets unless no event of default would result after giving effect to such transaction.

Future Maturities

Future long-term debt maturities and minimum operating lease payments as of December 31, 2008 are as follows:

		Years Ending December 31,					Later
	Total	2009	2010	2011	2012	2013	Years
Long-term debt, including capital lease obligations	$4,860	$2	$2	$1,002	$602	$1,001	$2,251
Long-term non-cancelable operating leases	$477	$114	$89	$74	$62	$56	$82

Rental expense under operating leases, including short-term leases, was $136 million, $130 million and $126 million in the years ended December 31, 2008, 2007 and 2006, respectively. Included in rental expense for these periods was sublease income of $18 million, $19 million and $15 million, respectively, which was recorded as a reduction to rental expense.

Physician Relocation Agreements and Other Minimum Revenue Guarantees

Consistent with our policy on physician relocation and recruitment, we provide income guarantee agreements to certain physicians who agree to relocate to our communities to fill a community need in a hospital’s service area and commit to remain in practice there for a specified period of time. Under such agreements, we are required to make payments to the physicians in excess of the amounts they earn in their practices up to the amount of the income guarantee. The income guarantee periods are typically 12 months. Such payments are recoverable from the physicians on a prorated basis if they do not fulfill their commitment period to the community, which is typically three years subsequent to the guarantee period. We also provide minimum revenue collection guarantees to hospital-based physician groups providing certain services at our hospitals with terms generally ranging from one to three years.

At December 31, 2008, the maximum potential amount of future payments under our income and minimum revenue collection guarantees was $102 million. In accordance with FASB Staff Position FIN 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners” (“FIN 45-3”), we had a liability of $85 million recorded for the fair value of these guarantees included in other current liabilities at December 31, 2008.

At December 31, 2008, we also guaranteed minimum rent revenue to certain landlords who built medical office buildings on or near our hospital campuses. The maximum potential amount of future payments under these guarantees was $12 million. In accordance with FIN 45-3, we had a current liability of $1 million recorded for the fair value of these guarantees at December 31, 2008.

NOTE 7. EMPLOYEE BENEFIT PLANS

Share-Based Compensation Plans

We currently grant stock-based awards to our directors and key employees pursuant to our 2008 Stock Incentive Plan, which was approved by our shareholders at their 2008 annual meeting. Under that plan, 35 million shares of common stock were approved for stock-based awards. At December 31, 2008, there were approximately 34.4 million shares of common stock available under our 2008 Stock Incentive Plan for future stock option grants and other incentive awards, including restricted stock units. Options generally have an exercise price equal to the fair market value of the shares on the date of grant and generally expire 10 years from the date of grant. A restricted stock unit is a contractual right to receive one share of our common stock in the future. Options and restricted stock units typically vest one-third on each of the first three anniversary dates of the grant.

Prior to our adoption of SFAS 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS 123(R) requires excess tax benefits be reported as a financing cash inflow. We have not recognized any excess tax benefits during the years ended December 31, 2008 or 2007.

Stock Options

The following table summarizes stock option activity during the years ended December 31, 2008, 2007 and 2006:

	Options	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value	Weighted Average Remaining Life
Outstanding as of December 31, 2005	39,964,022	$20.92
Granted	3,009,409	7.89
Exercised	—	—
Forfeited/Expired	(4,282,458)	16.34

Outstanding as of December 31, 2006	38,690,973	20.41
Granted	1,418,000	6.60
Exercised	(5,100)	6.25
Forfeited/Expired	(4,142,187)	16.74

Outstanding as of December 31, 2007	35,961,686	20.28
Granted	3,192,000	4.97
Exercised	(16,666)	5.81
Forfeited/Expired	(7,231,594)	21.50

Outstanding as of December 31, 2008	31,905,426	$18.48	$—	4.3 years

Vested and expected to vest at December 31, 2008	31,752,376	$18.55	$—	4.2 years

Exercisable as of December 31, 2008	27,188,610	$20.70	$—	3.5 years

There were 16,666 options exercised during the year ended December 31, 2008 and 5,100 options exercised during the year ended December 31, 2007, each with a minimal aggregate intrinsic value.

As of both December 31, 2008 and 2007, there were $7 million of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of two years.

The weighted average estimated fair values of options we granted in the years ended December 31, 2008 and 2007 were $2.44 per share and $2.77 per share, respectively, as calculated based on each grant date, using a binomial lattice model with the following assumptions:

	Years Ended December 31,
	2008	2007
Expected volatility	47%	40%
Expected dividend yield	0%	0%
Expected life	5.75 years	5.75 years
Expected forfeiture rate	7%	3%
Risk-free interest rate	4.05% - 4.39%	4.49%
Early exercise threshold	100% gain	50% gain
Early exercise rate	20% per year	50% per year

The expected volatility used in the binomial lattice model incorporated historical and implied share-price volatility and was based on an analysis of historical prices of our stock and open-market exchanged options. The expected volatility reflects the historical volatility for a duration consistent with the contractual life of the options, and the volatility implied by the trading of options to purchase our stock on open-market exchanges. The historical share-price volatility excludes the movements in our stock price during the period October 1, 2002 through December 31, 2002 due to unique events occurring during that time, which caused extreme volatility of our stock price. The expected life of options granted is derived from the output of the binomial lattice model and represents the period of time that the options are expected to be outstanding. This model incorporates an early exercise assumption in the event of a significant increase in stock price. The risk-free interest rates are based on zero-coupon United States Treasury yields in effect at the date of grant consistent with the expected exercise timeframes.

The following table summarizes information about our outstanding stock options at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.00 to $10.639	10,578,282	7.5 years	$7.73	5,861,466	$9.37
$10.64 to $13.959	5,319,597	3.2 years	11.84	5,319,597	11.84
$13.96 to $17.589	5,141,048	3.1 years	17.19	5,141,048	17.19
$17.59 to $28.759	3,444,419	1.9 years	27.29	3,444,419	27.29
$28.76 and over	7,422,080	2.3 years	35.38	7,422,080	35.38

	31,905,426	4.3 years	$18.48	27,188,610	$20.70

As of December 31, 2008, approximately 42.4% of our outstanding options were held by current employees and approximately 57.6% were held by former employees. All of our outstanding options had an exercise price of more than the $1.15 market price of our common stock on December 31, 2008 and, therefore, were out-of-the-money, as shown in the table below:

	Out-of-the-Money Options		All Options
	Outstanding	% of Total	Outstanding	% of Total
Current employees	13,524,950	42.4%	13,524,950	42.4%
Former employees	18,380,476	57.6%	18,380,476	57.6%

Totals	31,905,426	100.0%	31,905,426	100.0%

% of all outstanding options	100.0%		100.0%

During the years ended December 31, 2008, 2007 and 2006, we recorded total pretax stock compensation expense of $34 million, $41 million and $50 million, respectively ($22 million, $27 million and $31 million after-tax, respectively, excluding the impact of the deferred tax valuation allowance). The pretax expense includes $1 million in both 2008 and 2007 for stock option modification costs related to terminated employees, which are recorded in restructuring charges. The table below shows the stock option and restricted stock unit grants and other awards that comprise the $33 million of stock-based compensation expense recorded in salaries, wages and benefits in the year ended December 31, 2008. Compensation cost is measured by the fair value of the units and options on their grant dates and is recognized over the requisite service period of the grants, whether or not the options had any intrinsic value during the period.

Grant Date	Awards Expected To Vest	Exercise Price Per Share	Fair Value Per Share at Grant Date		Stock-Based Compensation Expense for Year Ended December 31, 2008
	(In Thousands)				(In Millions)
Stock Options:
March 6, 2008	2,937	$4.94	$2.43		$2
March 1, 2007	1,350	6.60	2.77		1
February 22, 2006	1,112	7.93	3.48		1
February 22, 2006	1,202	7.93	2.89		1
February 16, 2005	3,664	10.52	3.81		1
Other grants					1
Restricted Stock Units:
March 6, 2008	3,009		4.94		5
March 1, 2007	3,066		6.60		5
March 1, 2007	1,321		4.71		2
February 22, 2006	3,180		7.93		8
July 1, 2005	1,771		10.39	(1)	3
February 16, 2005	1,405		10.52		1
Other grants					2

					$33

(1)	These restricted units were issued in exchange for stock options.

Prior to our shareholders approving the 2008 Stock Incentive Plan, we granted stock-based awards to our directors and employees pursuant to other plans. Stock options remain outstanding under those other plans, but no additional stock-based awards will be granted under them.

Pursuant to the terms of our stock-based compensation plans, awards granted under the plans vest and may be exercised as determined by the compensation committee of our board of directors. In the event of a change in control, the compensation committee may, at its sole discretion without obtaining shareholder approval, accelerate the vesting or performance periods of the awards.

Restricted Stock Units

The following table summarizes restricted stock unit activity during the years ended December 31, 2008, 2007 and 2006:

	Restricted Stock Units	Weighted Average Grant Date Fair Value Per Unit
Unvested as of December 31, 2005	4,916,677	$10.74
Granted	4,564,297	7.89
Vested	(1,662,942)	7.23
Forfeited	(716,558)	10.15

Unvested as of December 31, 2006	7,101,474	9.31
Granted	5,821,924	6.58
Vested	(3,191,794)	9.66
Forfeited	(1,067,790)	8.22

Unvested as of December 31, 2007	8,663,814	7.47
Granted	3,961,628	4.98
Vested	(3,381,784)	8.39
Forfeited	(573,340)	6.39

Unvested as of December 31, 2008	8,670,318	$6.04

The restricted stock units granted in the year ended December 31, 2008 vest ratably over three years except for 205,263 units granted to our directors, which vested immediately on their grant date, but will not be issued in shares of common stock until the end of three years or upon termination of service to the board, whichever comes first. The fair value of these restricted stock units was based on our share price on the grant date.

The total unvested restricted stock units at December 31, 2008 includes 1,220,000 units that include cliff vesting conditions, based on the average closing price of our shares on the last 40 trading days of 2009 (a market condition grant). These units were granted in the three months ended March 31, 2007 to certain of our executives. The fair value of these restricted stock units was based on our share price on the grant date. Vesting is on the third anniversary of the grant, based on the following share price criteria and is calculated on a straight-line basis for share prices between the following benchmarks:

Average Share Price	Vesting %
$10.25 or above	100%
$8.50 or above, but less than $10.25	66.66% - 99.99%
$6.75 or above, but less than $8.50	33.33% - 66.66%
Less than $6.75	33.33%

One exception to the above vesting criteria is that 100,000 restricted stock units granted to our chief executive officer vest on the first anniversary of the grant and an additional 100,000 restricted stock units vest on the second anniversary, with the remaining 700,000 restricted stock units granted vesting based on the average closing price of our shares on the last 40 trading days of 2009 as follows: 100,000 restricted stock units vest if the average closing price of our common stock is $6.75 or less, 400,000 restricted stock units vest if the average closing price of our common stock is at least $8.50, and 700,000 restricted stock units vest if the average closing price of our common stock is $10.25 or more. The number of restricted stock units vesting will be determined using a straight-line interpolation if the average closing price is between the above benchmarks. The fair value of all of the restricted stock units that include cliff vesting conditions is $4.71 per share, which was estimated based on a Monte Carlo valuation model.

The unvested restricted stock units at December 31, 2008 also include 825,000 units granted in March 2007 to a group of employees for retention purposes. The fair value of these restricted stock units was based on our share price on the grant date. These units vest 25% on each of the third, fifth, seventh and tenth anniversary dates of the grant.

As of December 31, 2008 and 2007 there were $23 million and $35 million, respectively, of total unrecognized compensation costs related to restricted stock units. These costs are expected to be recognized in the future over a weighted average period of 2.6 years for both periods.

Restricted Stock

In January 2003, we issued 200,000 shares of restricted stock to our chief executive officer. The stock vested on the second, third and fourth anniversary dates of the grant. The following table summarizes restricted stock activity during the years ended December 31, 2007 and 2006:

	Shares	Weighted Average Grant Date Fair Value Per Share
Unvested as of December 31, 2005	133,333	$18.64
Granted	—	—
Vested	(66,666)	18.64
Forfeited	—	—

Unvested as of December 31, 2006	66,667	18.64
Granted	—	—
Vested	(66,667)	18.64
Forfeited	—	—

Unvested as of December 31, 2007	—	$—

Employee Stock Purchase Plan

We have an employee stock purchase plan under which we are authorized to issue up to 16,250,000 shares of common stock to our eligible employees. As of December 31, 2008, there were approximately 1,725,031 shares available for issuance under the plan. Under the terms of the plan, eligible employees may elect to have between 1% and 10% of their base earnings withheld each quarter to purchase shares of our common stock. Shares are purchased at a price equal to 95% of the closing price on the last day of the quarter. The plan requires a one-year holding period for all shares issued. The holding period does not apply upon termination of employment. Under the plan, no individual may purchase, in any year, shares with a fair market value in excess of $25,000. This plan is currently not considered to be compensatory under SFAS 123(R).

Under the plan, we sold the following numbers of shares in the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008	2007	2006
Number of shares	672,872	798,380	783,577
Weighted average price	$5.19	$5.15	$7.14

Employee Retirement Plans

Substantially all of our employees, upon qualification, are eligible to participate in a defined contribution 401(k) plan. Under the plan, employees may contribute 1% to 75% of their eligible compensation, and we match such contributions annually up to a maximum percentage for participants actively employed as of December 31. As of January 1, 2009, employees must work 1,000 hours or more during the plan year to be eligible to receive the match. Plan expenses, primarily related to our contributions to the plan, were approximately $52 million, $43 million and $45 million for the years ended December 31, 2008, 2007 and 2006, respectively. Such amounts are reflected in salaries, wages and benefits in the Consolidated Statements of Operations. In the years ended December 31, 2008, 2007 and 2006, the maximum company matching percentage was 3%. Effective January 1, 2009, we reduced the maximum matching percentage from 3% to 1.5%.

We maintain one active and two frozen non-qualified defined benefit pension plans (“SERPs”), which provide supplemental retirement benefits to certain of our current and former executives. The plans are not funded, and plan obligations are paid from our working capital. Pension benefits are generally based on years of service and compensation. The following tables summarize the balance sheet impact, as well as the benefit obligations, funded status and rate assumptions associated with the SERPs based on actuarial valuations prepared as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Reconciliation of funded status of plans and the amounts included in the Consolidated Balance Sheets:
Projected benefit obligations(1)
Beginning obligations	$(235)	$(249)
Service cost	(2)	(2)
Interest cost	(14)	(14)
Actuarial gain (loss)	(12)	13
Benefits paid	18	21
Special termination benefit costs	—	(4)

Ending obligations	(245)	(235)
Fair value of plans’ assets	—	—

Funded status of plans	$(245)	$(235)

Amounts recognized in the Consolidated Balance Sheets consist of:
Other current liability	$(18)	$(18)
Other long-term liability	(227)	(217)
Accumulated other comprehensive loss	26	17

	$(219)	$(218)

Assumptions:
Discount rate	5.75%	6.25%
Compensation increase rate	4.00%	4.00%
Measurement date	December 31, 2008	December 31, 2007

(1)	The accumulated benefit obligation at December 31, 2008 and 2007 was approximately $242 million and $233 million, respectively.

The components of net periodic benefit costs and related assumptions are as follows:

	Years Ended December 31,
	2008	2007	2006
Service costs	$2	$2	$2
Interest costs	14	14	13
Amortization of prior-year service costs	3	3	3
Amortization of net actuarial loss	—	—	1

Net periodic benefit cost	$19	$19	$19

Assumptions:
Discount rate	6.25%	5.75%	5.50%
Long-term rate of return on assets	n/a	n/a	n/a
Compensation increase rate	4.00%	4.00%	4.00%
Measurement date	January 1, 2008	January 1, 2007	January 1, 2006
Census date	January 1, 2008	January 1, 2007	January 1, 2006

Net periodic benefit costs for the current year are based on assumptions determined at the valuation date of the prior year.

We recorded a $9 million loss adjustment, and a $17 million and $5 million gain adjustment in other comprehensive income (loss) in the three months ended December 31, 2008, 2007 and 2006, respectively, to recognize changes in the funded status of our SERPs. Under SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), changes in the funded status are recorded as a direct increase or decrease to shareholders’ equity through accumulated other comprehensive loss. Net actuarial gains (losses) of $(12) million, $14 million and $5 million during the years ended December 31, 2008, 2007 and 2006, respectively, and the amortization of net prior service costs of $3 million for each of the years ended December 31, 2008, 2007 and 2006 were recognized in other comprehensive income (loss). Cumulative net actuarial losses of $23 million, $11 million and $25 million and unrecognized prior service costs of $3 million, $6 million and

$9 million as of December 31, 2008, 2007 and 2006, respectively, have not yet been recognized as components of net periodic benefit costs. During the year ending December 31, 2009, $3 million of net prior service costs are expected to be recognized as components of net periodic benefit costs.

We adopted SFAS 158, effective December 31, 2006. The following table reflects the impact of the adoption of this new accounting pronouncement:

December 31, 2006
Before adoption of SFAS 158:
Intangible asset	$9
Total assets	8,548
Liability for pension benefits	(247)
Accumulated other comprehensive loss	34
Total equity	309
Impact of changes:
Intangible asset	$(9)
Total assets	(9)
Liability for pension benefits	(2)
Accumulated other comprehensive loss	(11)
Total equity	(11)
After adoption of SFAS 158:
Intangible asset	$—
Total assets	8,539
Liability for pension benefits	(249)
Accumulated other comprehensive loss	45
Total equity	298

The following table presents the estimated future benefit payments for the next five years and in the aggregate for the five years thereafter:

		Years Ending December 31,
	Total	2009	2010	2011	2012	2013	Five Years Thereafter
SERP benefit payments	$181	$18	$18	$18	$18	$18	$91

The SERP obligations of $245 million at December 31, 2008 are classified on the Consolidated Balance Sheet as an other current liability ($18 million) and an other noncurrent liability ($227 million) based on an estimate of the expected payment patterns.

NOTE 8. SELECTED BALANCE SHEET DETAILS

The principal components of other current assets are shown in the table below:

	December 31,
	2008	2007
Other receivables, net of allowance for doubtful accounts	$206	$164
Prepaid expenses	84	91

Other current assets	$290	$255

The principal components of property and equipment are shown in the table below:

	December 31,
	2008	2007
Land	$341	$355
Buildings and improvements	3,805	3,829
Construction in progress	172	320
Equipment	2,768	2,920

	7,086	7,424
Accumulated depreciation and amortization	(2,795)	(2,779)

Net property and equipment	$4,291	$4,645

Property and equipment is stated at cost, less accumulated depreciation and amortization and impairment write-downs related to assets held and used. At December 31, 2008 and 2007, we had $59 million and $135 million, respectively, of property and equipment purchases accrued for items received but not yet paid. Of these amounts, $56 million and $127 million, respectively, were included in accounts payable.

NOTE 9. OTHER INTANGIBLE ASSETS

The following table provides information regarding other intangible assets, which are included in the Consolidated Balance Sheets as of December 31, 2008 and 2007:

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of December 31, 2008:
Capitalized software costs	$481	$(193)	$288
Long-term debt issue costs	54	(23)	31
Other	4	—	4

Total	$539	$(216)	$323

As of December 31, 2007
Capitalized software costs	$423	$(166)	$257
Long-term debt issue costs	51	(16)	35
Other	2	(1)	1

Total	$476	$(183)	$293

Estimated future amortization of intangibles with finite useful lives as of December 31, 2008 is as follows:

	Total	Years Ending December 31,					Later Years
		2009	2010	2011	2012	2013
Amortization of intangible assets	$323	$41	$38	$32	$30	$31	$151

NOTE 10. INVESTMENTS

The principal components of investments and other assets in our Consolidated Balance Sheets are as follows:

	December 31,
	2008	2007
Collateralized bonds(1)	$56	$64
Marketable debt securities	59	68
Equity investments in unconsolidated health care entities(2)	25	67
Other	—	1

Total investments	140	200
Cash surrender value of life insurance policies	13	18
Long-term deposits	51	31
Land held for expansion, long-term receivables and other assets	38	39

Investments and other assets	$242	$288

(1)	The collateralized bonds were issued by a local hospital authority from which we leased and operated two hospitals in Dallas, Texas until August 2007. The $56 million at December 31, 2008 matures in 2010.
(2)	Equity earnings of unconsolidated affiliates are included in net operating revenues in the Consolidated Statements of Operations and were $13 million and $20 million in the years ended December 31, 2008 and 2007, respectively.

Our policy is to classify investments that may be needed for cash requirements as “available-for-sale.” In doing so, the carrying values of the shares and debt instruments are adjusted at the end of each accounting period to their market values. This is done through a credit or charge to other comprehensive income (loss), net of taxes. At December 31, 2008 and 2007, there was $4 million and $1 million, respectively, of accumulated unrealized losses on these investments.

During the years ended December 31, 2008, 2007 and 2006, we owned investments in healthcare- and hospital-related entities that provide hospital supply chain services, own healthcare-related real estate properties or provide other healthcare-related services, which were accounted for under the equity method. Our ownership percentages in these equity investments ranged from 23% to 50%. The following table provides summarized financial information for our principal equity method investments.

	Years Ended December 31,
	2008	2007	2006
Revenues	$129	$183	$172
Costs of revenues and operating expenses	$113	$134	$136
Operating income	$16	$49	$36
Net income attributable to Tenet Healthcare Corporation shareholders	$13	$40	$50

	December 31,
	2008	2007
Current assets	$16	$69
Noncurrent assets	$16	$45
Current liabilities	$3	$42
Noncurrent liabilities	$1	$4
Preferred stock	$—	$23

NOTE 11. ACCUMULATED OTHER COMPREHENSIVE LOSS

Our accumulated other comprehensive loss is comprised of the following:

	December 31,
	2008	2007
Unamortized realized losses from interest rate lock derivatives	$(7)	$(10)
Adjustments for supplemental executive retirement plans	(26)	(17)
Unrealized losses on securities held as available-for-sale	(4)	(1)

Accumulated other comprehensive loss	$(37)	$(28)

There is no tax effect allocated to each component of accumulated other comprehensive loss for the years ended December 31, 2008 and 2007 due to the recording of a deferred tax asset valuation allowance since the fourth quarter of 2004.

NOTE 12. PROPERTY AND PROFESSIONAL AND GENERAL LIABILITY INSURANCE

Property Insurance

We have property, business interruption and related insurance coverage to mitigate the financial impact of catastrophic events or perils that is subject to deductible provisions based on the terms of the policies. These policies are on an occurrence basis. For the policy period April 1, 2008 through March 31, 2009, we have coverage totaling $600 million per occurrence, after deductibles and exclusions, with annual aggregate sub-limits of $100 million each for floods and earthquakes and a per-occurrence sub-limit of $100 million for windstorms with no annual aggregate. With respect to fires and other perils, excluding floods, earthquakes and windstorms, the total $600 million limit of coverage per occurrence applies. Deductibles are 5% of insured values up to a maximum of $25 million for floods, California earthquakes and wind-related claims, and 2% of insured values for New Madrid fault earthquakes, with a maximum per claim deductible of $25 million. Other covered losses, including fires and other perils, have a minimum deductible of $1 million.

For the policy period April 1, 2007 through March 31, 2008, we have coverage totaling $600 million per occurrence, after deductibles and exclusions, with annual aggregate sub-limits of $100 million each for floods and earthquakes and a per-occurrence sub-limit of $100 million for windstorms with no annual aggregate. With respect to fires and other perils, excluding floods, earthquakes and windstorms, the total $600 million limit of coverage per occurrence applies. Deductibles are 5% of insured values for floods, California earthquakes and wind-related claims, and 2% of insured values for New Madrid fault earthquakes. Other covered losses, including fires and other perils, have a minimum deductible of $1 million.

Under the policies in effect for the period April 1, 2006 through March 31, 2007, we have coverage totaling $600 million per occurrence, after deductibles and exclusions, with annual aggregate sub-limits of $100 million each for windstorms, floods and earthquakes. With respect to fires and other perils, excluding windstorms, floods and earthquakes, the total $600 million limit of coverage per occurrence applies. Deductibles are 5% of insured values for wind-related claims, floods and California earthquakes, 2% of insured values for New Madrid fault earthquakes, and $1 million for fires and other perils.

Professional and General Liability Insurance

At December 31, 2008 and 2007 the aggregate current and long-term professional and general liability reserves on our Consolidated Balance Sheets were approximately $663 million and $716 million, respectively. These reserves include the reserves recorded by our captive insurance subsidiaries and self-insured retention reserves recorded based on actuarial estimates for the portion of our professional and general liability risks, including incurred but not reported claims, for which we do not have insurance coverage. We estimated the reserves for losses and related expenses using expected loss-reporting patterns discounted to their present value under a risk-free rate approach using a Federal Reserve seven-year maturity composite rate of 3.32% and 4.50% at December 31, 2008 and 2007, respectively.

Self-insured retentions are determined for each claim period based on the following insurance policies in effect:

•

Policy period June 1, 2008 through May 31, 2009—Our hospitals generally have a self-insurance retention of $5 million per occurrence for all claims incurred during this policy period. Our captive insurance company, The Healthcare Insurance Corporation (“THINC”), retains $10 million per occurrence above our hospitals’ $5 million self-insurance retention level. Claims in excess of these aggregate self-insurance retentions of $15 million per occurrence are substantially reinsured up to $25 million, except, beginning June 1, 2008, THINC is retaining 30% of the next $10 million for each claim that exceeds $15 million or a maximum of $3 million. Claims in excess of $25 million are covered by our excess professional and general liability insurance policies from major independent insurance companies, on a claims-made basis, subject to an aggregate limit of $275 million.

•

Policy period June 1, 2007 through May 31, 2008—As of January 1, 2008 and retroactive back to June 1, 2002, our hospitals generally have a self-insurance retention per occurrence of $5 million for claims incurred during this policy period. Our captive insurance company, THINC, has a self-insured retention of $10 million per occurrence above our hospitals’ $5 million self-insurance retention level. Prior to January 1, 2008, our hospitals generally had a self-insured retention of $2 million per occurrence, with THINC retaining the next $13 million per occurrence. In each case, the next $10 million of claims in excess of $15 million are 100% reinsured by THINC with independent reinsurance companies. Claims in excess of $25 million are covered by our excess professional and general liability insurance policies from major independent insurance companies, on a claims-made basis, subject to an aggregate limit of $275 million.

•

Policy period June 1, 2006 through May 31, 2007—Our hospitals generally have a self-insurance retention per occurrence of $5 million for claims incurred during this policy period. THINC has a self-insured retention of $10 million per occurrence above our hospitals’ $5 million self-insurance retention level. Prior to January 1, 2008, our hospitals generally had a self-insured retention of $2 million per occurrence, with THINC retaining the next $13 million per occurrence. In each case, the next $10 million of claims in excess of $15 million are 100% reinsured by THINC with independent reinsurance companies. Claims in excess of $25 million are covered by our excess professional and general liability insurance policies from major independent insurance companies, on a claims-made basis, subject to an aggregate limit of $275 million.

•

Policy period June 1, 2005 through May 31, 2006—Our hospitals generally have a self-insurance retention per occurrence of $5 million for claims incurred during this policy period. THINC has a self-insured retention of $10 million per occurrence above our hospitals’ $5 million self-insurance retention level. Prior to January 1, 2008, our hospitals generally had a self-insured retention of $2 million per occurrence, with THINC retaining the next $13 million per occurrence. In each case, the next $10 million of claims in excess of $15 million are 97.5% reinsured by THINC with independent reinsurance companies, with THINC retaining the remaining 2.5% or $250,000 per claim. Claims in excess of $25 million are covered by our excess professional and general liability insurance policies from major independent insurance companies, on a claims-made basis, subject to an aggregate limit of $275 million.

If the aggregate limit of any of our excess professional and general liability policies is exhausted, in whole or in part, it could deplete or reduce the excess limits available to pay any other material claims applicable to that policy period.

Included in other operating expenses, net in the accompanying Consolidated Statements of Operations is malpractice expense of $126 million, $162 million, and $171 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 13. CLAIMS AND LAWSUITS

Currently pending material investigations, claims and legal proceedings that are not in the ordinary course of business are set forth below. Where specific amounts are sought in any pending investigation or legal proceeding, those amounts are disclosed. For all other matters, where a loss is reasonably possible and estimable, an estimate of the loss or a range of loss is provided. Where no estimate is provided, a loss is not reasonably possible or an amount of loss is not reasonably estimable at this time.

1.	Review of Inpatient Rehabilitation Services—Pursuant to our corporate integrity agreement, we notified the Office of Inspector General (“OIG”) of the U.S. Department of Health and Human Services in October 2007 that we had completed a preliminary review of admissions to our inpatient rehabilitation unit at South Fulton Medical Center in East Point, Georgia that suggested further review was necessary to determine whether South Fulton had received Medicare overpayments reportable under our CIA. In January 2008, we submitted this matter into the OIG’s voluntary self-disclosure protocol. The OIG subsequently accepted our submission. Our preliminary calculations indicate that the potential overpayments at South Fulton are not material. We have recorded a reserve of approximately $5 million as of December 31, 2008 for this matter. In February 2009, we received a letter from the U.S. Department of Justice, which is participating in this matter with the OIG, requesting additional information regarding the basis for our self-disclosure, as well as information related to admissions at our other active and closed inpatient rehabilitation hospitals and units for the period 2000 to the present. We are unable to predict the timing and outcome of this investigation, which is in its preliminary stages at this time.

2.

Securities Matter—In June 2006, four purported Tenet shareholders who opted out of the settlement of the federal securities class action lawsuit entitled In Re Tenet Healthcare Corporation Securities Litigation filed a civil complaint in federal court in California against the Company, certain former executive officers of the Company and KPMG LLP (“KPMG”), the Company’s former independent registered public accounting firm. Plaintiffs alleged that the Company, KPMG and the former executives are liable for securities fraud under Section 10(b) of and Rule 10b-5 under the Securities Exchange Act of 1934, and that each of the former executive defendants are liable for control person liability pursuant to Section 20(a) of the Exchange Act. Plaintiffs sought an undisclosed amount of compensatory damages and reasonable attorneys’ fees and expenses. In January 2009, the parties executed a definitive settlement agreement, and we paid $1,087,500 to settle the claims against the Company in full, thereby concluding this matter. In the three months ended June 30, 2008, we recorded an accrual of $2 million as an estimated liability for the costs and expenses associated with handling this and other related matters, which was reduced to approximately $1.1 million in the three months ended December 31, 2008.

3.	Wage and Hour Actions—We have been defending three coordinated lawsuits in Los Angeles Superior Court alleging that our hospitals violated certain provisions of California’s labor laws and applicable wage and hour regulations. The cases are: McDonough, et al. v. Tenet Healthcare Corporation, Tien, et al. v. Tenet Healthcare Corporation and Pagaduan v. Fountain Valley Regional Medical Center. In February 2008, the Pagaduan case was certified as a class action over our objections and, in June 2008, motions for class certification in the McDonough and Tien cases, which we opposed, were initially granted in part and denied in part. We filed a motion for reconsideration of the court’s class certification ruling in the McDonough and Tien cases and, on November 17, 2008, the court issued a reconsidered ruling denying class certification with respect to all of plaintiffs’ claims, except with respect to one subclass later dismissed by the plaintiffs. On February 10, 2009, plaintiffs filed a notice of appeal of the court’s decision. Plaintiffs in all three cases have sought back pay, statutory penalties, interest and attorneys’ fees.

Another wage and hour matter pending in federal court in Southern California – Falck v. Tenet Healthcare Corporation – specifically involves allegations regarding unpaid overtime. This case was certified as a class action in February 2008. Plaintiff has sought back pay, statutory penalties, interest and attorneys’ fees. On September 5, 2008, a tentative settlement was reached in both the Pagaduan and Falck cases. The parties subsequently entered into a stipulation of settlement. The settlement, which will be administered by the Los Angeles Superior Court, was preliminarily approved on December 22, 2008. Under the terms of the settlement, our liability will be not be less than $62 million, but will not exceed $85 million, subject to minor adjustment by the court. The final approval hearing for the settlement is scheduled for May 5, 2009. We have recorded an accrual of $77 million as an estimated liability for the wage and hour actions and other unrelated employment matters (we recorded $46 million in the three months ended March 31, 2008, $10 million in the three months ended December 31, 2007 and $24 million in prior years, offset by a $3 million reduction in the estimated liability in the three months ended March 31, 2007).

4.	Tax Disputes—See Note 14 for information concerning disputes with the Internal Revenue Service (“IRS”) regarding our federal tax returns. Our hospitals are also routinely subject to sales and use tax audits and personal property tax audits by the state and local government jurisdictions in which they do business. The results of the audits are frequently disputed, and such disputes are ordinarily resolved by administrative appeals or litigation.

5.	Civil Lawsuits on Appeal—In April 2007, our motion to dismiss a qui tam action in South Carolina was granted. That action, in which the Department of Justice declined to intervene, alleged violations of the federal False Claims Act by the Company, our Hilton Head Medical Center and Clinics, and related subsidiaries, as well as a cardiologist who formerly practiced at Hilton Head. The relator’s primary claim was that we received inappropriate payments from Medicare for certain cardiac catheterization procedures that were performed by the cardiologist from 1997 through 2003. The relator appealed the district court’s decision to dismiss the case to the U.S. Court of Appeals for the Fourth Circuit in Richmond, Virginia, which, on November 18, 2008, affirmed the trial court’s decision to dismiss the case. A subsequent request for reconsideration was also denied. This matter is now concluded.

In August 2007, the federal district court in Miami granted our motion for summary judgment, thereby dismissing the civil case filed as a purported class action by Boca Raton Community Hospital, which principally alleged that Tenet’s past pricing policies and receipt of Medicare outlier payments violated the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”), causing harm to plaintiff. Plaintiff sought unspecified amounts of damages (including treble damages under RICO), restitution, disgorgement and punitive damages. Plaintiff subsequently filed an appeal to the U.S. Court of Appeals for the Eleventh Circuit, which heard oral arguments in the matter on January 14, 2009. We continue to believe that the trial court’s decision was correct and are awaiting the Eleventh Circuit’s decision on the appeal.

6.

Civil Lawsuits Involving Real Property—The University of Southern California has filed a lawsuit in Los Angeles Superior Court against a Tenet subsidiary seeking the right to terminate a ground lease and a development and operating agreement between the University and our subsidiary, which built, owns and operates USC University Hospital, an acute care hospital located on land leased from the University in Los Angeles. The University claims that it should be permitted to terminate the lease and operating agreement as a result of a default by our subsidiary and seeks the option to force our subsidiary to sell the hospital to the University. We filed a cross-complaint asserting claims against the University for breach of contract, breach of the implied covenant of good faith and fair dealing, breach of the covenant of quiet enjoyment, and declaratory relief. In April 2008, we announced that we had signed a non-binding letter of intent for the University to acquire USC University Hospital and USC Kenneth Norris Jr. Cancer Hospital, our 60-bed facility specializing in cancer treatment on the campus of USC University Hospital, in an effort to resolve the pending claims by both parties without protracted litigation. On February 10, 2009, we announced that we had reached a definitive agreement with the University for the sale of the two facilities. The transaction, which is targeted for completion by March 31, 2009, is subject to conditions and regulatory approvals that must be satisfied prior to closing. In the event the sale is not consummated, we intend both to continue to vigorously defend this matter and to pursue our counterclaims against the University.

In addition to the matters described above, our hospitals are subject to investigations, claims and lawsuits in the ordinary course of business. Most of these matters involve allegations of medical malpractice or other injuries suffered at our hospitals. As previously reported, three such cases were filed as purported class action lawsuits and involve patients of our former Memorial Medical Center and Lindy Boggs Medical Center in New Orleans. On September 17, 2008, class certification was granted in two of these suits – Preston, et al. v. Memorial Medical Center and Husband et al. v. Memorial Medical Center. In her order, the judge certified a class of all persons at Memorial during and in the days following Hurricane Katrina, excluding employees, who sustained injuries or died, as well as family members who themselves sustained injury as a result of such injuries or deaths to any person at Memorial, excluding employees, during that time. We have filed an appeal of this decision with the Louisiana Fourth Circuit Court of Appeal. In the remaining case, family members allege, on behalf of themselves and a purported class of other patients and their family members, similar damages as a result of injuries sustained at Lindy Boggs Medical Center during the aftermath of Hurricane Katrina. The certification hearing in that matter has not yet been scheduled. In addition to disputing the merits of the allegations in each of these suits, we contend that none of the actions meet the proper legal requirements for class actions and that each case must be adjudicated independently. We will, therefore, continue to oppose class certification and vigorously defend the hospitals in these matters.

New claims or inquiries may be initiated against us from time to time. These matters could (1) require us to pay substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under our insurance policies where coverage applies and is available, (2) cause us to incur substantial expenses, (3) require significant time and attention from our management, and (4) cause us to close or sell hospitals or otherwise modify the way we conduct business.

We cannot predict the results of current or future investigations, claims and lawsuits. We recognize that, where appropriate, our interests may be best served by resolving certain matters without litigation. If non-litigated resolution is not appropriate or possible with respect to a particular matter, we will defend ourselves vigorously. The ultimate resolution of significant claims against us, individually or in the aggregate, whether as a result of litigation or settlement, could have a material adverse effect on our business (both in the near and long term), financial condition, results of operations or cash flows.

We record reserves for claims and lawsuits when they are probable and can be reasonably estimated. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, we have not recognized the potential liabilities that may result in the accompanying Consolidated Financial Statements.

The table below presents reconciliations of the beginning and ending liability balances in connection with legal settlements and related costs recorded during the years ended December 31, 2008, 2007 and 2006:

	Balances at Beginning of Period	Litigation and Investigation Costs (Benefit)	Cash (Payments) Receipts	Other(1)	Balances at End of Period
Year Ended December 31, 2008
Continuing operations	$282	$41	$(83)	$—	$240
Discontinued operations	—	(39)	39	—	—

	$282	$2	$(44)	$—	$240

Year Ended December 31, 2007
Continuing operations	$321	$13	$(51)	$(1)	$282
Discontinued operations	1	—	(1)	—	—

	$322	$13	$(52)	$(1)	$282

	Balances at Beginning of Period	Litigation and Investigation Costs (Benefit)	Cash (Payments) Receipts	Other(1)	Balances at End of Period
Year Ended December 31, 2006
Continuing operations	$308	$766	$(675)	$(78)	$321
Discontinued operations	5	(35)	(21)	52	1

	$313	$731	$(696)	$(26)	$322

(1)	Other items in 2006 include the funding of $75 million from our insurance carriers for the settlement of a securities class action lawsuit, which was classified as a receivable in other current assets in the Consolidated Balance Sheet as of December 31, 2005, and the recovery of $45 million in insurance proceeds related to the Redding Medical Center settlement in December 2004, which was classified as a receivable in other current assets in the Consolidated Balance Sheet as of December 31, 2005.

For the years ended December 31, 2008, 2007 and 2006, we recorded net costs of $2 million, $13 million and $731 million, respectively, in connection with significant legal proceedings and investigations. The 2008 costs primarily relate to a change in our estimated liability for the wage and hour actions in California and other unrelated employment matters and reflect $39 million in insurance recoveries related to our Redding claims. The 2008 payments relate to our June 2006 global civil settlement with the federal government. The 2007 costs represent $10 million to defend ourselves in various lawsuits and investigations and an $11 million increase in the estimated minimum liability for pending cases (primarily the wage and hour cases), offset by an $8 million reduction of reserves recorded in prior periods that are no longer considered necessary based on updated loss estimates. The 2007 payments include $24 million as part of our 2006 civil settlement with the federal government, $10 million for our settlement of a Securities and Exchange Commission investigation, $5 million of other settlement payments, and $13 million in legal and other costs to defend ourselves in other ongoing lawsuits and investigations. The 2006 payments primarily consisted of our 2006 civil settlement payment ($470 million, including $20 million in interest), the settlement of the case involving our former Alvarado Hospital Medical Center ($21 million), the settlement of a federal securities class action ($140 million), attorneys’ fees associated with a state shareholder derivative lawsuit ($5 million), our February 2006 settlement with the Florida Attorney General ($7 million), and legal and other costs to defend ourselves in other ongoing lawsuits and investigations.

NOTE 14. INCOME TAXES

The provision for income taxes for continuing operations for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	Years Ended December 31,
	2008	2007	2006
Current tax expense (benefit):
Federal	$(1)	$(78)	$(153)
State	(9)	13	4

	(10)	(65)	(149)

Deferred tax expense (benefit):
Federal	(1)	20	(103)
State	(14)	(16)	(6)

	(15)	4	(109)

	$(25)	$(61)	$(258)

A reconciliation between the amount of reported income tax expense (benefit) and the amount computed by multiplying income (loss) from continuing operations before income taxes by the statutory federal income tax rate is shown below:

	Years Ended December 31,
	2008	2007	2006
Tax expense (benefit) at statutory federal rate of 35%	$19	$(34)	$(381)
State income taxes, net of federal income tax expense (benefit)	4	(4)	(24)
Nondeductible goodwill impairment charges	—	—	52
Other changes in valuation allowance	(43)	44	132
Change in tax contingency reserves, including interest	(11)	(70)	(40)
Prior-year provision to return adjustment and other changes in deferred taxes, net of valuation allowance	6	3	7
Other items	—	—	(4)

	$(25)	$(61)	$(258)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The following table discloses those significant components of our deferred tax assets and liabilities, including any valuation allowance:

	December 31, 2008		December 31, 2007
	Assets	Liabilities	Assets	Liabilities
Depreciation and fixed-asset differences	$—	$437	$—	$557
Reserves related to discontinued operations and restructuring charges	8	—	23	—
Receivables (doubtful accounts and adjustments)	98	—	106	—
Accruals for retained insurance risks	291	—	392	—
Intangible assets	—	44	—	34
Other long-term liabilities	75	—	168	—
Benefit plans	142	—	171	—
Other accrued liabilities	93	—	60	—
Investments and other assets	11	—	2	—
Net operating loss carryforwards	844	—	693	—
Stock-based compensation	117	—	225	—
Other items	48	—	29	—

	1,727	481	1,869	591
Valuation allowance	(1,265)	—	(1,310)	—

	$462	$481	$559	$591

In June 2006, the FASB issued FIN 48, which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The cumulative effect of adopting FIN 48 was a $178 million increase to accumulated deficit as of January 1, 2007, $142 million of which was related to an increase in the valuation allowance for deferred tax assets.

The table below summarizes the total changes in unrecognized tax benefits during the years ended December 31, 2008 and 2007. The lines for additions and reductions for tax positions in 2008 include the impact of items for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductions. Such amounts include unrecognized tax benefits that have impacted deferred tax assets and liabilities at December 31, 2008.

	Continuing Operations	Discontinued Operations	Total
Balance at January 1, 2007	$119	$80	$199
Additions for prior year tax positions	2	—	2
Reductions for tax positions of prior years	(66)	(11)	(77)
Additions for current year tax positions	6	—	6
Reductions for current year tax positions	—	—	—
Reductions due to settlements with taxing authorities	(3)	—	(3)
Reductions due to a lapse of statute of limitations	—	—	—

Balance at December 31, 2007	58	69	127
Additions for prior year tax positions	22	1	23
Reductions for tax positions of prior years	(20)	(51)	(71)
Additions for current year tax positions	—	—	—
Reductions for current year tax positions	—	—	—
Reductions due to settlements with taxing authorities	1	(2)	(1)
Reductions due to a lapse of statute of limitations	—	—	—

Balance at December 31, 2008	$61	$17	$78

The total amount of unrecognized tax benefits as of the date of adoption was $199 million ($119 million related to continuing operations and $80 million related to discontinued operations), all of which, if recognized, would affect our effective tax rate and income tax expense/benefit from continuing and discontinued operations. Total accrued interest and penalties on unrecognized tax benefits as of the date of adoption were $92 million. Included in the balance of unrecognized tax benefits at January 1, 2007 is $172 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next 12 months. This amount represents unrecognized tax benefits related to issues in dispute with the IRS and state income tax authorities and other uncertain tax positions. As a result of actions we took during the three months ended March 31, 2007, we reduced our estimated liabilities for uncertain tax positions as of January 1, 2007 (the effective date of FIN 48) by approximately $107 million, which amount included $36 million of accrued interest. This resulted in an income tax benefit of $107 million being recognized as a credit to income tax expense in the Consolidated Statements of Operations during the three months ended March 31, 2007 ($89 million of which was recognized in continuing operations and $18 million in discontinued operations). Under FIN 48 and SFAS 109, the actions to reduce our liability for uncertain tax positions could not be taken into consideration in our estimate of the liability and our assessment of the recoverability of deferred tax assets as of January 1, 2007. Accordingly, although the initial impact of establishing the $107 million estimated liability was charged directly to accumulated deficit in total equity effective January 1, 2007 and was included in the $178 million cumulative effect adjustment discussed above, the reduction of the liability was recorded as a tax benefit in the Consolidated Statement of Operations in accordance with FIN 48 because we took the actions to reduce the estimated exposure related to the uncertain tax positions subsequent to January 1, 2007. The total amount of unrecognized tax benefits as of December 31, 2008 was $78 million ($61 million related to continuing operations and $17 million related to discontinued operations), which, if recognized, would affect our effective tax rate and income tax expense/benefit from continuing and discontinued operations primarily by reducing our valuation allowance for deferred tax assets.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense in our Consolidated Statements of Operations. In addition to the adjustments described above, $14 million of interest and penalties related to accrued liabilities for uncertain tax positions ($10 million related to continuing operations and $4 million related to discontinued operations) and an income tax benefit of $10 million ($2 million related to continuing operations and $8 million related to discontinued operations) related to a redetermination of accrued interest on previously settled federal tax liabilities are included in our Consolidated Statement of Operations in the year ended December 31, 2008. Total accrued interest and penalties on unrecognized tax benefits as of December 31, 2008 were $58 million ($37 million related to continuing operations and $21 million related to discontinued operations).

Income tax benefit in the year ended December 31, 2008 included the following: (1) an income tax benefit of $27 million in continuing operations to reduce our estimated liabilities for uncertain tax positions; (2) an income tax benefit of $29 million in continuing operations to decrease the valuation allowance for our deferred tax assets and for other tax adjustments; (3) an income tax benefit of $3 million in discontinued operations to reduce our estimated liabilities for uncertain tax positions; and (4) income tax expense of $15 million in discontinued operations to increase the valuation allowance and for other tax adjustments.

Income tax benefit in the year ended December 31, 2007 included the following: (1) an income tax benefit of $82 million in continuing operations to reduce our estimated liabilities for uncertain tax positions; (2) income tax expense of $41 million income tax expense in continuing operations to increase the valuation allowance for our deferred tax assets and for other tax adjustments; (3) an income tax benefit of $19 million in discontinued operations to reduce our estimated liabilities for uncertain tax positions; and (4) income tax expense of $23 million in discontinued operations to increase the valuation allowance and for other tax adjustments.

In connection with an audit of our tax returns for the fiscal years ended May 31, 1998 through the transition period ended December 31, 2002, the IRS issued a statutory notice of tax deficiency asserting an aggregate tax deficiency of $204 million plus interest. This amount does not include an advance tax payment of $85 million we made in December 2006, an overpayment by us of $20 million for one of the years in the audit period, and the impact of our net operating losses from 2004, which would reduce the tax deficiency by $31 million. The principal issues that remain in dispute include the deductibility of a portion of certain civil settlements we paid to the federal government and depreciation expense with respect to certain capital expenditures. We believe our original deductions were appropriate, and we have contested the tax deficiency notice through formal litigation in Tax Court.

The IRS has completed its audit of our tax returns for calendar years 2003 through 2005. The principal disputed issues include the deductibility of a portion of a civil settlement we paid to the federal government and depreciation expense with respect to certain capital expenditures. In connection with that audit, we anticipate paying approximately $28 million of tax and interest in the next 12 months for the seven-month transition period ended December 31, 2002 and for calendar year 2003 to adjust the impact of loss carrybacks from 2004.

We believe we have adequately provided for all probable tax matters presented in these tax disputes, including interest. We presently cannot determine the ultimate resolution of the disputed issues.

As of December 31 2008, approximately $47 million of unrecognized federal and state tax benefits may decrease in the next 12 months as a result of the settlement of audits, the filing of amended tax returns or the expiration of the statute of limitations.

At December 31, 2008, our carryforwards available to offset future taxable income consisted of (1) federal net operating loss carryforwards of approximately $2.0 billion pretax expiring in 2024 to 2028, (2) approximately $27 million in alternative minimum tax credits with no expiration, and (3) general business credit carryforwards of approximately $13 million expiring in 2023 to 2028.

NOTE 15. EARNINGS PER COMMON SHARE

The table below is a reconciliation of the numerators and denominators of our basic and diluted earnings (loss) per common share calculations for income (loss) from continuing operations for the years ended December 31, 2008, 2007 and 2006. Income (loss) is expressed in millions and weighted average shares are expressed in thousands.

	Income (Loss) (Numerator)	Weighted Average Shares (Denominator)	Per-Share Amount
Year Ended December 31, 2008
Income available to Tenet Healthcare Corporation shareholders for basic earnings per share	$73	476,349	$0.15
Effect of dilutive stock options and restricted stock units	—	2,257	—

Income available to Tenet Healthcare Corporation shareholders for diluted earnings per share	$73	478,606	$0.15

Year ended December 31, 2007
Loss to Tenet Healthcare Corporation shareholders for basic earnings per share	$(38)	473,405	$(0.08)
Effect of dilutive stock options and restricted stock units	—	—	—

Loss to Tenet Healthcare Corporation shareholders for diluted earnings per share	$(38)	473,405	$(0.08)

Year ended December 31, 2006
Loss to Tenet Healthcare Corporation shareholders for basic earnings per share	$(833)	470,847	$(1.76)
Effect of dilutive stock options and restricted stock units	—	—	—

Loss to Tenet Healthcare Corporation shareholders for diluted earnings per share	$(833)	470,847	$(1.76)

Stock options (in thousands) whose exercise price exceeded the average market price of our common stock and, therefore, were not included in the computation of diluted shares for the year ended December 31, 2008 was 31,905 shares.

All potentially dilutive securities were excluded from the calculation of diluted earnings (loss) per share for years ended December 31, 2007 and 2006 because we did not report income from continuing operations in those periods. In circumstances where we do not have income from continuing operations, the effect of stock options and other potentially dilutive securities is anti-dilutive, that is, a loss from continuing operations has the effect of making the diluted loss per share less than the basic loss per share. Had we generated income from continuing operations in those periods, the effect (in thousands) of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 1,246 shares and 1,445 shares for the years ended December 31, 2007 and 2006, respectively. Stock options (in thousands) whose exercise price exceeded the average market price of our common stock and, therefore, would not have been included in the computation of diluted shares if we had income from continuing operations were 35,962 shares and 38,582 shares for the years ended December 31, 2007 and 2006, respectively.

NOTE 16. FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 provides a new definition for fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. We adopted the provisions of SFAS 157 as of January 1, 2008 for our financial assets and liabilities that are re-measured and reported at fair value each reporting period. Our financial assets recorded at fair value on a recurring basis primarily relate to investments in available-for-sale securities held by our captive insurance subsidiaries. The adoption of SFAS 157 to our financial assets did not have any impact on our financial results.

In accordance with the provisions of FASB Staff Position No. SFAS 157-2, “Effective Date of FASB Statement No. 157,” we have elected to defer implementation of SFAS 157 until January 1, 2009 as it relates to our non-financial assets and non-financial liabilities that are not permitted or required to be measured at fair value on a recurring basis. We are evaluating the impact, if any, SFAS 157 will have on those non-financial assets and liabilities.

Even though the adoption of SFAS 157 did not materially impact our financial condition, results of operations or cash flows, we are now required to provide additional disclosures under SFAS 157 as part of our financial statements. The following tables present information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, and indicate the fair value hierarchy of the valuation techniques we utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. We consider a security that trades at least weekly to have an active market. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investments Included In:
Marketable debt securities - current	$2	$2	$—	$—
Investments in Reserve Yield Plus Fund	14	—	14	—
Marketable debt securities - noncurrent	59	33	25	1

	$75	$35	$39	$1

The change in the fair value of our auction rate securities and preferred stock valued using significant unobservable inputs is shown below:

Fair value recorded at December 31, 2007	$2
Adjustment to record reduction in estimated fair value of auction rate securities	(1)

Fair value recorded at December 31, 2008	$1

At December 31, 2008, one of our captive insurance subsidiaries held $2 million of preferred stock and other securities that were distributed from auction rate securities whose auctions have failed due to sell orders exceeding buy orders. As a result of the downgraded ratings on certain of these auction rate securities and an illiquid market for these securities for over a year, we have recorded a realized loss of approximately $1 million in investment earnings on our Consolidated Statement of Operations for the year ended December 31, 2008 as an other-than-temporary impairment of investments. Fair values using significant other observable inputs were determined using a combination, where applicable, of trading levels of the related operating or holding companies’ credit default swaps, other subordinated and senior securities of the issuers, expected discounted cash flows using LIBOR plus 150 to 200 basis points and a discount from par based on the issuers’ credit ratings.

At December 31, 2008, the fair value of our investments in the Reserve Yield Plus Fund was $14 million. The cost of our investment was $15 million. In mid-September 2008, the net asset value of the fund decreased below $1 per share as a result of a valuation of certain investments at zero that the fund held in a company that filed for bankruptcy. Therefore, we recorded a $1 million loss related to our then $49 million investment in the fund to recognize our pro rata share of the estimated loss in this investment. We requested the redemption of our investments in the fund, and in the three months ended December 31, 2008, we received $34 million of cash distributions from the fund. While we expect to receive substantially all of our remaining holdings in the fund, we cannot predict the ultimate timing of when we will receive the funds. Accordingly, we reclassified our investment from cash and cash equivalents to investments in the Reserve Yield Plus Fund on our Consolidated Balance Sheet as of December 31, 2008.

NOTE 17. SALES OF INVESTMENTS

The sale of our entire interest in Broadlane, Inc. closed during the three months ended September 30, 2008, and we recorded a gain on sale of investment of $125 million in continuing operations in the year ended December 31, 2008. Approximately ten percent of the proceeds will be held in escrow and distributed to us over six years. We also sold our interest in a joint venture with a real estate investment trust as part of a previously disclosed settlement of a lease dispute, resulting in a gain of $14 million, which was recorded during the year ended December 31, 2008 in continuing operations.

NOTE 18. RECENTLY ISSUED ACCOUNTING STANDARDS

The following summarizes noteworthy recently issued accounting standards:

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In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions, which are throughout the various accounting pronouncements that require fair value measurements. SFAS 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction from the perspective of the market participant who holds the asset or liability. SFAS 157 became effective for us on January 1, 2008. However, in November 2007, the FASB decided to provide a one-year deferral (in our case, to January 1, 2009) of the fair value measurements of SFAS 157 for non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. Examples of items to which the deferral would apply to us include, but are not limited to:

a.	Nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent periods;

b.	Reporting units measured at fair value in the first step of a goodwill impairment test as described in SFAS 142 (measured at fair value on a recurring basis, but not necessarily recognized or disclosed in the financial statements at fair value);

c.	Nonfinancial assets and nonfinancial liabilities measured at fair value in the second step of a goodwill impairment test as described in SFAS 142 (measured at fair value on a nonrecurring basis to determine the amount of goodwill impairment, and not necessarily recognized or disclosed in the financial statements at fair value);

d.	Long-lived assets measured at fair value for an impairment assessment under SFAS 144 (nonrecurring fair value measurements);

e.	Asset retirement obligations initially measured at fair value under SFAS 143 (nonrecurring fair value measurements); and

f.	Liabilities for exit or disposal activities initially measured at fair value under SFAS 146 (nonrecurring fair value measurements).

Effective January 1, 2008, we adopted SFAS 157. There was no impact on our Consolidated Financial Statements as a result of adopting SFAS 157. See Note 16 for the disclosure of the fair value of investments required by SFAS 157. However, we are still in the process of determining the estimated impact of the deferred items of SFAS 157 on our future consolidated financial statements.

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In December 2007, the FASB issued SFAS No. 141, “Business Combinations (revised 2007)” (“SFAS 141(R)”). SFAS 141(R) is intended to simplify existing guidance and converge rulemaking under GAAP with international financial accounting standards. SFAS 141(R) requires the full use of fair value accounting for assets acquired and liabilities assumed in a business combination. SFAS 141(R) became effective for us on January 1, 2009. We are evaluating the potential impact of SFAS 141(R), but do not expect SFAS 141(R) to have a material impact on our financial condition, results of operations or cash flows.

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In April 2008, the FASB issued FASB Staff Position SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP SFAS 142-3”). FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. FSP SFAS 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other GAAP. FSP SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of FSP SFAS 142-3 but do not expect it to have a material impact on our financial condition, results of operations or cash flows.

SUPPLEMENTAL FINANCIAL INFORMATION

SELECTED QUARTERLY FINANCIAL DATA

(UNAUDITED)

	Year Ended December 31, 2008
	First	Second	Third	Fourth
Net operating revenues	$2,156	$2,112	$2,140	$2,177
Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$(31)	$(15)	$104	$(33)
Earnings (loss) per share attributable to Tenet Healthcare Corporation shareholders:
Basic	$(0.06)	$(0.03)	$0.22	$(0.07)
Diluted	$(0.06)	$(0.03)	$0.22	$(0.07)

	Year Ended December 31, 2007
	First	Second	Third	Fourth
Net operating revenues	$2,027	$1,979	$2,020	$2,057
Net income (loss) attributable to Tenet Healthcare Corporation shareholders	$75	$(30)	$(59)	$(75)
Earnings (loss) per share attributable to Tenet Healthcare Corporation shareholders:
Basic	$0.16	$(0.06)	$(0.12)	$(0.16)
Diluted	$0.16	$(0.06)	$(0.12)	$(0.16)

Quarterly operating results are not necessarily indicative of the results that may be expected for the full year. Reasons for this include, but are not limited to: overall revenue and cost trends, particularly trends in patient accounts receivable collectability and associated provisions for doubtful accounts; the timing and magnitude of price changes; fluctuations in contractual allowances and cost report settlements and valuation allowances; managed care contract negotiations or terminations and payer consolidations; changes in Medicare regulations; Medicaid funding levels set by the states in which we operate; levels of malpractice insurance expense and settlement trends; impairment of long-lived assets and goodwill; restructuring charges; losses, costs and insurance recoveries related to natural disasters; litigation and investigation costs; acquisitions and dispositions of facilities and other assets; income tax rates and valuation allowances; the timing and amounts of stock option and restricted stock unit grants to employees and directors; and changes in occupancy levels and patient volumes. Factors that affect patient volumes and, thereby, our results of operations at our hospitals and related health care facilities include, but are not limited to: the business environment and demographics of local communities; the number of uninsured and underinsured individuals in local communities treated at our hospitals; seasonal cycles of illness; climate and weather conditions; physician recruitment, retention and attrition; advances in technology and treatments that reduce length of stay; local health care competitors; managed care contract negotiations or terminations; any unfavorable publicity about us, which impacts our relationships with physicians and patients; and the timing of elective procedures. These considerations apply to year-to-year comparisons as well.

Our provision for doubtful accounts in the fourth quarter of 2008 includes a $4 million unfavorable adjustment in the estimate of necessary bad debt reserve levels at year-end compared to a favorable adjustment of $16 million in the fourth quarter of 2007. We also recorded an $8 million receivable for additional grant funding due from Stanislaus County related to our hospital in Modesto, California.